EXHIBIT 10.5

EXECUTION VERSION

CREDIT AGREEMENT

among

KGH INTERMEDIATE HOLDCO II, LLC,

as PARENT BORROWER,

KEANE FRAC, LP,

as OPCO BORROWER,

KGH INTERMEDIATE HOLDCO I, LLC,

as PARENT GUARANTOR,

VARIOUS LENDERS

and

CLMG CORP.,

as ADMINISTRATIVE AGENT

Dated as of March 16, 2016

(i)

(ii)

(iii)

(iv)

(v)

SCHEDULES:

SCHEDULE 1.01(a)	Term Loan Commitments
SCHEDULE 1.01(b)	Lenders
SCHEDULE 1.01(c)	Leasehold Interests
SCHEDULE 1.01(d)	Permitted Encumbrances
SCHEDULE 1.01(e)	Real Property
SCHEDULE 1.01(f)	Keane Electronic Title Assets
SCHEDULE 1.01(g)	Keane Other Paper Title Assets
SCHEDULE 1.01(h)	Keane PA Paper Title Assets
SCHEDULE 1.01(i)	Trican Title Assets
SCHEDULE 7.01	Consents
SCHEDULE 7.02(b)	Subsidiaries
SCHEDULE 7.04	Federal Tax Identification Numbers
SCHEDULE 7.06	Entity Names
SCHEDULE 7.08(b)	Litigation
SCHEDULE 7.08(d)	ERISA Plans
SCHEDULE 7.09	Intellectual Property
SCHEDULE 7.10	Material Licenses and Permits
SCHEDULE 7.20(b)	ECF Accounts
SCHEDULE 7.24	Equity Interests
SCHEDULE 7.25	Commercial Tort Claims
SCHEDULE 7.26	Letter of Credit Rights
SCHEDULE 7.27	Material Contracts
SCHEDULE 8.17	Post-Closing Actions
SCHEDULE 9.03(a)	Guarantees
SCHEDULE 9.04	Permitted Investments
SCHEDULE 9.08	Permitted Indebtedness
SCHEDULE 9.17(a)	Burdensome Agreements
SCHEDULE 9.21(b)	Permitted Activities

(vi)

EXHIBITS:

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B	Form of Term Note
EXHIBIT C	Form of Assignment and Assumption Agreement
EXHIBIT D-1	Form of U.S. Tax Compliance Certificate (for Non-U.S. Lenders that Are Not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT D-2	Form of U.S. Tax Compliance Certificate (for Non-U.S. Participants that Are Not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT D-3	Form of U.S. Tax Compliance Certificate (for Non-U.S. Participants that Are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT D-4	Form of U.S. Tax Compliance Certificate (for Non-U.S. Lenders that Are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT E	Form of Subsidiary Guaranty
EXHIBIT F	Form of Additional Guarantor Supplement
EXHIBIT G	Form of Pledge and Security Agreement
EXHIBIT H	Form of Notes/Term Loan Intercreditor Agreement
EXHIBIT I	Form of RCPC Intercreditor Agreement
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Solvency Certificate
EXHIBIT L	Projections
EXHIBIT M	Form of Fracking Fleet Maintenance Report
EXHIBIT N	Fracking Fleet Preservation Program

(vii)

CREDIT AGREEMENT, dated as of March 16, 2016, among KGH Intermediate Holdco II, LLC, a Delaware limited liability company (“Parent Borrower”), Keane Frac, LP, a Pennsylvania limited partnership (“Opco Borrower” and, together with Parent Borrower, the “Borrowers”), KGH Intermediate HoldCo I, LLC, a Delaware limited liability company (“Parent Guarantor”), the Lenders party hereto from time to time and CLMG Corp., as Administrative Agent. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrowers the term loan credit facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Landlord Waiver” shall mean a landlord, mortgagee or warehouseman agreement or waiver with terms reasonably acceptable to the Collateral Agent.

“Accountants” shall have the meaning provided in Section 10.06.

“Additional Guarantor Supplement” shall have the meaning provided in Section 8.10(c).

“Additional Security Documents” shall have the meaning provided in Section 8.10(a).

“Administrative Agent” shall mean CLMG Corp., in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agreement” shall mean this Credit Agreement, including the Exhibits and Schedules hereto, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable ECF Percentage” shall mean, with respect to any Excess Cash Payment Date, 100%; provided that from and after such time as the aggregate repayments of outstanding principal amount of Term Loans pursuant to Section 5.02(a) and Section 5.02(e) shall exceed $50,000,000 (solely to the extent such repayments were funded with the proceeds of Operating Revenue), then the Applicable ECF Percentage shall instead be 50%.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Credit Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Base Rate Loans, 6.00% and (ii) in the case of LIBOR Loans, 7.00%.

“Appraisal Report” shall mean that certain appraisal report of the Appraiser entitled “Keane Group Holdings, LLC / Trican Well Service, L.P. Oil and Gas Industry Equipment Appraisal Report – January 2016, Effective December 8, 2015”.

“Appraiser” shall mean Great American Group Advisory & Valuation Services, L.L.C.

“Approved Bank” shall have the meaning provided in Section 9.04.

“Asset Sale” shall mean any sale, transfer or other disposition of assets (including, without limitation, any Equity Interests in, another Person, or any sale or issuance of Equity Interests by the Parent Guarantor or a Restricted Subsidiary of the Parent Borrower) by the Parent Borrower or any of its Restricted Subsidiaries to any Person other than (x) to either Borrower or a Subsidiary Guarantor, (y) as permitted under Sections 9.01(a), 9.01(b)(i), 9.01(b)(ii), 9.01(b)(iv), 9.01(b)(viii), 9.01(b)(ix), 9.01(b)(x) or 9.01(b)(xi) and (z) sales, transfers or other dispositions that in the aggregate generate Net Cash Proceeds of less than $100,000 in any Fiscal Year of Parent Guarantor.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent and, if applicable, consented to by the Borrowers, substantially in the form of Exhibit C.

“Attributable Indebtedness” shall mean, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any lease that is not a Capitalized Lease entered into in connection with any Sale-Leaseback Transaction by any Person, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” shall mean the financial statements delivered pursuant to Section 6.12.

“Authority” shall have the meaning set forth in Section 8.13(c).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

“Base Rate” shall mean, on such day, the highest of (i) the Prime Lending Rate on such day, (ii) 1/2 of 1% per annum in excess of the overnight Federal Funds Rate on such day and (iii) the LIBO Rate for a LIBOR Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00%. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) such LIBO Rate shall not be less than 1.50%, (y) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) and (z) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (y) for the most recent

Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean each Term Loan designated or deemed designated as such by the Borrowers at the time of the incurrence thereof or conversion thereto.

“BBA LIBOR” shall have the meaning provided in the definition of LIBO Rate.

“Board of Directors” shall mean, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” shall mean the Board of Directors of each Borrower.

“Borrowers” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Term Loan on the Closing Date (or resulting from a conversion or conversions on a given date in accordance with the terms hereof) having in the case of LIBOR Loans the same Interest Period.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York and in Dallas, Texas, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition (whether by purchase or lease) of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year (each a “capital asset”) including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” shall mean all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” shall mean, to the extent owned by any Borrower or any of its Restricted Subsidiaries, those investments set forth in clauses (a) through (d) of Section 9.04.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CEA Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“CEA Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a CEA Swap which is also a Lender-Provided Swap Contract.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” shall mean any Domestic Subsidiary that has no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs or any other Domestic Subsidiary that itself is a CFC Holdco.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) without limiting the foregoing, the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in (i) so long as financial statements of KGH and its consolidated Subsidiaries are being provided in lieu of financial statements of the Parent Guarantor on a Consolidated Basis in accordance with Section 10.05, any Person other than KGH directly owning beneficially or of record any Equity Interest in Parent Guarantor, (ii) any Person (other than Parent Guarantor or a Subsidiary Guarantor) directly owning beneficially or of record any Equity Interest in Parent Borrower, (iii) a transfer of control of Parent Guarantor to (1) a Person (other than a Permitted Holder) or (2) Persons (other than Permitted Holders) constituting a “group” (within the meaning of Rule 13d-5 of the Exchange Act) or (iv) any Person other than Parent Borrower or General Partner directly owning beneficially or of record any Equity Interest in Opco Borrower, except as otherwise permitted by this Agreement, (b) any merger or consolidation of or with any Borrower, except as otherwise permitted by this Agreement, (c) the sale of all or substantially all of the property or assets of any Borrower to any Person that is not a Borrower, except as otherwise permitted by this Agreement or (d) any “Change of Control” (or any comparable term) in any document pertaining to (A) the RCF Agreement, (B) the Note Purchase Agreement or (C) any other Indebtedness in excess of $7,500,000 to which any Loan Party or any Restricted Subsidiary is party. For purposes of this definition, “control of Parent Guarantor” shall mean the power, direct or indirect (x) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of Parent Guarantor or (y) to appoint a majority of the members of the board of directors of Parent Guarantor by contract or otherwise.

“Closing Date” shall mean the date on which the Borrowing of Term Loans occurs.

“Closing Fee” shall have the meaning provided in Section 4.01(a).

“COAC” shall mean Cerberus Operations and Advisory Company LLC, a Delaware limited liability company.

“Code” shall mean the Internal Revenue Code of 1986, as amended or supplemented from time to time, and any successor statute of similar import, and, in each case, the regulations promulgated thereunder.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to have been granted) pursuant to any Security Document.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties pursuant to the Security Documents.

“Commercial Agreements” shall mean, collectively, (i) the contracts with Customers that relate to oil field services and related activities and to ancillary, supplementary and complementary lines of business and that provide any source of Operating Revenue and (ii) any other material agreements related to the business and operations of the Parent Guarantor and its Restricted Subsidiaries.

“Commitment Fee” shall have the meaning provided in the Commitment Letter.

“Commitment Letter” shall mean that certain Commitment Letter, dated as of January 25, 2016, between the Parent Borrower and Beal Bank USA (as the same may be amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified from time to time in accordance with the terms hereof and thereof).

“Common Equity Financing” shall have the meaning provided in Section 6.20.

“Compliance Certificate” shall mean a compliance certificate, substantially in the form attached hereto as Exhibit J, to be signed by the Chief Financial Officer or Controller of Parent Borrower, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by each Borrower with respect to such Default or Event of Default, and such certificate shall have appended thereto calculations or confirmations which set forth the Loan Parties’ and the Restricted Subsidiaries’ compliance with the requirements or restrictions imposed by Sections 5.02(e), 8.02, 8.05, 8.10(c), 9.04, 9.05, 9.06, 9.07, 9.08, 10.04 and 10.09.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on Parent Guarantor’s, any Borrower’s or any of their Restricted Subsidiaries’ business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the other Credit Documents, the NPA Documents and the RCF Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Controlled Group” shall mean, at any time, Parent Guarantor, each Borrower, their Restricted Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Covenant Trigger Event” shall mean that the Excess Availability on any day is less than or equal to $20,000,000. For purposes hereof, the occurrence of a Covenant Trigger Event shall be deemed to be continuing until the Excess Availability exceeds $20,000,000 for thirty (30) consecutive days, after which 30-day period a Covenant Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Credit Documents” shall mean (a) this Agreement, (b) the Subsidiary Guaranty, (c) the Pledge and Security Agreement, (d) the Notes/Term Loan Intercreditor Agreement, (e) the RCPC Intercreditor Agreement, (f) the Custodial Administration Agreement, (g), after the execution and delivery thereof pursuant to the terms of this Agreement, each Term Note, each Subordination Agreement and each other Security Document, and (h) any and all other agreements, instruments and documents, including any subordination agreements, any other intercreditor agreements, guaranties, pledges, security agreement supplements, intellectual property security agreements, mortgages, collateral assignments, powers of attorney, consents or other similar agreements executed in connection with this Agreement, now or hereafter executed by any Loan Party and/or delivered to the Administrative Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Cumulative Credit” shall mean, at any date, an amount, determined on a cumulative basis equal to, without duplication:

(a) the Cumulative Retained ECF Amount at such time, plus

(b) the cumulative amount of cash and Cash Equivalent proceeds from (x) the sale of Equity Interests (other than Disqualified Equity Interests) of or from capital contributions (other than for Disqualified Equity Interests) to Parent Guarantor, in each case, after the Closing Date and on or prior to such time (including upon exercise of warrants or options but excluding any amount used for an Equity Cure), in each case as long as the proceeds thereof have been contributed as common equity to the capital of any Borrower, and (y) the issuance of Subordinated Indebtedness after the Closing Date, plus

(c) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by any Borrower or any Restricted Subsidiary in respect of any investments, advances, loans or extensions of credit made pursuant to Sections 9.04(g) and 9.05(e), plus

(d) any Declined Proceeds not used to optionally prepay the Term Loans pursuant to Section 5.02(k) or otherwise applied mandatorily to prepay the NPA Debt, minus

(e) any amount of the Cumulative Credit used to purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, or to make advances, loans or extensions of credit to any Person, pursuant to Section 9.04(g) and Section 9.05(e), minus

(f) any amount of the Cumulative Credit used to make prepayments, redemptions, purchases, defeasances and other payments in respect of Subordinated Indebtedness pursuant to Section 9.16(iv) after the Closing Date and prior to such time.

For the avoidance of doubt, no portion of the capital contribution of $200,000,000 made by Parent Guarantor to the Borrowers on or about the Closing Date shall be included in the calculation, as of any date of determination, of the amount of the Cumulative Credit.

“Cumulative Retained ECF Amount” shall mean, at any time, an amount determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Custodial Administration Agreement” shall mean that certain Amended and Restated Custodial Administration Agreement, dated as of March 16, 2016, among the Servicer, the Collateral Agent, the NPA Agent and the Loan Parties party thereto.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Customer Real Property” shall mean any real property owned or leased by any Customer.

“DACA” shall mean a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Declined Proceeds” shall have the meaning provided in Section 5.02(k).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Designated Leased Property” shall mean any real property leased or subleased by any Borrower or Guarantor, other than any such leased or subleased real property where the value of the Collateral located on such property does not exceed $1,000,000 so long as the aggregate value of all Collateral located on all such leased or subleased real properties that are not subject to Acceptable Landlord Waivers does not exceed $3,000,000.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests not constituting Disqualified Equity Interests, including Qualified Preferred Stock, and cash payments in lieu of the issuance of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations, including, without limitation, the Exit Fee), (b) is redeemable at the option of the holder thereof, in whole or in part (other than (x) for Equity Interests not constituting Disqualified Equity Interests, including Qualified Preferred Stock, and cash payments in lieu of the issuance of fractional shares or (y) as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations, including, without limitation, the Exit Fee), in whole or in part, (c) provides for the scheduled payments of dividends in cash prior to the repayment in full of the Obligations, including, without limitation, the Exit Fee, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date at the time of issuance of such Equity Interests.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Earnings Before Interest and Taxes” shall mean for any period the sum of:

(a) net income (or loss) of Parent Guarantor on a Consolidated Basis for such period,

plus

(b) without duplication and to the extent reflected in arriving at such net income (or loss) the sum of:

(i) all interest expense, minus all interest income earned, in each case of or by Parent Guarantor on a Consolidated Basis for such period,

(ii) all charges against income of Parent Guarantor on a Consolidated Basis for such period for federal, state and local taxes,

(iii) all extraordinary, unusual or non-recurring losses or charges (including severance, relocation, restructuring, litigation settlements or losses and fees and expenses incurred in connection with the commencement of operations or a new business of any Borrower or any of their Restricted Subsidiaries), provided, that the aggregate amount of losses or charges added back pursuant to this clause (iii) for any fiscal year, together with the aggregate amount of pro forma adjustments in the form of cost savings, operating expense reductions or synergies increasing EBITDA for purposes of any pro forma calculation under this Agreement for such fiscal year, shall not exceed (x) $17,500,000 for the fiscal year ending December 31, 2016 and (y) $12,800,000 for each fiscal year ending after December 31, 2016,

(iv) all losses realized upon the disposition of assets outside of the Ordinary Course of Business,

(v) all losses attributable to the early extinguishment of Indebtedness or acquisition accounting (including (x) the effect of any non-cash items resulting from any amortization, write-down or write-off of assets, including intangible assets, goodwill and deferred financing costs, and (y) in connection with the transactions contemplated by this Agreement, any Permitted Acquisition or any similar transaction permitted pursuant to Section 9.04), and

(vi) all non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs,

less

(c) the sum of:

(i) all extraordinary, unusual or non-recurring gains,

(ii) all gains realized upon the disposition of assets outside of the Ordinary Course of Business, and

(iii) all income attributable to the early extinguishment of Indebtedness or acquisition accounting (including (x) the effect of any non-cash items resulting from any amortization or write-up of assets, including intangible assets, goodwill and deferred financing costs, and (y) in connection with the transactions contemplated by this Agreement, any Permitted Acquisition or any similar transaction permitted pursuant to Section 9.04).

“Earnout” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of all obligations of such Person for “earnouts,” purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; provided, however, that for purposes of this definition, “Earnout” shall not include any consideration or other payments made or to be made to the Seller Companies (as defined in the Trican Asset Purchase Agreement) (or their successors or assigns) under any Trican Acquisition Document as in effect on the Closing Date.

“EBITDA” shall mean for any period the sum of (a) Earnings Before Interest and Taxes for such period, plus (b) without duplication and to the extent reflected in arriving at net income (or loss) and not added back to Earnings Before Interest and Taxes, the sum of (i) depreciation expenses for such period, (ii) amortization expenses for such period, including, without limitation, non-cash amortization expenses of deferred financing costs, (iii) fees and expenses incurred in connection with (1) the Transaction, (2) the financing of any Capital Expenditures or the incurrence of Permitted Indebtedness, and (3) Permitted Acquisitions, (iv) unrealized losses under any interest or currency Swap Contract and (v) fees and expenses paid in cash to COAC to the extent permitted under Section 9.10(h) minus (c) unrealized gains under any interest or currency Swap Contract. To the extent any provision of this Agreement permits the calculation of EBITDA on a pro forma basis (whether for calculating the Leverage Ratio, Fixed Charge Coverage Ratio or any other test or ratio), the aggregate amount of all such pro forma adjustments increasing EBITDA in the form of cost savings, operating expense reductions or synergies for any fiscal year, when added to the aggregate amount added back pursuant to clause (iii) of the defined term “Earnings Before Interest and Taxes” for such fiscal year, shall not exceed (x) $17,500,000 for the fiscal year ending December 31, 2016 and (y) $12,800,000 for each fiscal year ending after December 31, 2016.

“ECF Account” shall have the meaning provided in the definition of Excess Cash Flow.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding Parent Guarantor and its respective Subsidiaries and Affiliates.

“Environmental Complaint” shall have the meaning set forth in Section 8.13(c).

“Environmental Laws” shall mean all applicable federal, state and local laws, statutes, ordinances and codes as well as common laws relating to the protection of the environment and human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules and regulations, or other legally binding guidelines, interpretations, decisions, policies, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to any Person all of such Person’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Cure” shall have the meaning provided in Section 8.05(b).

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Eurocurrency Liabilities” shall have the meaning specified in Regulation D.

“Eurodollar Rate Reserve Percentage” shall mean, for any Interest Period in respect of a Term Loan, the reserve percentage applicable on the Interest Determination Date under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Term Loans is determined) having a term equal to such Interest Period.

“Event of Abandonment” shall mean any of the following shall have occurred: (i) the abandonment, suspension or cessation by any Loan Party of all or a material portion of the activities or assets related to the Fracking Fleets and the Commercial Agreements (solely to the extent such abandonment, suspension or cessation is materially inconsistent with the course of business contemplated by Section 8.02) for a period in excess of 180 consecutive days (other than (x) as a result of force majeure so long as the Parent Guarantor and its Restricted Subsidiaries are diligently attempting to resume such activities, (y) with respect to any assets that the Borrowers have determined are not commercially viable or (z) any event or occurrence adequately covered (other than to the extent of customary deductibles) by insurance (including business interruption insurance) pursuant to which the insurer has been notified and has not denied coverage); or (ii) a formal, public announcement by the Parent Guarantor or its Restricted Subsidiaries of a decision to abandon or indefinitely defer or suspend a material portion of the business activities of the Parent Guarantor and its Restricted Subsidiaries, described in Section 7.20(a).

“Event of Default” shall have the meaning provided in Article XI.

“Excess Availability” shall mean, as of any date of determination, the amount equal to (a) the Undrawn Availability (as defined in the RCF Agreement as of the Closing Date) as of such date plus (b) the aggregate amount of un-Restricted cash and Cash Equivalents of Parent Guarantor and its Restricted Subsidiaries on deposit as of such date in any and all bank accounts in the name of the Parent Guarantor and its Restricted Subsidiaries and subject to a DACA in favor of the Collateral Agent (solely to the extent such amount of un-Restricted cash and Cash Equivalents have not been included in the Formula Amount (as defined in the RCF Agreement) set forth on any Borrowing Base Certificate (as defined in the RCF Agreement)).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the sum of (i) the excess of (a) the aggregate amount of cash, Cash Equivalents and other investments on deposit in the deposit, securities and other accounts of the Parent Guarantor and its Restricted Subsidiaries other than amounts on deposit in (1) the Keane Completions Account and (2) the Other Excepted Accounts (such accounts, other than those referenced in sub-clauses (1) and (2) above, the “ECF Accounts”) as of the last day of the applicable Excess Cash Flow Period over (b) the aggregate amount of cash, Cash Equivalents and other investments on deposit in all ECF Accounts as of the beginning of the first day of such Excess Cash Flow Period, after giving pro forma effect to the aggregate reduction in cash in such ECF Accounts to fund the mandatory prepayment made during such Excess Cash Flow Period to satisfy the requirements of Section 5.02(e) with respect to the immediately preceding Excess Cash Flow Period and excluding any amounts on deposit in the ECF Accounts to the extent such amounts constitute cash proceeds subject to mandatory prepayment in accordance with Sections 5.02(b), (c), (d) or (f) and (ii) the aggregate amount of Growth Capital Expenditures to the extent such Growth Capital Expenditures do not constitute (x) Growth Capital Expenditures consented to by the Required Lenders or (y) Growth Capital Expenditures funded with the cash proceeds from any capital contribution or any sale, issuance, offering or placement of Equity Interests (other than Disqualified Interests) of the Borrowers.

“Excess Cash Flow Period” shall mean (i) with respect to the repayment required on the Excess Cash Payment Date in respect of the Fiscal Year of Parent Guarantor ending December 31, 2016, the period from the Closing Date to December 31, 2016 (taken as one accounting period) and (ii) with respect to the repayment required on each successive Excess Cash Payment Date, the immediately preceding Fiscal Year of Parent Guarantor, but in all cases for purposes of calculating the Cumulative Retained ECF Amount shall only include such Fiscal Years for which financial statements and a Compliance Certificate have been delivered in accordance with Section 10.06 and for which any prepayments required by Section 5.02(e) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained ECF Amount regardless of whether a prepayment is required by Section 5.02(e)).

“Excess Cash Payment Date” shall mean the date occurring five (5) Business Days after the last day of each Fiscal Year of Parent Guarantor (commencing with the Fiscal Year of Parent Guarantor ending December 31, 2016).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” shall mean (a) any Foreign Subsidiary, (b) any Unrestricted Subsidiary (c) any CFC Holdco, (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC and (e) any Domestic Subsidiary whose assets consist solely of its ownership interest in one or more CFCs.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Term Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan (other than pursuant to an assignment request by any Borrower under Section 2.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.04(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Exit Fee” shall have the meaning provided in Section 4.01(b).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing.

“FCPA” shall have the meaning provided in Section 7.21(d).

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Financial Covenant Default” shall have the meaning provided in Section 8.05(b).

“First Deadline Unfiled Assets” shall have the meaning provided in Section 5.02(g)

“First Perfection Event” shall have the meaning provided in Section 8.18(a).

“First Perfection Filing Deadline” shall have the meaning provided in Section 8.18(a).

“Fiscal Quarter” shall mean, for any Fiscal Year, (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.

“Fiscal Year” shall mean the fiscal year of Parent Guarantor and its Restricted Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) (i) the sum of EBITDA for such period, (ii) minus Unfunded Capital Expenditures made during such period, (iii) minus (and, for avoidance of doubt, without duplication of any of the following) distributions (including tax distributions) and dividends pursuant to Section 9.07 made in cash during such period, (iv) minus cash taxes paid during such period and (v) minus cash payments made in respect of Attributable Indebtedness to (b) all Fixed Charges, all calculated for the Parent Guarantor on a Consolidated Basis. For purposes of calculating the Fixed Charge Coverage Ratio (and Fixed Charges), such calculation shall be made on a pro forma basis so as to give effect to any Permitted Acquisitions or any similar transactions permitted pursuant to Section 9.04 which have been consummated and any Permitted Indebtedness (including for the avoidance of doubt the incurrence of Indebtedness under this Agreement) which shall have been incurred, in each case during the relevant fiscal period as if such consummation or incurrence had occurred on the first day of such period.

“Fixed Charges” shall mean the sum, determined on a consolidated basis, of (a) interest expense to the extent actually paid in cash plus (b) scheduled payments of principal on Indebtedness (excluding in respect of any Attributable Indebtedness but including, whether or not accounted for as a scheduled payment, cash payments made in respect of Earnouts).

“Flood Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 and (d) the Flood Insurance Reform Act of 2004, and all other applicable laws related thereto, each as now or hereafter in effect or any successor statute or act thereto.

“Force Majeure Event” shall mean acts, occurrences, events and conditions beyond the reasonable control of the party claiming relief on the basis of the occurrence of the Force Majeure Event which delays or renders impossible the performance of the Parent Guarantor and its Restricted Subsidiaries of their obligations under Section 8.18 and which could not have been prevent or avoided by the Parent Guarantor and its Restricted Subsidiaries through the exercise of due diligence, including acts of God, earthquakes, fires, floods, storms, and other sudden actions of the elements, insurrection, terrorism, acts of war (whether declared or otherwise), and labor disputes affecting PennDOT (or the department of transportation in the relevant jurisdiction, as applicable) and resulting in the cessation of the processing of certificates of title.

“Foreign Lender” shall mean (a) if the Borrowers are U.S. Persons, a Lender that is not a U.S. Person, and (b) if the Borrowers are not U.S. Persons, a Lender that is resident or organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“Fracking Fleet” shall mean each group consisting of fracking rigs, trucks, pumps, a data van and other vehicles and Equipment that, taken as a whole, (i) when deployed, is capable of providing a Customer with a typical level of hydraulic fracturing services in accordance with the applicable Commercial Agreement in any one location based upon historical operations of the Parent Guarantor and its Restricted Subsidiaries and (ii) represents, based on historical operations, on average, approximately 40,000 hydraulic horsepower.

“Fracking Fleet Maintenance Report” shall mean a monthly report substantially in the form of Exhibit M.

“Fracking Fleet Preservation Program” shall mean the maintenance program that addresses the repair, maintenance and storage of each idle Fracking Fleet as more particularly described in Exhibit N.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP are subject (to the extent provided therein) to Section 13.07(a).

“General Partner” shall mean Keane Frac GP, LLC, a Delaware limited liability company.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Growth Capital Expenditures” shall mean Capital Expenditures of the Loan Parties in connection with the purchase, construction or other acquisition of new fixed assets (excluding any amounts (x) used to maintain, repair, renew, replace, retrofit, restore, reorganize (i.e., repositioning of fixed assets), reconfigure, substitute or otherwise replace any fixed assets, or required to be made in accordance with Applicable Law or any Governmental Body, (y) paid in connection with the consummation of a Permitted Acquisition), or (z) funded with the proceeds of any issuance of Equity Interests not constituting Disqualified Equity Interests or of any capital contributions to the Borrowers).

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Lenders, and each party (other than any Loan Party) party to a Swap Contract to the extent such party constitutes a Secured Party under the Security Documents.

“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Term Note issued by, and all Term Loans made to, each Borrower under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrowers to the Lenders, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which any Borrower is a party and the due performance and compliance by each Borrower with all the terms, conditions and agreements contained in this Agreement and in each such other Credit Document and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of the Borrowers or any other Loan Party owing under any Swap Contract entered into by any Borrower or any other Loan Party with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in a Swap Contract and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Guarantor” shall mean Parent Guarantor and each Subsidiary Guarantor.

“Guaranty” shall mean each of the Parent Guaranty and the Subsidiary Guaranty.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radioactive materials, friable and damaged asbestos, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous substances or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 5101, et seq.), RCRA, or any other applicable Environmental Law.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or comparable state law, and any other applicable Environmental Laws relating to hazardous waste disposal.

“HMT” shall mean Her Majesty’s Treasury.

“Increased Tax Burden” shall mean the additional federal, state or local taxes assumed to be payable by a (direct or indirect) member or partner of any of the Loan Parties and the Restricted Subsidiaries as a result of such Loan Party’s or such Restricted Subsidiary’s status as a limited liability company or limited partnership as evidenced and substantiated by the tax returns filed by such Loan Party or such Restricted Subsidiary as a limited liability company or limited partnership, as the case may be, with such taxes being calculated for all (direct or indirect) members and partners, as the case may be, at the highest effective marginal combined U.S. federal, state and local income tax rate or rates applicable to any such member or partner, taking into account the character of the items of income, gain, loss or deduction allocated to such member or partner, as the case may be.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Attributable Indebtedness, (iv) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement, (v) net obligations of such Person under any Swap Contract, (vi) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), (vii) all Disqualified Equity Interests of such Person, (viii) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person, (ix) Earnouts, or (x) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (i) through (ix).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venture, to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (viii) that is limited in recourse to the property encumbered thereby shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as reasonably determined.

“Indemnified Party” shall have the meaning provided in Section 13.01(b).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Loan Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, copyright application, trademark, trademark application, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 2.08.

“Internally Generated Funds” shall mean any amount generated by any Borrower and its Restricted Subsidiaries representing, without duplication, (i) Operating Revenue or (ii) the proceeds from the incurrence of Indebtedness under the RCF Agreement.

“Inventory” shall mean and include, as to each Loan Party, all of such Loan Party’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“IRS” shall mean the United States Internal Revenue Service.

“Keane Completions” shall mean Keane Completions CN Corp., a corporation organized under the laws of British Columbia.

“Keane Completions Account” shall mean the accounts, with account nos. 1148246 and 4023388, the name of Keane Completions maintained with the Royal Bank of Canada, with an aggregate amount therein not to exceed $3,000,000.

“Keane Completions Lease Guaranty” shall mean any agreement by any Loan Party or any Restricted Subsidiary pursuant to which such Loan Party or such Restricted Subsidiary shall have guaranteed, or otherwise agreed to be liable for, the payment when due and performance of the obligations of Keane Completions, up to an aggregate amount not to exceed $3,000,000, arising under any real property lease to which Keane Completions is a party as lessee or tenant.

“Keane Electronic Title Assets” shall mean, collectively, each asset comprising Collateral owned by the Borrowers and their Restricted Subsidiaries that requires a certificate of title for purposes of registration in the relevant jurisdiction, which certificate has been electronically filed by the Servicer prior to the Closing Date and which assets are set forth on Schedule 1.01(f).

“Keane Other Paper Title Assets” shall mean, collectively, each asset comprising Collateral owned by the Borrowers and their Restricted Subsidiaries that requires a certificate of title for purposes of registration in a jurisdiction other than Pennsylvania, which certificate is a physical certificate held by the Borrowers and their Restricted Subsidiaries prior to the Closing Date and which assets are set forth on Schedule 1.01(g).

“Keane PA Paper Title Assets” shall mean, collectively, each asset comprising Collateral owned by the Borrowers and their Restricted Subsidiaries that requires a certificate of title for purposes of registration in Pennsylvania, which certificate is a physical certificate held by the Borrowers and their Restricted Subsidiaries prior to the Closing Date and which assets are set forth on Schedule 1.01(h).

“Keane Perfection Percentage” shall have the meaning provided in Section 5.02(h).

“KGH” shall mean Keane Group Holdings, LLC, a Delaware limited liability company.

“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to, and as lessee, sublessee or licensee in, to and under leases, subleases or licenses of the premises identified on Schedule 1.01(c).

“Leases” shall have the meaning provided in Section 6.23.

“Lender” shall mean each financial institution listed on Schedule 1.01(b), as well as any Person that becomes a “Lender” hereunder pursuant to Section 13.04(b).

“Lender-Provided Swap Contract” shall mean a Swap Contract which is provided by the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or any Lender.

“Lender Parties” shall mean the Administrative Agent, the Collateral Agent, the Lenders and each of their respective Affiliates.

“Leverage Ratio” shall mean, as of any date, the ratio of (a) Total Net Debt outstanding on such date to (b) EBITDA for the preceding period of four Fiscal Quarters ending closest to such date, all calculated for the Parent Guarantor on a Consolidated Basis. Solely for purposes of calculating the Leverage Ratio, EBITDA shall be calculated on a pro forma basis so as to give effect to any Permitted Acquisition or any similar transaction permitted pursuant to Section 9.04 which shall have been consummated in accordance with the definition thereof during such period of four Fiscal Quarters as if such consummation had occurred on the first day of such period.

“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, the rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) by Bloomberg, Reuters or other commercially available source providing quotations of BBA LIBOR, as designated by the Administrative Agent from time to time, at approximately 11:00 A.M. (London time) on the Interest Determination Date, as the London interbank offered rate for deposits in Dollars with a maturity corresponding to the applicable Interest Period, by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided that the LIBO Rate for Term Loans with an Interest Period of three or six months shall not be less than 1.50%. Notwithstanding anything to the contrary contained herein, if the LIBOR Rate determined as otherwise provided for in this definition would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Loan” shall mean each Term Loan designated as such by the Borrowers at the time of the incurrence thereof or conversion thereto.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, the interest of any lessor under any contract designated as a lease that would be deemed to be a security interest under the applicable provisions of the UCC (including Section 1-203 thereof) and the filing of any financing statement under the UCC or comparable law of any jurisdiction (other than precautionary lien filings).

“Loan Party” shall mean Parent Guarantor, each Borrower and each Subsidiary Guarantor.

“Managing Member” shall mean Parent Borrower, in its capacity as managing member of General Partner, Parent Guarantor, in its capacity as managing member of Parent Borrower, or KGH, in its capacity as managing member of Parent Guarantor, as the context may require.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, assets, business or properties of the Parent Guarantor on a Consolidated Basis, (b) any Loan Party’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or the Administrative Agent’s Liens on the Collateral or the priority of any such Lien or (d) the Administrative Agent’s and each Lender’s rights and remedies available under this Agreement and the other Credit Documents.

“Material Contract” shall mean any contract, agreement, instrument, lease or license, written or oral, entered into by any of the Loan Parties, which is material to the Loan Parties’ business, taken as a whole, or which, the failure to comply with, would reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” shall mean the earlier of (i) the fifth anniversary of the Closing Date and (ii) to the extent that the NPA Obligations mature on or prior to the fifth anniversary of the Closing Date, the date that is 91 days prior to the earlier of (x) the fifth anniversary of the Closing Date and (y) the date of the maturity of the NPA Obligations.

“Maximum Rate” shall have the meaning provided in Section 13.11.

“Minimum Fracking Fleet Requirement” shall mean an aggregate amount of fracking rigs, trucks, pumps, a data van and other vehicles and Equipment that, taken as a whole, could be deployed as at least twenty-two (22) Fracking Fleets, with each such Fracking Fleet being capable of providing a Customer with a typical level of hydraulic fracturing services in accordance with the applicable Commercial Agreement in any one location based upon historical operations of the Parent Guarantor and its Restricted Subsidiaries and with each such Fracking Fleet representing, on average, approximately 40,000 hydraulic horsepower.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument.

“Mortgaged Property” shall mean, initially, the Real Property owned in fee by any of the Loan Parties as set forth on Schedule 1.01(e) and subsequently shall include any other Real Property owned in fee by any of the Loan Parties which is encumbered (or required to be encumbered) by a Mortgage pursuant to Section 8.10.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required, or, within the preceding five plan years, were required by Parent Guarantor, the Borrowers, their Subsidiaries or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Narrative Report” shall mean, with respect to the financial statements for which such narrative report is required, a narrative report describing (a) the results of operations of the Borrowers and their Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate and otherwise containing information substantially similar to the type customarily found in a management discussion and analysis and (b) in reasonable detail all material changes made to any Material Contract and/or each Material Contract entered into by any Loan Party, in each case, since the most recently delivered Narrative Report.

“Net Cash Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Parent Guarantor or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when actually received) from any Asset Sale or Recovery Event, after deducting (i) attorneys’ fees, accountants’ fees and banking fees (other than such fees payable pursuant to the Credit Documents), (ii) payment of any obligations that are secured by any Permitted

Encumbrance, (iii) other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (iv) transfer taxes paid to any taxing authorities by the Loan Parties in connection therewith, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (x) related to any of the applicable assets and (y) retained by the Parent Guarantor or any of its Restricted Subsidiaries including, without limitation, any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale or Recovery Event occurring on the date of such reduction);

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Parent Guarantor or any of its Restricted Subsidiaries of any Indebtedness, net of all fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale; and

(c) 100% of the cash proceeds from the issuance or sale of Equity Interests in the Parent Guarantor or any of its Restricted Subsidiaries, net of all fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Cash Proceeds, fees, commissions and other costs and expenses payable to the Loan Parties or any of their Affiliates shall be disregarded.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that fails for any reason to qualify as an Eligible Contract Participant.

“Non-Wholly Owned Restricted Subsidiary” shall mean, as to any Person, each Restricted Subsidiary of such Person which is not a Wholly-Owned Restricted Subsidiary of such Person.

“Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated as of August 8, 2014, among the purchasers listed therein, the NPA Agent and Parent Borrower, as amended by (i) that certain First Amendment to Note Purchase Agreement, dated as of December 23, 2014, (ii) that certain Second Amendment to Note Purchase Agreement, dated as of April 7, 2015, (iii) that certain Third Amendment to Note Purchase Agreement, dated as of January 25, 2016, (iv) the NPA Amendment, and (v) as further amended, amended and restated, modified or supplemented, extended, renewed, refinanced, replaced, restructured or otherwise modified from time to time from the date hereof in accordance with the terms hereof and thereof.

“Notes/Term Loan Intercreditor Agreement” shall mean that certain Intercreditor Agreement, substantially in the form of Exhibit H, to be dated as of the Closing Date, among the Administrative Agent, the NPA Agent and the Loan Parties party thereto.

“Notice of Borrowing” shall have the meaning provided in Section 2.02(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.05.

“Notice Office” shall mean the office of the Administrative Agent located at 7195 Dallas Parkway, Plano, Texas 75024 or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“NPA Agent” shall mean U.S. Bank National Association, in its capacity as agent for the purchasers under the Note Purchase Agreement, together with any successors thereto.

“NPA Amendment” shall mean that certain Fourth Amendment to Note Purchase Agreement, dated as of March 16, 2016, among the purchasers listed therein, the NPA Agent and Parent Borrower.

“NPA Debt” shall mean the Indebtedness incurred by Parent Borrower and under the Note Purchase Agreement.

“NPA Documents” shall mean the Note Purchase Agreement and the Other Documents (as defined in the Note Purchase Agreement).

“NPA Facility” shall mean the loans and other extensions of credit provided pursuant to the NPA Documents.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of Parent Guarantor or any of its Subsidiaries, whether or not allowed in such case or proceeding).

“OFAC” shall mean the Office of Foreign Assets Control.

“OLV” shall mean, with respect to any asset comprising Trican Title Assets, Keane Electronic Title Assets, Keane PA Paper Title Assets or Keane Other Paper Title Assets, the orderly liquidation value of such asset as determined by the Administrative Agent by reference to the Appraisal Report.

“Opco Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Operating Revenue” shall mean cash amounts received by any Borrower or its Restricted Subsidiaries from any source other than (i) the proceeds of any issuance of Equity Interests of, or capital contributions to, such Persons, (ii) the proceeds of any issuance or incurrence of Indebtedness (other than the proceeds of incurrences of Indebtedness under the RCF Facility) or (iii) the proceeds of the sale, transfer or other disposition of assets or any Recovery Event.

“Ordinary Course of Business” shall mean, with respect to any Person, with respect to any line of business, the ordinary course of such business of such Person as conducted from time to time in accordance with the business practices established by such Person from time to time; provided such practices are not inconsistent in any material respect with general industry standards then prevailing with respect to such business practices.

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Body in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).

“Other Excepted Account” shall mean each deposit, securities and other accounts of the Parent Guarantor and its Restricted Subsidiaries that the Administrative Agent has agreed in writing to designate as an Other Excepted Account upon the Borrowers’ request.

“Other Taxes” shall mean all present or future stamp, excise, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the Equity Interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Parent Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Parent Borrower on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Parent Borrower and its Restricted Subsidiaries.

“Parent Guarantor” shall have the meaning provided in the first paragraph of this Agreement.

“Parent Guarantor on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Parent Guarantor and its Restricted Subsidiaries.

“Parent Guaranty” shall mean the guaranty of Parent Guarantor pursuant to Article XIV.

“Participant Register” shall have the meaning provided in Section 13.04(f).

“Payment Office” shall mean the office of the Administrative Agent located at 7195 Dallas Parkway, Plano, Texas 75024 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“PennDOT” shall mean the Pennsylvania Department of Transportation or any successor thereto.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by any Borrower or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by any Borrower or any entity which was at such time a member of the Controlled Group.

“Perfection Filing Deadlines” shall have the meaning provided in Section 8.18(b).

“Perfect by Filing” shall mean, with respect to any certificates of title related to Keane Electronic Assets, Keane Other Paper Title Assets, Keane PA Title Assets or Trican Title Assets, the

filing of required lien notation documentation, together with delivery of such certificate of title, with PennDOT or the relevant department of transportation and the acceptance thereof by PennDOT or such other relevant department of transportation (any the payment of any fees in connection with the foregoing).

“Permitted Acquisitions” shall mean acquisitions of Equity Interests of another Person or of the assets of another Person constituting all or substantially all of the assets of such Person or a business line or division of such Person, so long as: (a) the Borrowers have provided the Administrative Agent with (i) written notice of such acquisition at least ten (10) days prior to the expected closing date of such acquisition (or such shorter notice as the Administrative Agent may otherwise agree) and (ii) such financial and other information concerning any such acquisition as the Administrative Agent may reasonably request; (b) (i) with respect to the acquisition of Equity Interests of another Person, such Person shall, immediately prior to such acquisition, be engaged only in a business or businesses contemplated by Section 7.20, or similar or supplementary to a business or businesses contemplated by Section 7.20 and (ii) with respect to the acquisition of any assets other than Equity Interests, the acquired property and business(es) shall comprise a business or line of business, or a business unit or division of an ongoing business, which is the same as, substantially similar or supplementary to the business or businesses contemplated by Section 7.20; (c) the Borrowers shall have complied with Section 8.10 and the Administrative Agent shall have received a first-priority perfected security interest in all acquired assets and/or Equity Interests, as applicable, constituting Collateral (or, to the extent constituting RCF Priority Collateral, a second-priority security interest), subject to documentation reasonably satisfactory to the Administrative Agent (including, if applicable, in the case of any acquisitions of Equity Interests in an entity other than a corporation, appropriate consents from all other partners or members and amendments to organizational documents permitting a pledge thereof) (which documentation shall provide for post-closing periods of not less than forty-five (45) days (or such longer period as agreed by the Administrative Agent)) for the delivery and/or perfection of security interests in Collateral (excluding (x) Pledged Equity with respect to which a Lien may be perfected upon closing by the delivery of a stock or equivalent certificate and (y) a Lien on Collateral that may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that the Borrowers shall use commercially reasonable efforts to perfect a Lien on Real Property constituting Collateral on the date of such closing); (d) the Board of Directors of such Person shall have duly approved the transaction; (e) the Borrowers shall have delivered to the Administrative Agent (i) a pro forma balance sheet, pro forma financial statements and a certificate of the Chief Financial Officer or Controller of the Borrowers demonstrating that, after giving effect to the consummation of any such acquisition, (1) Parent Guarantor on a Consolidated Basis shall be in pro forma compliance with Section 8.05 (whether or not in effect) measured as of the end of the applicable Pro Forma Testing Period and calculated on a pro forma basis assuming that such acquisition had been consummated (and that any transactions relating to such acquisition, including the incurrence of a Qualified Earnout or any other Indebtedness, had been consummated) on the first day of such Pro Forma Testing Period (and that all regularly scheduled interest and principal payments with respect to any such related Indebtedness had been paid during such Pro Forma Testing Period), and (2) Parent Guarantor on a Consolidated Basis shall have a pro forma Leverage Ratio of not greater than 3.50 to 1.00, measured as of the end of the applicable Pro Forma Testing Period and calculated on a pro forma basis assuming that such acquisition had been consummated (and that any transactions relating to such acquisition, including the incurrence of Indebtedness had been consummated) on the first day of such Pro Forma Testing Period (and that all regularly scheduled interest and principal payments with respect to any such related Indebtedness had been paid during such Pro Forma Testing Period), (ii) projections showing the projected calculation of the Fixed Charge Coverage Ratio for each four-quarter fiscal period of the Borrowers completed over the twelve-month period following the consummation of such acquisition and related transactions (including any incurrence of a Qualified Earnout or any other Indebtedness) and (iii) a certificate, substantially in the form of Exhibit K, attesting to the solvency of each of Parent Guarantor, each Borrower and each of their respective

Subsidiaries; and (f) both immediately before and immediately after giving pro forma effect to such acquisition and related transactions, no Default or Event of Default shall have occurred and be continuing or will occur and each of the representations and warranties made by the Loan Parties and the Restricted Subsidiaries in or pursuant to this Agreement and the other Credit Documents (including, if applicable, as such representations and warranties apply to such newly acquired Subsidiary or newly acquired assets) shall be true and correct in all material respects (except to the extent any such representation or warranty (x) is already qualified as to materiality or the occurrence of a Material Adverse Effect, in which case each such representation or warranty so qualified shall be true and correct in all respects on and as of such date as if made on and as of such date or (y) relates to a particular date specified therein, in which case such representation shall be true and correct as of such specified date and the certificate referred to in clause (e) above shall include a certification as to the same.

“Permitted Encumbrances” shall mean (a) (1) Liens in favor of the Collateral Agent for the benefit of the Administrative Agent and Lenders and for the benefit of counterparties under Lender-Provided Swap Contracts and (2) subject to the Intercreditor Agreements and the limitations in clause (a)(3) of the defined term “Permitted Indebtedness”, Liens on the Collateral created pursuant to the Note Purchase Agreement for the benefit of the NPA Agent and the Purchasers and the Liens on the RCF Priority Collateral created pursuant to the RCF Agreement for the benefit of the RCF Agent and the lenders under the Revolving Credit Facility and for the benefit of counterparties under Swap Contracts permitted under the RCF Agreement as of the Closing Date; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety, performance and appeal bonds and other obligations of like nature arising in connection with the business activities of the Loan Parties and their Restricted Subsidiaries, in accordance with Section 7.20(a) and Section 8.02, and not exceeding $10,000,000 in the aggregate at any time; (e) Liens arising by virtue of the rendition, entry or issuance against any Loan Party, or any property of any Loan Party, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) that has not resulted in the occurrence of an Event of Default under Section 11.06 hereof; (f) landlords’, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due and payable or which are being Properly Contested; (g) Liens (including purchase money liens and liens arising under Capitalized Leases) to secure Indebtedness permitted under clause (b) of the defined term “Permitted Indebtedness” placed upon machinery, equipment or other fixed assets, hereafter acquired, to secure all or a portion of the purchase price thereof (in the case of a purchase money financing) or the lease obligations relating thereto (in the case of a Capitalized Lease); provided, that no such lien shall encumber any other property of any Loan Party or any Restricted Subsidiary (other than any proceeds related thereto); (h) all easements, covenants, encroachments, licenses, public or private roads, conditions, restrictions, rights of way, reservations of, or rights of others, encumbrances and other similar matters, improvements and structures located on, over or under any Real Property that are disclosed in any Title Policy (including, without limitation, any encumbrances set forth on Schedule B thereto), reasonably acceptable to the Collateral Agent, and all other similar matters or minor defects or irregularities affecting title, or any state of facts that an accurate survey would disclose, in each case which do not interfere in any material respect with any Loan Party or its Restricted Subsidiaries’ Ordinary Course of Business or have a material adverse effect on the value of such Real Property; (i) any zoning or similar law or right reserved to or vested in any Governmental Body, or any Lien resulting from any exercise or enforcement thereof, in each case which do not interfere in any material respect with any Loan Party or its Restricted Subsidiaries’ Ordinary Course of Business or have a material adverse effect on the value of the Real Property subject to such law, right or Lien; (j) Liens disclosed on Schedule 1.01(d); provided, that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 9.08 hereof) and shall not subsequently apply to any other property or assets of any Loan Party or any Restricted Subsidiary other than the property and assets to which they apply as of the Closing Date and proceeds related thereto; (k) other Liens incidental to the conduct of any Loan Party’s or Restricted Subsidiary’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the Collateral Agent’s or the Lenders’ rights in and to the Collateral or the value of any Loan Party’s or Restricted Subsidiary’s property or assets or which do not materially impair the use thereof in the operation of any Loan Party’s or Restricted Subsidiary’s business; (l) any interest or title of a lessor under any lease or sublease (other than a “capital lease” or any other lease that would be deemed to be a security interest under the applicable provisions of the UCC (including Section 1-203 thereof)) entered into by any Loan Party or any of the Restricted Subsidiaries as permitted under this Agreement or in the ordinary course of business (and any financing statement filed in connection with any such lease or sublease); (m) any Lien existing on any property or assets prior to the acquisition thereof by any Loan Party or any of its Subsidiaries or existing on any property or asset of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 8.11), in each case after the Closing Date; provided, that (i) such Lien was not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) the obligations (including any Indebtedness) secured by such Lien are otherwise permitted to be outstanding and secured under this Agreement and (iv) such Lien shall secure only those obligations it secures on the date of such acquisition or the date such Person becomes a Loan Party or Restricted Subsidiary, and extensions, renewals and replacement thereof that do not increase the outstanding principal amount thereof plus accrued and unpaid interest, fees, expenses and similar amounts, and (n) other Liens, so long as each such Lien does not extend to or cover any RCF Priority Collateral and provided, that the aggregate amount of the obligations secured thereby does not exceed $1,500,000.

“Permitted Holder” shall mean (a) Cerberus Capital Management, L.P. or any of its Affiliates and any investment funds or managed accounts which are managed or advised by Cerberus Capital Management, L.P. or one of its Affiliates and (b) each of Kevin Keane and Shawn Keane and each such individual’s estate, spouse, lineal descendants (including adoptive descendants), relatives, administrators or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any of them.

“Permitted Indebtedness” shall mean:

(a) (1) Indebtedness to the Administrative Agent, the Lenders and their affiliates hereunder constituting Obligations, (2) Indebtedness under the NPA Facility not to exceed the aggregate principal amount of $240,000,000, and (3) Indebtedness under the Revolving Credit Facility not to exceed the aggregate principal amount of the lesser of (x) $100,000,000 and (y) the sum of (A) an amount equal to ninety percent (90%) of Receivables of the Parent Guarantor and its Restricted Subsidiaries and (B) eighty percent (80%) of Inventory of the Parent Guarantor and its Restricted Subsidiaries, and in each case, any Permitted Secured Debt Refinancing thereof;

(b) Attributable Indebtedness and other Indebtedness (including Capitalized Leases and Indebtedness incurred in connection with any Sale-Leaseback Transaction) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset, or entered into in connection with a Sale-Leaseback Transaction, incurred by any Borrower or Restricted Subsidiary in an aggregate amount not to exceed $15,000,000;

(c) Subordinated Indebtedness; provided, that such Subordinated Indebtedness shall not (i) mature earlier than 90 days after the Maturity Date, (ii) include any amortization or be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation prior to 90 days after the Maturity Date, (iii) require any payments of interest (other than payment-in-kind through the addition to the principal amount thereof) or other amounts in respect of the principal thereof prior to 90 days after the Maturity Date or (iv) have covenants, defaults or remedy provisions more restrictive (taken as a whole) than those set forth in this Agreement; provided, that, in the case of subclauses (ii) and (iii) with respect to prepayments, unless otherwise permitted under Section 9.17;

(d) any Indebtedness listed on Schedule 9.08 and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Restricted Subsidiaries in any material respect than the terms of the Indebtedness being extended, refinanced or modified (including, to the extent any such Indebtedness is Subordinated Indebtedness, the terms of such extended, refinanced or modified Indebtedness shall continue to constitute Subordinated Indebtedness), (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than with respect to fees and expenses incurred for, and accrued and unpaid interest in respect of, such refinancing, extension or modification) and (iii) no Loan Party that was not liable with respect to the Indebtedness prior to its refinancing or modification shall be liable with respect to such Indebtedness after giving effect to its refinancing or modification (a “Permitted Refinancing”);

(e) Guarantees by any Borrower or any Restricted Subsidiary in respect of Permitted Indebtedness otherwise permitted hereunder; provided that (A) no guarantee by any Restricted Subsidiary of any Indebtedness constituting Subordinated Indebtedness or Indebtedness under the Note Purchase Agreement or the Revolving Credit Facility shall be permitted unless such guaranteeing party shall have also provided a Guaranty of the Obligations on the terms set forth herein, (B) if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the Guaranty of the Obligations on terms at least as favorable to the Secured Parties as those contained in the subordination of such Indebtedness and (C) neither the Borrowers nor any Restricted Subsidiary that is a Loan Party shall guarantee Indebtedness of any Person that is not a Loan Party;

(f) Indebtedness to the extent constituting Permitted Intercompany Investments;

(g) Indebtedness incurred in the Ordinary Course of Business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements; provided that any such Indebtedness does not consist of Indebtedness for borrowed money and such Indebtedness is extinguished within three (3) Business Days;

(h) Indebtedness arising out of the issuance of surety, stay, customs or appeal bonds, bank guarantees, performance bonds and performance and completing guarantees or other similar obligations, in each case incurred in the Ordinary Course of Business in connection with workers’ compensation, health, disability or other employee benefits, environmental obligations or property, casualty or liability insurance of any Loan Party or any Restricted Subsidiary and in connection with other surety and performance bonds in the Ordinary Course of Business;

(i) Indebtedness of any of the Loan Parties consisting of (i) repurchase obligations with respect to Equity Interests of such Person issued to the directors, consultants, managers, officers and employees of any of the Loan Parties (or its direct or indirect Parent) arising upon the death, disability or termination of employment of such director, consultant, manager, officer or employee to the extent such repurchase is permitted under Section 9.07(b) and (ii) promissory notes issued by any of the Loan Parties to directors, consultants, managers, officers and employees (or their spouses or estates) of any of the Loan Parties (or its direct or indirect Parent) to purchase or redeem Equity Interests of such Loan Party (or of its direct or indirect Parent) issued to such director, consultant, manager, officer or employee to the extent such purchase or redemption is permitted under Section 9.07(b), provided that any such notes issued under this clause (ii) shall be subordinated in right of payment to all Obligations on terms and conditions reasonably satisfactory to the Required Lenders either pursuant to subordination provisions set forth in such notes or pursuant by the execution and delivery of a subordination agreement, which such subordination provisions or subordination agreement (as applicable) shall be in form and substance reasonably satisfactory to the Required Lenders;

(j) Qualified Earnouts;

(k) Indebtedness of any Person existing at the time such Person is merged, consolidated or amalgamated with or into or becomes a Restricted Subsidiary of the Parent Borrower (excluding Indebtedness incurred in connection with, or in contemplation of, such Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, the Parent Borrower) and Indebtedness secured by a Lien encumbering any asset acquired by the Parent Borrower or its Restricted Subsidiary, as applicable, in an aggregate principal amount not to exceed $5,000,000;

(l) Indebtedness in respect of Swap Contracts designed to hedge against any Borrower’s or any Restricted Subsidiary’s exposure to interest rates or currency fluctuations incurred in the Ordinary Course of Business and not for speculative purposes and guarantees thereof; and

(m) additional unsecured Indebtedness of the Loan Parties, provided that the aggregate principal amount at any one time outstanding of all such Indebtedness shall not exceed $1,000,000.

“Permitted Intercompany Investments” shall mean, in each case, to the extent made by any Borrower or any Restricted Subsidiary:

(a) advances, loans or extensions of credit made to any Borrower or any Restricted Subsidiary;

(b) assumptions, endorsements or guarantees of the obligations of any Borrower or any Restricted Subsidiary that either constitute Permitted Indebtedness or, if such obligations do not constitute Indebtedness, are not otherwise prohibited hereunder;

(c) any purchase or acquisition of obligations or Equity Interests of, or any other interest in, any Borrower or any Restricted Subsidiary (but excluding, for the avoidance of doubt, any such purchase or acquisition from a Person that is neither a Borrower nor a Restricted Subsidiary); and

(d) advances, loans or extensions of credit made by any Loan Party to Keane Completions, solely related to the obligations of such Loan Party under the applicable Keane Completions Lease Guaranty, in an amount not to exceed $3,000,000 in the aggregate with respect to all such Loan Parties;

so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the aggregate amount of such advances, loans, extensions of credit, guarantees, assumptions, endorsements or investments made by Loan Parties in, or for the benefit of, Restricted Subsidiaries that are not Loan Parties pursuant to clauses (a), (b) or (c) above shall not exceed (together with (x) the amount of consideration paid in respect of Persons that do not become Loan Parties or assets that do not constitute Collateral pursuant to clause (g) of the defined term “Permitted Investments” and (y) the amount of investments outstanding pursuant to clause (i) of the defined term “Permitted Investments”) $5,000,000 in the aggregate.

“Permitted Investments” shall mean (a) advances made in connection with purchases of goods or services in the Ordinary Course of Business, (b) investments owned by any Loan Party on the Closing Date and set forth on Schedule 9.04, (c) Permitted Intercompany Investments, (d) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims, (e) non-cash loans to employees, officers, and directors of Parent Guarantor (or its direct or indirect Parent) or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent Guarantor (or its direct or indirect Parent) so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent Guarantor (or its direct or indirect Parent), (f) investments received in settlement of amounts due to any Loan Party, made in the Ordinary Course of Business or owing to any Loan Party as a result of insolvency proceedings involving a Customer or upon the foreclosure or enforcement of any Lien in favor of a Loan Party, (g) Permitted Acquisitions, (h) investments held by any Person acquired in a Permitted Acquisition to the extent that such investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence prior to the date of such Permitted Acquisition, (i) investments made with the proceeds of Subordinated Indebtedness and (j) so long as no Event of Default has occurred and is continuing or would result therefrom, other investments not exceeding (together with (x) the amount of consideration paid in respect of Persons that do not become Loan Parties or assets that do not constitute Collateral pursuant to clause (g) above and (y) the amount of Permitted Intercompany Investments in, or for the benefit of, Restricted Subsidiaries that are not Loan Parties) $5,000,000 in the aggregate outstanding at any time.

“Permitted Refinancing” shall have the meaning provided in the definition of Permitted Indebtedness.

“Permitted Secured Debt Refinancing” shall mean one or more extensions, renewals, refinancings, replacements, restructurings or other modifications from time to time of either the NPA Facility or the Revolving Credit Facility to the extent not prohibited by the Notes/Term Loan Intercreditor Agreement or the RCPC Intercreditor Agreement; provided, that:

(a) such Indebtedness shall be secured by the Collateral (i) in the case of any extension, renewal, refinancing, replacement, restructuring or other modification of the Revolving Credit Facility, subject to the terms and conditions of the RCPC Intercreditor Agreement and on the same basis as the Revolving Credit Facility is secured by the RCF Priority Collateral on the Closing Date and (ii) in the case of any extension, renewal, refinancing, replacement, restructuring or other modification of the NPA Debt, subject to the terms of the Notes/Term Loan Intercreditor Agreement and on a junior basis to the Obligations, and shall not be secured by any property or assets of the Loan Parties or any Restricted Subsidiary other than the Collateral;

(b) such Indebtedness shall not have any obligors other than the Loan Parties;

(c) (i) in the case of revolving credit commitments and revolving loans, such revolving credit commitments and revolving loans shall have a maturity date that is not prior to the maturity date with respect to the loans made under the Revolving Credit Facility that are being extended, renewed, refinanced, replaced, restructured or otherwise modified and (ii) in the case of any term loans, such term loans (x) shall have a maturity date that is not prior to the maturity date of the notes issued under the NPA Facility being extended, renewed, refinanced, replaced, restructured or otherwise modified and (y) shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the notes issued under the NPA Facility then being extended, renewed, refinanced, replaced, restructured or otherwise modified;

(d) such Indebtedness shall be on substantially the same terms (including with respect to amortization payments prior to the Maturity Date, interest payments and mandatory prepayments) as the NPA Facility or the RCF Credit Facility (as applicable) being extended, renewed, refinanced, replaced, restructured or otherwise modified;

(e) as compared to the notes issued under the NPA Facility or the loans made under the Revolving Credit Facility that are being extended, renewed, refinanced, replaced, restructured or otherwise modified, the terms thereof shall not represent an increase in (A) “applicable margin”, “applicable rate” or similar component of the interest rate or the method of computing interest (whether in cash or in kind, and including without limitation any letter of credit fee payable to the Purchasers or the lenders under the RCF Documents) or increase any “applicable margin”, “applicable rate” or similar component of the interest rate or the method of computing interest (but excluding the accrual or payment of interest at the default rate of interest provided for under the RCF Documents or the NPA Documents (as applicable) on the date hereof) or increase any LIBOR or base rate “floor” applicable to the Indebtedness under the NPA Documents or the RCF Documents each case, by an amount in excess of 300 basis points for all such increases after the Closing Date (measured to include any increases after the Closing Date in the form of original issue discount, upfront fees in lieu of interest or similar fees in lieu of interest and any other increases after the Closing Date that result in an increase in yield, but specifically excluding (x) any fees of any kind paid under the NPA Documents or the RCF Documents, in each case, on the Closing Date, and (y) reasonable and customary fees paid by Borrowers in connection with amendments, waivers, increases in commitments or forbearance agreements entered into under the NPA Documents or the RCF Documents, in each case, after the date hereof), or (B) any prepayment premium or prepayment fee;

(f) the terms thereof shall not result in the aggregate principal amount of Indebtedness exceeding the amount otherwise permitted hereunder;

(g) the security agreements relating to such Indebtedness are (i) no more onerous than the Note Purchase Agreement or the RCF Agreement, as applicable (with such differences as are reasonably satisfactory to the Administrative Agent) or (ii) in form and substance substantially similar to the Pledge and Security Agreement;

(h) such Indebtedness shall not be guaranteed by any Person other than a Loan Party unless such Person shall have guaranteed the Obligations on substantially similar terms; and

(i) a representative acting on behalf of the holders of such Indebtedness shall have become party to and be subject to the provisions of the Notes/Term Loan Intercreditor Agreement and the RCPC Intercreditor Agreement.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (i) that is a Pension Benefit Plan or a Multiemployer Plan and that is maintained by any Loan Party or to which any Loan Party is required to contribute, or that is maintained by any member of the Controlled Group or to which any such member is required to contribute, or (ii) that is a welfare plan, within the meaning of Section 3(1) of ERISA, which provides self-insured benefits and which is maintained by any Loan Party or to which any Loan Party is required to contribute.

“Pledge and Security Agreement” shall mean that certain Pledge and Security Agreement, substantially in the form of Exhibit G, to be dated as of the Closing Date, among the Collateral Agent and the Loan Parties party thereto.

“PNC” shall mean PNC Bank, National Association or any successor thereto.

“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock.

“Prime Lending Rate” shall mean, for any day, the per annum rate of interest which is identified as the “U.S. Prime Lending Rate” for such day as published in The Wall Street Journal (or, if such rate is not so published, as quoted from such other generally available and recognizable source as the Administrative Agent may reasonably select).

“Pro Forma Balance Sheet” shall have the meaning provided in Section 7.05(a).

“Pro Forma Financial Statements” shall have the meaning provided in Section 7.05(b).

“Pro Forma Testing Period” shall mean, as to any applicable incurrence of Indebtedness, re-purchase of Equity Interests pursuant to Section 9.07(b) or making of any Permitted Acquisition, the most recently completed four-Fiscal Quarter period prior to the date of such incurrence, re-purchase or Permitted Acquisition, as applicable, for which financial statements and a related Compliance Certificate have been delivered to the Administrative Agent under Sections 10.06 or 10.07 (as applicable).

“Projections” shall have the meaning provided in Section 7.05(b).

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or other obligation (including any taxes), as applicable, of any Person that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (a) such Indebtedness, Lien or other obligation, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the nonpayment of any such Indebtedness during such contest is not reasonably likely to have a Material Adverse Effect; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Administrative Agent (except only with respect to inchoate liens that have priority as a matter of Applicable Law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if such Indebtedness, Lien or other obligation, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness or other obligation and all penalties, interest and other amounts due in connection therewith.

“Purchasers” shall have the meaning provided to such term in the Note Purchase Agreement as in effect on the Closing Date.

“Qualified Earnout” shall mean any Earnout that constitutes Subordinated Indebtedness that is incurred as part of a Permitted Acquisition.

“Qualified ECP Loan Party” shall mean each Borrower or each Guarantor that is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified Preferred Stock” shall mean any Preferred Equity that is not Disqualified Equity Interests.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Closing Date.

“RCF Agent” shall mean PNC, in its capacity as agent for the lenders under the RCF Agreement, together with any successors thereto.

“RCF Agreement” shall mean that certain Amended and Restated Revolving Credit and Security Agreement, dated as of August 8, 2015, among PNC, as lender, the RCF Agent and Parent Guarantor, Parent Borrower, Opco Borrower, KS Drilling, LLC, Keane Frac ND, LLC and Keane Frac TX, LLC, as amended by (i) that certain First Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of December 22, 2014, (ii) that certain Second Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of April 7, 2015, (iii) the RCF Amendment, and (iv) as further amended, amended and restated, modified or supplemented, extended, renewed, refinanced, replaced, restructured or otherwise modified from time to time from the date hereof in accordance with the terms hereof and thereof.

“RCF Amendment” shall mean that certain Third Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of March 16, 2016, among PNC, as lender, the RCF Agent and Parent Guarantor, Parent Borrower, Opco Borrower, KS Drilling, LLC, Keane Frac ND, LLC and Keane Frac TX, LLC.

“RCF Documents” shall mean the RCF Agreement and the Other Documents (as defined in the RCF Agreement).

“RCF Priority Collateral” shall have the meaning given to the term “Revolving Credit Priority Collateral” under the RCPC Intercreditor Agreement.

“RCPC Intercreditor Agreement” shall mean that certain Revolving Credit Priority Collateral Intercreditor Agreement, substantially in the form of Exhibit I, to be dated as of the Closing Date, among the Administrative Agent, the NPA Agent, the RCF Agent and the Loan Parties party thereto.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Loan Party’s right, title and interest (whether an interest in fee simple, a leasehold interest or any other interest of any kind whatsoever) in and to the land,

improvements and fixtures of and on owned and leased premises identified on Schedule 1.01(e) hereto (which such schedule shall be updated from time to time and attached to each Compliance Certificate delivered pursuant to Section 10.07 if, since the Closing Date or the date of the last notification (as applicable), any Loan Party has acquired any additional Real Property) or in and to any other premises or real property that are hereafter owned or leased by any Loan Party.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Recovery Event” shall mean any event that gives rise to the receipt by Parent Guarantor or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Parent Guarantor or any of its Restricted Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 7.20(d).

“Register” shall have the meaning provided in Section 13.16.

“Registered” shall mean issued, registered, renewed or subject to a pending application with a Governmental Body such as the United States Patent and Trademark Office, the United States Copyright Office or other similar Governmental Bodies anywhere in the world.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Rejection Notice” shall have the meaning provided in Section 5.02(k).

“Release” shall have the meaning set forth in CERCLA.

“Remedial Action” shall mean any response, remedial removal, or corrective action activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance or to comply with any Environmental Laws, including any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Release or threatened Release of Hazardous Substances as required by Environmental Laws or the Authority. For purposes of this Agreement, Remedial Action shall mean those actions required under Environmental Laws.

“Replaced Lender” shall have the meaning provided in Section 2.12.

“Replacement Lender” shall have the meaning provided in Section 2.12.

“Required Aggregate Horsepower Amount” shall mean, as of any date, (a) 850,000 hydraulic horsepower if the aggregate horsepower of the Fracking Fleets that are currently deployed as of such date is less than 800,000 and (b) 940,000 hydraulic horsepower if the aggregate horsepower of the Fracking Fleets that are currently deployed as of such date meets or exceeds 800,000.

“Required Lenders” shall mean, at any time, the Lenders the sum of whose outstanding Term Loans at such time represents at least a majority of the sum of all outstanding Term Loans.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer or other similar officer or Person performing similar functions of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” shall mean, when referring to cash or Cash Equivalents of Parent Guarantor or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Parent Guarantor or of any such Restricted Subsidiary (unless such appearance is related to the Credit Documents, the RCF Documents or the NPA Documents, or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties, the NPA Agent for the benefit of the Purchasers or the RCF Agent for the benefit of the secured parties under the RCF Documents or (iii) are not otherwise generally available for use by Parent Guarantor or such Restricted Subsidiary.

“Restricted Party” shall mean a Person that is:

(a) Listed on, or owned or otherwise (directly or indirectly) controlled by a Person listed on, or acting on behalf of a Person listed on, any Sanctions List;

(b) Located in, incorporated under the laws of, or owned or otherwise (directly or indirectly) controlled by, or acting on behalf of, a Person located in or organized under the laws of a country that is the target of country-wide or territory wide Sanctions Laws (currently Iran, Cuba, Sudan, Syria, North Korea and the Crimea Region); or

(c) Otherwise a target of Sanctions Laws (“target of Sanctions Laws” signifying a Person with whom a U.S. Person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary. Unless otherwise specified, all references herein to a “Restricted Subsidiary” or to “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of any Borrower and all references to the Restricted Subsidiaries of the Parent Guarantor shall refer to the Parent Borrower, the Opco Borrower and each of their Restricted Subsidiaries.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period, (a) one hundred percent (100%) minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“Revolving Credit Facility” shall mean the revolving credit facility available under the RCF Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale-Leaseback Transaction” shall mean, with respect to any Loan Party or any Restricted Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or any Restricted Subsidiary shall sell or transfer any Equipment, and thereafter rent or lease such Equipment or other Equipment that it intends to use for substantially the same purpose or purposes as the Equipment being sold or transferred.

“Sanctions Authorities” shall have the meaning provided in the definition of Sanctions Laws.

“Sanctions Laws” shall mean the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government, including but not limited to, Executive Order No. 13224, the USA PATRIOT Act, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, the Iran Freedom and Counter-Proliferation Act of 2012, the Iran Threat Reduction and Syria Human Rights Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended), (ii) the United Nations, (iii) the European Union, (iv) the United Kingdom or (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, OFAC, the United States Department of State, HMT, the United Nations Security Council or any other relevant sanctions authority (together, the “Sanctions Authorities”).

“Sanctions List” shall mean the Annex to Executive Order No. 13224, SDN List maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any list maintained by, or public announcement of Sanctions Laws designation made by, any of the Sanctions Authorities.

“Sanctions Violation” shall have the meaning provided in Section 9.18(b).

“Scheduled Repayment” shall have the meaning provided in Section 5.02(a).

“SDN List” shall mean the Specially Designated Nationals and Blocked Persons List.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Financing Statements” shall have the meaning provided in Section 6.02.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent and each Lender.

“Second Deadline Unfiled Assets” shall have the meaning provided in Section 5.02(h).

“Second Perfection Event” shall have the meaning provided in Section 8.18(b) .

“Second Perfection Filing Deadline” shall have the meaning provided in Section 8.18(b).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Document” shall mean and include each of the Pledge and Security Agreement, each Mortgage, each DACA, and, after the execution and delivery thereof, each Additional Security Document and each Additional Guarantor Supplement.

“Servicer” shall mean VINtek, Inc., a Pennsylvania corporation or any successor thereto.

“Specified Representations” shall mean those representations and warranties made by the Borrowers and Parent Guarantor in Sections 7.01 (only with respect to organizational power and authority, no violation of charter documents, due authorization, execution, delivery and enforceability and receipt of all governmental consents), 7.02(a)(i) (only with respect to the Loan Parties), 7.08(a), 7.14, 7.15, 7.21, 7.28 and 7.30.

“Specified Trican APA Representations” shall mean such of the representations and warranties with respect to the Seller Companies (as defined in the Trican Asset Purchase Agreement) in the Trican Asset Purchase Agreement as are material to the interests of the Lenders, but only to the extent that KGH and Opco Borrower have the right to terminate their obligations under the Trican Asset Purchase Agreement or to decline to consummate the Trican Acquisition as a result of a breach of such representations and warranties under the Trican Asset Purchase Agreement.

“Subject Indebtedness” shall have the meaning provided in Section 11.11.

“Subject Permitted Acquisition” shall have the meaning provided in Section 9.01(b).

“Subject Quarter” shall have the meaning provided in Section 8.05.

“Subordinated Indebtedness” shall mean any Indebtedness, on terms and conditions acceptable to the Administrative Agent and the Required Lenders), that is subject to the terms of the Subordination Agreement executed and delivered to the Administrative Agent and the Lenders in connection with such Indebtedness.

“Subordinated Lender” shall mean, as to any Subordinated Indebtedness, and collectively (if applicable) all of the lender(s) under and/or other holder(s) of such Subordinated Indebtedness.

“Subordinated Loan Documentation” shall mean, as to any Subordinated Indebtedness, the applicable Subordination Agreement and any and all loan agreements between any Borrower or any Subsidiary Guarantor and the applicable Subordinated Lender and/or promissory note(s) issued by any Borrower or any Subsidiary Guarantor to the applicable Subordinated Lender in connection with such Subordinated Indebtedness and all other instruments and documents executed in connection therewith.

“Subordination Agreement” shall mean, as to any Subordinated Indebtedness, any subordination or intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, executed by the applicable Subordinated Lender providing for, among other provisions, the subordination in right of payment or of security (to the extent permitted under this Agreement) of the applicable Subordinated Indebtedness to all Obligations with or in favor of the Administrative Agent for its benefit and for the ratable benefit of the Lenders.

“Subsidiary” of any Person shall mean a corporation or other entity (i) of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors or other governing body are at the time, directly or indirectly, beneficially owned by such Person or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, by such Person, to the extent such entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of any Borrower.

“Subsidiary Guarantor” shall mean each Restricted Subsidiary of the Parent Guarantor (whether existing on the Closing Date or established, created or acquired after the Closing Date), other than (i) the Borrowers and (ii) each Excluded Subsidiary, including those Subsidiaries that are listed on Schedule 1.4 hereto (other than Excluded Subsidiaries) and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Subsidiary Guarantors” means collectively all such Persons. Any Restricted Subsidiary that is a borrower, a guarantor, or otherwise is an obligor under, or has granted a Lien on its assets as credit support for, under the RCF Documents or the NPA Documents will also be a Subsidiary Guarantor of the Term Loans.

“Subsidiary Guaranty” shall mean that certain Guaranty, substantially in the form of Exhibit E, to be dated as of the Closing Date, by the Restricted Subsidiaries party thereto in favor of the Collateral Agent.

“Survey” shall have the meaning provided in Schedule 8.17.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax, penalties or similar liabilities applicable thereto.

“Term Loan” shall have the meaning provided in Section 2.01.

“Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Term Loan Commitment,” as the same may be terminated pursuant to Section 4.02. As of the Closing Date, the Term Loan Commitment is equal to $100,000,000.

“Term Note” shall have the meaning provided in Section 2.04(a).

“Termination Event” shall mean: (a) a Reportable Event with respect to any Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of any Borrower, any Restricted Subsidiary or any member of the Controlled Group from a Pension Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Pension Benefit Plan; (e) any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan; (f) notice of an event or condition that would reasonably be expected to result in the termination of, or the appointment of a trustee to administer, a Multiemployer Plan pursuant to Section 4041A or 4042 of ERISA; (g) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower, any Restricted Subsidiary or any member of the Controlled Group from a Multiemployer Plan; (h) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Borrower, any Restricted Subsidiary or any member of the Controlled Group; (j) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Benefit Plan or the failure of the Borrowers, any of their Restricted Subsidiaries or any member of the Controlled Group to make any required contribution to a Multiemployer Plan; (k) a determination that any Pension Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (l) a determination that any Multiemployer Plan is, or is reasonably expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (m) the assertion of a material claim (other than routine claims for benefits) against any Plan (other than a Multiemployer Plan) or the assets thereof, or against the Borrowers, any of their Restricted Subsidiaries or any member of the Controlled Group; or (n) the imposition of a lien on the assets of the Borrowers, any of their Restricted Subsidiaries or any member of the Controlled Group pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA with respect to any Pension Benefit Plan.

“Ticking Fee” shall have the meaning provided in the Commitment Letter.

“Title Company” shall have the meaning provided in Schedule 8.17.

“Title Policy” shall have the meaning provided in Schedule 8.17.

“Total Net Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Parent Guarantor on a Consolidated Basis outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (including, for the avoidance of doubt, any Earnouts), minus (b) the aggregate amount of cash and Cash Equivalents (other than Restricted cash), not to exceed $20,000,000, in each case, included on the consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries as of such date, contained in deposit or securities accounts subject to control agreements in favor of the Collateral Agent and free and clear of all Liens (other than nonconsensual Liens, Liens in favor of the NPA Agent for the benefit of the Purchasers and Liens in favor of the RCF Agent for the benefit of the secured parties under the RCF Documents, all to the extent permitted by Section 9.02); provided, that Indebtedness in respect of Swap Contracts (if any) shall only be included for purposes of clause (a) above to the extent (and only in the amount of any excess by which) the aggregate Swap Termination Value in respect of such Swap Contracts exceeds $5,000,000.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transaction” shall mean, collectively, (i) the consummation of the Trican Acquisition and the other transactions contemplated by the Trican Acquisition Documents, (ii) the consummation of the Common Equity Financing, (iii) the execution, delivery and performance by each Loan Party of the Credit Documents to which it is a party, the incurrence of Term Loans on the Closing Date and the use of proceeds thereof, (iv) the execution, delivery and performance by the parties to the RCF Agreement of the RCF Amendment, (v) the execution, delivery and performance by the parties to the Note Purchase Agreement of the NPA Amendment and (vi) the payment of all fees and expenses in connection with the foregoing.

“Trican Acquisition” shall mean the acquisition by Opco Borrower of the Purchased Assets (as described in the Trican Asset Purchase Agreement) and the assumption by Opco Borrower of the Assumed Liabilities (as defined in the Trican Asset Purchase Agreement), in each case in accordance with the terms of the Trican Asset Purchase Agreement.

“Trican Acquisition Consideration” shall have the meaning provided in Section 6.18.

“Trican Acquisition Documents” shall mean the Trican Asset Purchase Agreement and all other agreements and documents relating to the Trican Acquisition, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Trican Amendment” shall have the meaning provided in Section 6.02.

“Trican Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of January 25, 2016, among KGH, Opco Borrower, Trican Well and the Seller Companies named therein (as the same may be amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified from time to time in accordance with the terms hereof and thereof).

“Trican Perfection Percentage” shall have the meaning provided in Section 5.02(g).

“Trican Title Assets” shall mean, collectively, each asset comprising Collateral acquired by the Opco Borrower upon consummation of the Trican Acquisition that requires a certificate of title for purposes of registration in the relevant jurisdiction, which assets are set forth on Schedule 1.01(i).

“Trican Well” shall mean Trican Well Service Ltd., an Alberta corporation.

“Type” shall mean the type of Term Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning provided to such term in Section 5.04(f).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfiled Title Assets” shall mean the First Deadline Unfiled Assets and the Second Deadline Unfiled Assets.

“Unfunded Capital Expenditures” shall mean Capital Expenditures made with Internally Generated Funds and, for the avoidance of doubt, not including Capital Expenditures funded through or by funds provided by any Customer or supplier for such purpose.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Subsidiary” shall mean a Subsidiary of the Parent Borrower designated by the Board of Directors as an Unrestricted Subsidiary pursuant to Section 8.11 subsequent to the Closing Date, in each case, until such Person ceases to be an Unrestricted Subsidiary in accordance with

Section 8.11 or ceases to be a Subsidiary of any Borrower. No Subsidiary shall be designated an Unrestricted Subsidiary if either (a) it owns Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, any Borrower or any of its Restricted Subsidiaries or (b) it is a Restricted Subsidiary for purposes of the Note Purchase Agreement or the RCF Agreement. In addition, (i) no Subsidiary shall be designated as an Unrestricted Subsidiary for the purposes of this Agreement unless both the Note Purchase Agreement and the RCF Agreement include substantially similar provisions to provide for Restricted Subsidiaries and Unrestricted Subsidiaries and (ii) in no event shall the Opco Borrower be designated as an Unrestricted Subsidiary.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Preferred Equity, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity multiplied by the amount of such payment; by (b) the sum of all such payments.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Restricted Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Equity Interest is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest at such time (other than, in the case of a Foreign Subsidiary of the Borrowers with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrowers and their Subsidiaries under applicable law).

“Withholding Agent” shall mean the Loan Parties and the Administrative Agent.

SECTION 1.02. Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to Parent Guarantor, any Borrower or any other Loan Party shall be construed to include Parent Guarantor, such Borrower or such Loan Party as debtor and debtor-in-possession and any receiver or trustee for Parent Guarantor, such Borrower or such other Loan Party, as the case may be, in any insolvency or liquidation proceeding.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 1.03. Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

ARTICLE II

AMOUNT AND TERMS OF CREDIT

SECTION 2.01. The Term Loan Commitments. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make a term loan or term loans (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrowers, which Term Loans (i) shall be incurred pursuant to a single drawing funded to the Opco Borrower on the Closing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrowers, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Term Loan Commitment of such Lender on the Closing Date. Only one Borrowing may occur on the Closing Date and once repaid, Term Loans incurred hereunder may not be reborrowed.

SECTION 2.02. Notice of Borrowing.

(a) When the Borrowers desire to incur Term Loans hereunder, the Borrowers shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of such incurrence of Term Loans, provided that (in each case) such notice shall be deemed to have been given on a certain day only if given before 1:00 P.M. (New York City time) on such day. Such notice of the Borrowing (the “Notice of Borrowing”), except as otherwise expressly provided in Section 2.09, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Term Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the Term Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) Opco Borrower shall apply the proceeds of the Term Loans to (i) pay a portion of the Closing Cash Purchase Price (as defined in the Trican Asset Purchase Agreement as in effect on the Closing Date) on the Closing Date in accordance with terms thereof and hereof and (ii) pay costs, fees and expenses related to the Trican Acquisition.

(c) Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice of the Borrowing or prepayment of Term Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from a Responsible Officer of the Borrowers, prior to receipt of written confirmation. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Term Loans, as the case may be, absent manifest error.

SECTION 2.03. Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the Closing Date, each Lender will make available its pro rata portion (determined in accordance with Section 2.06) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to Opco Borrower at the Payment Office, or to such other account as Opco Borrower may specify in writing prior to the Closing Date, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Closing Date and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Opco Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Opco Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Term Loans for each day thereafter and (ii) if recovered from the Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.07. Nothing in this Section 2.03 shall be deemed to relieve any Lender from its obligation to make Term Loans hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Term Loans hereunder.

SECTION 2.04. Term Notes.

(a) Each Borrower’s obligation to pay the principal of, and interest on, the Term Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.16 and shall, if requested by such Lender, also be evidenced by one or more promissory notes duly executed and delivered by each Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, an “Term Note” and, collectively, the “Term Notes”).

(b) Each Lender will note on its internal records the amount of each Term Loan made by it and each payment in respect thereof and prior to any transfer of any of its Term Notes will endorse on the reverse side thereof the outstanding principal amount of Term Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrowers’ obligations in respect of such Term Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.04 or elsewhere in this Agreement, Term Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Term Notes. No failure of any Lender to request or obtain a Term Note evidencing its Term Loans to the Borrowers shall affect or in any manner impair the obligations of the Borrowers to pay the Term Loans (and all related Obligations) incurred by the Borrowers which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Term Note evidencing its outstanding Term Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Term Note to evidence any of its Term Loans, the Borrowers shall promptly execute and deliver to the respective Lender the requested Term Note in the appropriate amount or amounts to evidence such Term Loans.

SECTION 2.05. Conversions. The Borrowers shall have the option to convert, on any Business Day, all or a portion equal to at least $5,000,000 of the outstanding principal amount of Term Loans made pursuant to one or more Borrowings of one or more Types of Term Loans into another Type of Term Loan, provided that, (i) except as otherwise provided in Section 2.09(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Term Loans being converted unless the Borrowers comply with Section 2.10 and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than $5,000,000, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Default or Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.05 shall result in more than five (5) LIBOR Loans. Each such conversion shall be effected by the Borrowers by giving the Administrative Agent at the Notice Office prior to 1:00 P.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, two Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Term Loans to be so converted, the Borrowing or Borrowings pursuant to which such Term Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Term Loans.

SECTION 2.06. Pro Rata Borrowings. All Borrowings of Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Term Loans hereunder and that each Lender shall be obligated to make the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.

SECTION 2.07. Interest.

(a) The Borrowers agree to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the Closing Date until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.05 or 2.08, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrowers agree to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the Closing Date until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.05, 2.08 or 2.09, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.

(c) Overdue principal in respect of any Term Loan shall bear interest at a rate per annum equal to 2.0% in excess of the rate then borne by such Term Loans. Interest on any overdue payment of any other amount (including overdue interest in respect of any Term Loan) shall bear interest at a rate per annum equal to 2.0% in excess of the rate otherwise applicable to Base Rate Loans from time to time. Interest that accrues under this Section 2.07(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand and (ii) in respect of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrowers and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

SECTION 2.08. Interest Periods. At the time the Borrowers give any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York City time) on the second Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrowers shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrowers, be a three, six or twelve month period, provided that (in each case):

(a) all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(b) the initial Interest Period for any LIBOR Loan shall commence on the Closing Date of such LIBOR Loan (or the date of any conversion thereto from a Base Rate Loan, as applicable) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(c) if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence;

(f) no Interest Period in respect of any Borrowing shall be selected which extends beyond the Maturity Date; and

(g) no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans will be required to be made under Section 5.02(a), as the case may be, if the aggregate principal amount of such Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans then outstanding less the aggregate amount of such required repayment.

If by 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrowers have failed to elect, or are not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrowers shall be deemed to have elected to convert such LIBOR Loans into LIBOR Loans under the same Interest Period effective as of the expiration date of such current Interest Period.

SECTION 2.09. Increased Costs, Illegality, Etc.

(a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any Change in Law affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of (x) any Change in Law, including: (A) any such change subjecting any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate and/or (y) other circumstances affecting such Lender, the London interbank market or the position of such Lender in such market (including that the LIBO Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan); or

(iii) at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the London interbank market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give written notice to the Borrowers and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrowers with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, the Borrowers agree to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto); provided, that the Borrowers shall not be required to pay any such additional amounts incurred more than 365 days prior to the date of such notification from the Lender and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.09(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.09(a)(ii), the Borrowers may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.09(a)(iii), the Borrowers shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrowers were notified by the affected Lender or the Administrative Agent pursuant to Section 2.09(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.09(b).

(c) If any Lender determines that after the Closing Date the introduction of or any Change in Law, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Term Loan Commitments hereunder or its obligations hereunder, then the Borrowers agree to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(c), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for the calculation of such additional amounts.

(d) Notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the Closing Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.09).

SECTION 2.10. Compensation. The Borrowers agree to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to Section 2.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Term Loans pursuant to Article XI) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrowers; or (iv) as a consequence of (x) any other default by the Borrowers to repay LIBOR Loans when required by the terms of this Agreement or any Term Note held by such Lender or (y) any election made pursuant to Section 2.09(b).

SECTION 2.11. Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.09(a)(ii) or (iii), Section 2.09(c) or Section 5.04 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.09 and 5.04.

SECTION 2.12. Replacement of Lenders. Upon the occurrence of any event giving rise to the operation of
Section 2.09(a)(ii) or (iii), Section 2.09(c) or Section 5.04 with respect to any Lender which results in such Lender charging to any Borrower increased costs in excess of those being generally charged by the other Lenders, the Borrowers shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

(a) at the time of any replacement pursuant to this Section 2.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said
Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrowers, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Term Loan Commitments and outstanding Term Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the respective Replaced Lender and (y) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01; and

(b) all obligations of the Borrowers then owing to the Replaced Lender (other than those specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.10 relating to any Term Loans and/or Term Loan Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.12, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.12 and

Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.16 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Term Note or Term Notes executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 5.04, 12.06 and 13.01), which shall survive as to such Replaced Lender.

ARTICLE III

JOINT AND SEVERAL LIABILITY OF THE PARENT BORROWER AND THE OPCO

BORROWER

SECTION 3.01. Joint and Several Liability. Each of the Borrowers accepts joint and several liability with respect to the Term Loans and all other Obligations in consideration of the financial accommodation to be provided by the Lenders under this Agreement and the other Credit Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them, regardless of which Borrower actually receives the benefit of such Term Loan or other Obligations or the manner in which the Lenders account for such Term Loans or other Obligations on their books and records. Each Borrower’s obligations with respect to the Term Loans made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to the Term Loans of the other Borrower hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

SECTION 3.02. Waiver. Each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to the Obligations in respect of the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability or subordination of such Obligations of the other Borrower, (ii) the absence of any attempt to collect such Obligations from the other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent, the Collateral Agent or the Lenders with respect to such Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to the Administrative Agent, the Collateral Agent or the Lenders, (iv) the failure by the Administrative Agent, the Collateral Agent or the Lenders to take any steps to perfect and maintain their security interest in, or to preserve their rights to, any security or collateral for such Obligations of the other Borrower or (v) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of the other Borrower (other than the irrevocable payment in full of the Obligations). With respect to each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to the Term Loans and other Obligations of the other Borrower hereunder, such Borrower waives, until the irrevocable payment in full of the Obligations, any right to enforce any right of subrogation or any remedy which the Administrative Agent, the Collateral Agent or any Lender now has or may hereafter have against the other Borrower, any endorser or any guarantor of all or any part of such Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent, the Collateral Agent or any Lender to secure payment of such Obligations or any other liability of the other Borrower to the Administrative Agent, the Collateral Agent or the Lenders.

SECTION 3.03. Pursuit of Remedies. Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent, the Collateral Agent and the Lenders

may proceed directly and at once, without notice, against either Borrower to collect and recover the full amount, or any portion of, the Obligations, without first proceeding against the other Borrower or any other Person, or against any security or collateral for such Obligations in accordance with the terms of this Agreement and the other Credit Documents. Each Borrower consents and agrees that the Administrative Agent, the Collateral Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of such Obligations.

ARTICLE IV

FEES; REDUCTIONS OF TERM LOAN COMMITMENT

SECTION 4.01. Fees.

(a) On the Closing Date, the Borrowers shall pay to the Administrative Agent for the ratable benefit of Lenders a fee (the “Closing Fee”) in an amount equal to 2.00% of the aggregate principal amount of the Term Loan Commitment minus the amount of the Commitment Fee paid to the Administrative Agent by the Parent Borrower on the date of the effectiveness of the Commitment Letter minus the portion of the Ticking Fee (if any) that is creditable against the Closing Fee in accordance with Section 8 of the Commitment Letter.

(b) The Borrowers shall pay to the Administrative Agent for the ratable benefit of Lenders a fee (the “Exit Fee”) upon the repayment in full of all outstanding Term Loans, whether by voluntary prepayment or mandatory prepayment, on the Maturity Date, by acceleration or otherwise, in an amount equal to $20,000,000 less the aggregate amount of cash interest payments received by the Lenders on or prior to such date; provided that, for purposes of calculating the aggregate amount of cash interest payments for purposes of this Section 4.01(b), the portion of the aggregate amount of cash interest payments attributable to the LIBO Rate shall not be included; provided, further, that in no event shall the Exit Fee be less than zero.

(c) The Borrowers agree to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by Parent Guarantor or any of its Restricted Subsidiaries and the Administrative Agent.

SECTION 4.02. Mandatory Reduction of Term Loan Commitments.

(a) The Term Loan Commitment of each Lender shall terminate in its entirety on March 16, 2016, unless the Closing Date has occurred on or prior to such date.

(b) The Term Loan Commitment of each Lender shall terminate in its entirety on the Closing Date (after giving effect to the incurrence of Term Loans on such date).

ARTICLE V

PREPAYMENTS; PAYMENTS; TAXES

SECTION 5.01. Voluntary Prepayments. The Borrowers shall have the right to prepay the Term Loans (together with accrued by unpaid interest thereon), subject to the payment of breakage costs pursuant to Section 2.10 (if any) and the payment of the Exit Fee pursuant to Section 4.01(b) (if any), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrowers shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Term Loans (or such shorter period as may be agreed to by the Administrative Agent), which notice (in each case) shall specify the amount of such prepayment and the Types of Term Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or

Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $5,000,000; provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than $5,000,000, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrowers shall have no force or effect; and (iii) each voluntary prepayment of Term Loans pursuant to this Section 5.01 shall reduce then remaining Scheduled Repayments in inverse order of maturity ratably among the Lenders.

SECTION 5.02. Mandatory Repayments.

(a) In addition to any other mandatory repayments pursuant to this Section 5.02, on each Quarterly Payment Date and on the Maturity Date, the Borrowers shall be required to repay the principal amount of Term Loans, to the extent then outstanding, in an amount equal to (x) on each Quarterly Payment Date, beginning with the first Quarterly Payment Date at the end of the first full calendar quarter ending after the Closing Date, $625,000 and (y) on the Maturity Date, the remaining principal amount of all then outstanding Term Loans (each such repayment under clause (x) and (y), as the same may be reduced as provided in Section 5.01 or 5.02(i), a “Scheduled Repayment”).

(b) In addition to any other mandatory repayments pursuant to this Section 5.02, within five Business Days after each date on or after the Closing Date upon which the Parent Guarantor or any of its Restricted Subsidiaries receives any cash proceeds from any capital contribution or any sale, issuance offering or placement of its Equity Interests (other than (i) the Common Equity Financing, (ii) any cash proceeds of such capital contribution or sale, issuance offering or placement of Equity Interests to the extent such cash proceeds are (x) applied to fund (1) Equity Cures, (2) investments or transactions permitted to be made pursuant to Section 9.01(a)(iv) or 9.04, or (3) Capital Expenditures, or (y) designated in writing by the Borrowers to be additive to the amount of the Cumulative Credit pursuant to clause (b) of the definition thereof), (iii) issuances of Equity Interests to Parent Guarantor or any Restricted Subsidiary of Parent Guarantor by any Restricted Subsidiary of Parent Guarantor, (iv) any capital contributions to any Restricted Subsidiary of Parent Guarantor made by Parent Guarantor or any Restricted Subsidiary of Parent Guarantor or (v) sales or issuances of Equity Interests in Parent Guarantor to employees, officers and/or directors of Parent Guarantor and its Restricted Subsidiaries (or any direct or indirect Parent) (including as a result of the exercise of any warrants, options or similar securities with respect thereto) in an aggregate amount not to exceed $1,000,000 in any Fiscal Year of Parent Guarantor), an amount equal to the 100% of the Net Cash Proceeds of such capital contribution or sale, issuance offering or placement of Equity Interests shall be applied on such date as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(i) and (k).

(c) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Closing Date upon which the Parent Guarantor or any of its Restricted Subsidiaries receives any cash proceeds from any issuance or incurrence by any Borrowers or any of their Restricted Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 9.08), an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(i) and (k).

(d) In addition to any other mandatory repayments pursuant to this Section 5.02, within five (5) Business Days after each date on or after the Closing Date upon which the Parent Guarantor or any of its Restricted Subsidiaries receives any cash proceeds from any Asset Sale (other than Asset Sales where the aggregate Net Cash Proceeds therefrom do not exceed $100,000 in any Fiscal Year), an amount equal to 100% of the Net Cash Proceeds therefrom shall be applied on such date as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(i) and (k).

(e) In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Payment Date, an amount equal to (i) the Applicable ECF Percentage of the Excess Cash Flow for the related Excess Cash Flow Period shall be applied on such date as a mandatory repayment of Term Loans in accordance with the requirements of Section 5.02(i) less (ii) the aggregate amount of voluntary prepayments of Term Loans pursuant to Section 5.01 during such Excess Cash Flow Period made with Internally Generated Funds.

(f) In addition to any other mandatory repayments pursuant to this Section 5.02, within five (5) Business Days after each date on or after the Closing Date upon which the Parent Guarantor or any of its Restricted Subsidiaries receives any cash proceeds from any Recovery Event, an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(i) and (k); provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and Parent Borrower has delivered a certificate to the Administrative Agent on such date stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 180 days following the date of the receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended), and provided further, that if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 180 days after the date of the receipt of such Net Cash Proceeds (or such earlier date, if any, as Parent Guarantor or the relevant Restricted Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(f) without regard to the immediately preceding proviso.

(g) In addition to any other mandatory repayments pursuant to this Section 5.02, within five (5) Business Days following the failure to achieve the First Perfection Event by the First Perfection Filing Deadline, an amount equal to the product of (x) $35,000,000 multiplied by (y) the ratio (such ratio, the “Trican Perfection Percentage”) of (1) the sum of the OLV for each of the Trican Title Assets and the Keane PA Paper Title Assets which have not been perfected by the First Perfection Filing Deadline (such unfiled assets, the “First Deadline Unfiled Assets”) over (2) the aggregate OLV for all Trican Title Assets and Keane PA Paper Title Assets, shall be applied on such date as a mandatory repayment of Term Loans in accordance with the requirements of
Sections 5.02(i) and (k); provided, that if the Trican Perfection Percentage is equal to or less than ten percent (10%), then the amount shall be equal to zero.

(h) In addition to any other mandatory repayments pursuant to this Section 5.02, within five (5) Business Days following the failure to achieve the Second Perfection Event by the Second Perfection Filing Deadline, an amount equal to the product of (x) $15,000,000 multiplied by (y) the ratio (such ratio, the “Keane Perfection Percentage”) of (1) the sum of the OLV for each of the Keane Electronic Title Assets and the Keane Other Paper Title Assets which have not been perfected by the Second Perfection Filing Deadline (such unfiled assets, “Second Deadline Unfiled Assets”) over (2) the aggregate OLV for all Keane Electronic Title Assets and Keane Other Paper Title Assets, shall be applied on such date as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(i) and (k); provided, that if the Keane Perfection Percentage is equal to or less than 10 percent (10%), then the amount shall be equal to zero.

(i) Each amount of each principal prepayment of Term Loans made as required by Sections 5.02(b), (c), (d), (e), (f), (g) and (h) shall be applied (subject to Section 5.02(k) below) to the Term Loans to reduce then remaining Scheduled Repayments in inverse order of maturity.

(j) With respect to each repayment of Term Loans required by this Section 5.02, the Borrowers may designate the Types of Term Loans which are to be prepaid, provided that: (i) if any prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than $5,000,000, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (ii) each repayment of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans. In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion.

(k) The Borrowers shall notify the Administrative Agent in writing of any mandatory repayment of Term Loans required to be made pursuant to Sections 5.02(b), (c), (d), (e), (f), (g) and (h)at least three (3) Business Days prior to the date of such repayment. Each such notice shall specify the date of such repayment and provide a reasonably detailed calculation of the amount of such repayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrowers’ repayment notice and of such Lender’s pro rata share of any repayment. Each such Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Sections 5.02(b), (c), (d), (e), (f), (g) and (h) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrowers no later than 5:00 P.M. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled. Any Declined Proceeds shall be retained by the Borrowers and, for the avoidance of doubt, the Borrowers shall be permitted to apply such Declined Proceeds as a voluntary prepayment in accordance with Section 5.01 (subject, for the avoidance of doubt, to the payment of breakage costs pursuant to Section 2.10 (if any) and the payment of the Exit Fee pursuant to Section 4.01(b) (if any) or as a prepayment of the NPA Debt).

(j) Notwithstanding anything in this Section 5.02 to the contrary, all proceeds arising from RCF Priority Collateral shall be governed by, and subject to, the terms of the mandatory prepayment provisions of the RCF Agreement.

SECTION 5.03. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement and under any Term Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Term Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

(b) All payments made by the Borrowers hereunder and under any Term Note will be made without setoff, counterclaim or other defense.

SECTION 5.04. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law (which, for purposes of this Section 5.04, shall include FATCA). If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.04) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Loan Parties shall timely pay to the relevant Governmental Body in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Indemnification by the Borrowers. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Body pursuant to this Section 5.04, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrowers are U.S. Persons:

(A) any Lender that is a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS

Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g) Survival. Each party’s obligations under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

ARTICLE VI

CONDITIONS PRECEDENT TO BORROWINGS ON THE CLOSING DATE

The obligation of each Lender to make Term Loans on the Closing Date is subject at the time of the making of such Term Loans to the satisfaction of the following conditions in a manner reasonably satisfactory to the Administrative Agent and the Lenders:

SECTION 6.01. Transaction Documents. The Administrative Agent shall have received true, correct and complete copies of the Credit Documents, the Security Documents, the

Notes/Term Loan Intercreditor Agreement, the RCPC Intercreditor Agreement (as in effect on the Closing Date) and the Trican Asset Purchase Agreement, each of which shall have been duly authorized, executed and delivered by the Loan Parties party thereto.

SECTION 6.02. Filings and Registrations. Subject to such exceptions or limitations as may be set forth in the applicable Security Documents, the Administrative Agent shall have received copies of all UCC, lien, judgment and litigation searches with respect to the Loan Parties (which shall not identify any UCC financing statements or liens that are not acceptable to the Administrative Agent in its reasonable discretion except to the extent any such UCC financing statement and lien are terminated or arrangements satisfactory to the Administrative Agent and the Lenders have been made to terminate such UCC financing statements and lien on or prior to the Closing Date), and all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral in accordance with the Security Documents shall have been executed, to the extent applicable, and delivered, and, if applicable, executed and be in proper form for filing (or, in the case of certificates of title for motor vehicles constituting Collateral, arrangements for the delivery thereof reasonably satisfactory to the Administrative Agent have been made). Each of the RCF Agreement and the Note Purchase Agreement shall have been amended in a manner reasonably acceptable to the Administrative Agent, including to permit the consummation of the Transaction. Furthermore, (a) each Purchaser shall have (i) consented to the Administrative Agent filing UCC-1 financing statements against each Loan Party prior to the Closing Date in each jurisdiction the Administrative Agent deems appropriate in connection with its security interests in the Collateral and (ii) authorized the Administrative Agent and any designee selected by the Administrative Agent to file UCC-3 termination statements at any time from or after the earliest of (x) the 91st day following the date on which the Second Lien Financing Statements are filed, (y) the date a voluntary case under any state or federal bankruptcy laws has been commenced against any Loan Party and (z) the date on which an order for relief in an involuntary case under such bankruptcy laws is entered, which UCC-3 termination statements shall terminate all UCC-1 financing statements with respect to the NPA Agent’s security interests in the Collateral that have been filed earlier than the UCC-1 financing statements filed pursuant to sub-clause (a)(i) above (it being understood and agreed that (1) the Purchasers may file new UCC-1 financing statements in each appropriate jurisdiction so long as all such new filings occur after the filings described in sub-clause (a)(i) above have been made (and accepted) (the “Second Lien Financing Statements”) and (2) nothing in the preceding sub-clause (1) shall limit the applicability of the condition precedent set forth in the preceding sub-clause (a)(ii)), (b) the NPA Agent or any Purchaser, on behalf of the NPA Agent, shall have filed UCC amendments with regard to the UCC-1 financing statements described in sub-clause (a)(ii) above to remove the assets that are the subject of the Trican Acquisition from the collateral description set forth in such UCC-1 financing statements (each, a “Trican Amendment”), provided, that the Loan Parties shall unconditionally authorize (such authorization to be approved by the Purchasers) the Administrative Agent to file such Trican Amendment on the Closing Date in the event such Trican Amendments are not filed by the NPA Agent or any Purchaser upon receipt of evidence of the making of the Term Loans on the Closing Date and (c) the RCF Agent and the NPA Agent shall have taken all action deemed necessary or advisable by the Administrative Agent to effect the aforementioned filings and otherwise satisfy the conditions set forth in this Section 6.02.

SECTION 6.03. Acceptable Landlord Waivers.

(a) The Administrative Agent shall have received an Acceptable Landlord Waiver with respect to each Designated Leased Property subject to a lease containing terms that expressly prevent or hinder the removal of any Collateral by any Borrower or the Administrative Agent even if the tenant is current in the payment of rent under such lease, and (b) each Borrower shall have used commercially reasonable best efforts to deliver to the Administrative Agent an Acceptable Landlord Waiver with respect to any Designated Leased Property other than those described in the preceding clause (a).

SECTION 6.04. Solvency Certificate. The Administrative Agent shall have received a certificate, substantially in the form of Exhibit K, attesting to the solvency of each of Parent Guarantor, each Borrower and each of their respective Subsidiaries.

SECTION 6.05. Proceedings of Loan Parties. The Administrative Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors, Board of Managers, Managing Member or General Partner, as applicable, of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Credit Documents and (ii) the granting by each Loan Party of the security interests in and liens upon the Collateral, in each case certified by a Responsible Officer of each Loan Party as of the Closing Date, and such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the Closing Date.

SECTION 6.06. Incumbency Certificates of Loan Parties. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party, dated as of the Closing Date, as to the incumbency and signature of the Responsible Officers of each Loan Party executing this Agreement, the other Credit Documents, and any certificate or other documents to be delivered by such Loan Party pursuant hereto or thereto, together with evidence of the incumbency of such Responsible Officers.

SECTION 6.07. Certificates. The Administrative Agent shall have received a copy of the certificate of formation, certification of limited partnership or certificate of incorporation, as applicable, of each Loan Party, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of formation, together with copies of the operating agreement, limited partnership agreement or bylaws, as applicable, of each Loan Party and all agreements of each Loan Party’s members, partners or board of directors, as applicable, certified as accurate and complete by a Responsible Officer of each Loan Party.

SECTION 6.08. Good Standing Certificates. The Administrative Agent shall have received good standing certificates for each Loan Party dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Loan Party’s jurisdiction of formation and each jurisdiction where the conduct of each Loan Party’s business activities or the ownership of its properties necessitates qualification except, where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.09. Legal Opinions. The Administrative Agent shall have received the executed legal opinion of (i) Schulte Roth & Zabel LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and (ii) Clark Hill PLC, counsel to the Loan Parties in Pennsylvania, in form and substance satisfactory to the Administrative Agent, and each Loan Party hereby authorizes and directs each such counsel to deliver such opinions to the Administrative Agent, the Collateral Agent and the Lenders.

SECTION 6.10. Collateral Appraisals. The Administrative Agent shall have received an Appraisal Report, in form and substance satisfactory to the Administrative Agent, from the Appraiser. The Administrative Agent hereby acknowledges it has received the Appraisal Report from the Appraiser, and it is in form and substance satisfactory to the Administrative Agent.

SECTION 6.11. Fees. All fees and reasonable and documented out-of-pocket expenses in connection with the Transaction required to be paid by the Loan Parties on or prior to the Closing Date (in the case of fees and expenses of counsel to the Administrative Agent, to the extent invoiced at least two Business Days prior to the Closing Date) shall have been paid (which amounts may be offset against the proceeds of the Term Loans on the Closing Date).

SECTION 6.12. Financial Statements. The Administrative Agent shall have received (a) audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows of each of KGH and its subsidiaries for the Fiscal Years of KGH ending in 2012, 2013 and 2014, (b) unaudited consolidated balance sheets and related consolidated statements of income, shareholders’ equity and cash flows of KGH and its subsidiaries for each subsequent Fiscal Quarter (other than the fourth Fiscal Quarter of KGH’s Fiscal Year) ended at least forty-five (45) days prior to the Closing Date and (c) a quality of earnings report with respect to the assets that are the subject of the Trican Acquisition. The Administrative Agent hereby acknowledges that it has received (i) the financial statements described in clause (a) above and described in clause (b) above for the fiscal quarter ended September 30, 2015 and (ii) the quality of earnings report described in clause (c) above.

SECTION 6.13. Insurance. The Administrative Agent shall have received in form and substance reasonably satisfactory to the Administrative Agent, copies of all certificates representing the policies, endorsements and other documents required under Sections 7.20(d) and 8.15 to be in effect as of the Closing Date and evidence of insurance naming the Administrative Agent and the Collateral Agent as additional insureds and naming the Collateral Agent as loss payee to the extent required by Sections 7.20(d) and 8.15, accompanied by (a) a certificate of each Borrower signed by a Responsible Officer certifying that the copies of each of the endorsements, certificates and other documents delivered pursuant to this Section 6.13 are true, correct and complete copies thereof and (b) letters from each Borrower’s insurance brokers or insurers, dated not earlier than 15 days prior to the Closing Date, stating with respect to each such insurance policy that (i) such policy is in full force and effect and (ii) all premiums theretofore due thereon have been paid and that, (A) with respect to each property insurance policy, (x) the applicable insurance broker or insurer is not aware of any current or pending insurance claims and (y) the applicable insurance broker or insurer is not aware of any issue that either has adversely affected or might reasonably be expected to adversely affect the insurance cover and (B) with respect to each liability insurance policy, the applicable insurance broker or insurer is not aware of any current or pending insurance claims that either has adversely affected or might reasonably be expected to adversely affect the insurance cover.

SECTION 6.14. Consents. The Administrative Agent shall have received all Consents required in connection with the execution, delivery and performance by the Loan Parties of the Credit Documents, the incurrence of the Term Loans and the grants by the Loan Parties of security interests in the Collateral (which Consents related to Designated Leased Properties shall include all waivers of such third parties delivering such Consents as might assert claims with respect to the Collateral) as the Administrative Agent shall reasonably deem necessary.

SECTION 6.15. No Seller Adverse Material Change. Since October 31, 2015, there shall not have occurred any Seller Material Adverse Effect (as defined in the Trican Asset Purchase Agreement); provided, that the condition set forth in this Section 6.15 shall be deemed satisfied unless any Borrower (or any of its Affiliates) has the right not to consummate the Trican Acquisition or the right to terminate the Trican Asset Purchase Agreement, in each case, as a result of a Material Adverse Effect (as defined in the Trican Asset Purchase Agreement).

SECTION 6.16. Specified Representations. The Specified Representations shall be true in all material respects (or, if qualified by a “Material Adverse Effect” or “materiality” qualifier, all respects), and a Responsible Officer of each Borrower shall have certified as to same (which certification may be included in a certificate of such Responsible Officers otherwise required hereunder).

SECTION 6.17. Specified Trican APA Representations. The Specified Trican APA Representations shall be true and correct in all material respects, but only to the extent that KGH and Opco Borrower have the right to terminate their obligations under the Trican Asset Purchase Agreement or to decline to consummate the Trican Acquisition as a result of a breach of such representations and warranties under the Trican Asset Purchase Agreement.

SECTION 6.18. Acquisition. The Trican Acquisition shall have been or, substantially concurrently with the Closing Date, shall be consummated in accordance with the terms of the Trican Asset Purchase Agreement (as amended and in effect from time to time, but without giving effect to any modifications, amendments, waivers or consents that are materially adverse to the Lenders without the prior written consent of the Lenders (such consent not to be unreasonably withheld or delayed)); provided, that (a) any increase in the cash acquisition consideration in respect of the Trican Acquisition (the “Trican Acquisition Consideration”) shall not be deemed to be materially adverse to the Lenders to the extent funded solely by an increase in the cash common equity contributed pursuant to the Common Equity Financing (it being understood that any such increase solely due to a working capital adjustment shall not be deemed to be materially adverse to the Lenders), (b) any decrease in the Trican Acquisition Consideration (other than pursuant to any working capital adjustment) by an amount less than 5% of the Trican Acquisition Consideration (as provided for pursuant to the Trican Asset Purchase Agreement as in effect on January 26, 2016) shall not be deemed to be materially adverse to the Lenders to the extent the amount of cash equity contributed under the Common Equity Financing is not decreased and (c) any modification, amendment, waiver or consent shall be deemed to be materially adverse to the Lenders if such modification, amendment, waiver or consent results in (i) the purchase of less than 95% of the assets (other than working capital) by value that are the subject of the Trican Acquisition (determined before giving effect to such modification, amendment, waiver or consent) or (ii) the assumption of liabilities not otherwise provided for under the Trican Asset Purchase Agreement as in effect on January 26, 2016 or disclosed in writing to the Administrative Agent prior to January 26, 2016 that together with any reduction in value described in the preceding sub-clause (i) are equal to more than 5% of the value of the assets (other than working capital) that are the subject of the Trican Acquisition (determined before such reduction or assumption).

SECTION 6.19. Purchase Price. The amount that is equal to (a) the Initial Cash Purchase Price (as defined in the Trican Asset Purchase Agreement as in effect on January 26, 2016), less (b) the Reference Net Working Capital (as defined in the Trican Asset Purchase Agreement as in effect on January 26, 2016) shall not be less than (i) $138,802,000, less (ii) any reduction in the Initial Cash Purchase Price (as defined in the Trican Asset Purchase Agreement as in effect on January 26, 2016) in an amount not to exceed $10,000,000.

SECTION 6.20. Equity Contributions. KGH shall have directly or indirectly (including through one or more holding companies) made cash common equity contributions to Parent Guarantor in an aggregate amount no less than $200,000,000, and Parent Guarantor shall have contributed 100% of the proceeds thereof to the Parent Borrower (such transaction, the “Common Equity Financing”).

SECTION 6.21. Sanctions Laws. The Administrative Agent shall have received at least five (5) days prior to the Closing Date all documentation and other information required by Governmental Bodies under applicable “know your customer” and Sanctions Laws, including without limitation the USA PATRIOT Act, that has been reasonably requested by the Lenders; provided, that with respect to compliance with Sanctions Laws and Sanctions Lists (including without limitation the SDN List) administered by OFAC, the Administrative Agent shall have received, prior to the effectiveness of the Closing Date, any additional information that has been requested by 6:00 A.M. (New York City time) on the Closing Date.

SECTION 6.22. Commercial Agreements, Material Leases and Material Licenses. The Administrative Agent shall have received (a) a schedule of all material Commercial Agreements of each Loan Party, which shall include a description of any restrictions contained therein on pledging such Commercial Agreements or the applicable Loan Party’s rights thereunder to the

Administrative Agent as Collateral under the Credit Documents, and copies of all such Commercial Agreements, (b) a schedule of all material Leases of each Loan Party, which shall include a description of any restrictions contained therein on pledging such leases or the applicable Loan Party’s rights thereunder to the Administrative Agent as Collateral under the Credit Documents, and copies of all such leases and (c) a schedule of all material licenses of each Loan Party, which shall include a description of any restrictions contained therein on pledging such licenses or the applicable Loan Party’s rights thereunder to the Administrative Agent as Collateral under the Credit Documents, and copies of all such licenses.

SECTION 6.23. Leases. The Administrative Agent shall have received (a) a list of all lease agreements relating to each leased premises of the Parent Borrower and its Restricted Subsidiaries and each leased premises being acquired pursuant to the Trican Acquisition (collectively, the “Leases”) and (b) a certificate from the Responsible Officer of the Parent Borrower certifying that (i) none of the Leases are of strategic importance to the Parent Borrower and its Restricted Subsidiaries (for this purpose, the Parent Borrower and its Restricted Subsidiaries taken as a whole) or any of their respective operations in any material respect, (ii) with respect to each material Lease, an alternative and comparable, or better (including with respect to the amount of rental payments and the location of the leased premises), premises are readily available, (iii) no loss or termination of any one or more Leases would adversely impact, the Parent Borrower and its Restricted Subsidiaries’ business as it is ordinarily conducted and no such loss or termination would adversely affect the financial condition, results of operations, assets, business or properties of the Parent Borrower and any of its Restricted Subsidiaries (for this purpose, the Parent Borrower and its Restricted Subsidiaries taken as a whole), except to the extent that such adverse impact or effect results in costs or expenses or higher rent related to replacement leases or the value of the Collateral located at such leased premises does not exceed $2,000,000 in the aggregate for all items under this exception.

SECTION 6.24. [Reserved].

SECTION 6.25. ECF Accounts and DACAs. The Administrative Agent shall have received (a) a schedule setting forth each of the ECF Accounts (after giving effect to the Trican Acquisition) of the Parent Borrower and its Restricted Subsidiaries and setting forth the financial institution with which such ECF Account is maintained, the account number and the account balance (as of the Closing Date) for each such ECF Account, (b) a certificate from the Responsible Officer of the Parent Borrower certifying as to the accuracy of the information set forth in such schedule, and (c) a DACA in respect of each ECF Account.

SECTION 6.26. Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing, substantially in the form of Exhibit A-1, at least three Business Days prior to the Closing Date with respect to a Borrowing of LIBOR Loans hereunder and at least three Business Days prior to the Closing Date with respect to a Borrowing of Base Rate Loans hereunder, in accordance with Section 2.02.

The acceptance of the benefits of each Borrowing shall constitute a representation and warranty by Parent Guarantor and each Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Article VI and applicable to such Borrowing are satisfied as of that time. All of the Credit Documents, certificates, legal opinions and other documents and papers referred to in this Article VI, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office (or to the Administrative Agent’s legal counsel) for the account of each of the Lenders and, except for the Term Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND AGREEMENTS

In order to induce the Lenders to enter into this Agreement and to make the Term Loans, Parent Guarantor and each Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Term Notes and the making of the Term Loans.

SECTION 7.01. Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the other Credit Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the other Credit Documents have been duly executed and delivered by each Loan Party, and this Agreement and the other Credit Documents constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the other Credit Documents (a) are within such Loan Party’s powers under its Organization Documents, have been duly authorized by all necessary corporate, limited partnership, company or other organizational action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organization Documents or to the conduct of such Loan Party’s business or of any material agreement or undertaking to which such Loan Party is a party or by which such Loan Party or any of its property is bound, (b) will not conflict in any material respect with or violate any law or regulation, or any judgment, order or decree of any Governmental Body or any material mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or any of their Restricted Subsidiaries or affecting the Collateral, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 7.01, all of which will have been duly obtained, made or complied with prior to the Closing Date and which are in full force and effect, and (d) will not conflict with, nor result in any breach of any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party and their Restricted Subsidiaries under the provisions of any agreement, instrument, Organization Document or other instrument to which such Loan Party and their Restricted Subsidiaries are party or by which they or their property is a party or by which they may be bound or any material mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or any of their Restricted Subsidiaries or affecting the Collateral.

SECTION 7.02. Formation and Qualification.

(a) Each Loan Party and each Subsidiary (i) is a Person duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction) and (ii) is duly qualified to do business and is in good standing (to the extent such concept exists in such jurisdiction) under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect on such Person. Each Loan Party has delivered to Administrative Agent true and complete copies of its Organization Documents and will promptly notify Administrative Agent of any amendment or changes thereto.

(b) The only Subsidiaries of each Loan Party as of the Closing Date are listed on Schedule 7.02(b).

SECTION 7.03. Survival of Representations and Warranties. All representations and warranties of the Parent Guarantor and each such Borrower contained in this Agreement and the other

Credit Documents shall be true at the time of the Parent Guarantors’ and the Borrowers’ execution of this Agreement and the other Credit Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 7.04. Tax Returns. The Parent Guarantor’s and each of its Restricted Subsidiaries’ federal tax identification numbers are set forth on Schedule 7.04 (as such Schedule may be amended and updated from time to time by written notice from the Borrowers to the Administrative Agent in connection with the delivery of a Compliance Certificate pursuant to Section 8.05). The Parent Guarantor and each of its Restricted Subsidiaries has filed all federal and state income and all other material tax returns and other reports each is required by law to file and has paid all material taxes, assessments, fees and other governmental charges that are due and payable, except those that are being Properly Contested. Federal and material state and local income tax returns of the Parent Guarantor has been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all Fiscal Years prior to and including the Fiscal Year ending December 31, 2014. The provisions for taxes on the books of the Parent Guarantor and each of its Restricted Subsidiaries is adequate an all material respects for all years not closed by applicable statutes, and for its current Fiscal Year, and no Borrower has any knowledge of any material deficiency or additional assessment in connection therewith not provided for on its books.

SECTION 7.05. Financial Statements.

(a) The pro forma balance sheet of Parent Borrower on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to the Administrative Agent on the Closing Date reflects the consummation of the Transaction and is accurate, complete and correct and fairly reflects in all material respects the financial condition of Parent Borrower on a Consolidated Basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the Chief Financial Officer of Parent Borrower. All financial statements referred to in this subclause (a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements and the absence of footnotes and year end adjustments.

(b) The twelve-month cash flow projections of Parent Borrower on a Consolidated Basis and the projected balance sheets as of the Closing Date, copies of which are annexed hereto as Exhibit L (the “Projections”) were prepared by the Chief Financial Officer of Parent Borrower, are based on underlying assumptions believed by the preparer thereof in good faith to provide at the time furnished a reasonable basis for the projections contained therein (it being understood by the parties that projections are not to be viewed as facts, are by their nature inherently uncertain and are subject to significant contingencies many of which are beyond the control of Parent Borrower and its Subsidiaries and no assurances are being given that the results reflected in such projections will be achieved, that actual results may differ and that such differences may be material). The cash flow Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.

(c) The Audited Financial Statements, copies of which have been delivered to the Administrative Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of each of the Parent Guarantor and its Subsidiaries, in each case, at such dates and the results of their operations for such periods (subject to normal year-end audit adjustments and the absence of footnotes)). Since December 31, 2015, there has been no change in the condition, financial or otherwise, of each of the Parent Guarantor and its Subsidiaries, in each case, as shown on applicable Audited Financial Statements, and no change in the aggregate value of machinery, equipment and Real Property owned by each of the Parent Guarantor and its Subsidiaries, in each case, except changes in the Ordinary Course of Business, none of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

SECTION 7.06. Entity Names. As of the Closing Date, no Loan Party has been known by any other name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 7.06, nor has any Loan Party as of the Closing Date been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years except as set forth on Schedule 7.06.

SECTION 7.07. OSHA and Environmental Compliance.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each of the Loan Parties and their Restricted Subsidiaries has duly complied in all respects with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all respects with, the provisions of the Federal Occupational Safety and Health Act, RCRA and all other Environmental Laws; and (ii) there have been and are no outstanding citations, notices or orders of non-compliance issued to any Borrower or any of their Restricted Subsidiaries or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Each of the Loan Parties and their Restricted Subsidiaries has obtained and is in compliance with all required federal, state and local licenses, certificates or permits required by all applicable Environmental Laws other than those licenses, certificate or permits the failure to be so obtained (or the failure to so comply with) would not reasonably be expected to have a Material Adverse Effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect (i) there are have been no Hazardous Discharges at, upon, under or within any Real Property or Customer Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property including any premises leased by any of the Loan Parties or any of their Restricted Subsidiaries, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any of the Loan Parties or any of their Restricted Subsidiaries or any of their tenants.

SECTION 7.08. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) As of the Closing Date, after giving effect to the consummation of the Transaction, including the borrowing of the Term Loans hereunder on the Closing Date, and after giving effect to the application of the proceeds of the Term Loans on the Closing Date:

(i) the fair value of the assets of each of Parent Guarantor, each Borrower and each of their respective subsidiaries on a stand-alone and consolidated basis, exceeds and will exceed their debts and liabilities, subordinated, contingent or otherwise;

(ii) the present fair saleable value of the property of each of Parent Guarantor, each Borrower and each of their respective subsidiaries on a stand-alone and consolidated basis, is and will be greater than the amount that will be required to pay the probable liability, of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(iii) each of Parent Guarantor, each Borrower and each of their respective subsidiaries on a stand-alone and consolidated basis is and will be able to pay their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and

(iv) each of Parent Guarantor, the Borrowers and each of their respective subsidiaries on a stand-alone and consolidated basis is not engaged in, and is not about to engage in, business for which it has unreasonably small capital; provided that, for purposes of this Section 7.08(a), the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

(b) Except as disclosed in Schedule 7.08(b), none of the Parent Guarantor or any of its Restricted Subsidiaries has (i) any pending or threatened (in writing) litigation, arbitration, actions or proceedings which would reasonably be expected to have a Material Adverse Effect or (ii) any Indebtedness for borrowed money other than the Obligations and other Permitted Indebtedness.

(c) None of the Loan Parties or any of their Restricted Subsidiaries is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which would reasonably be expected to have a Material Adverse Effect, nor are any of the Loan Parties or any of their Restricted Subsidiaries in violation of any order of any court, Governmental Body or arbitration board or tribunal in any respect which would reasonably be expected to have a Material Adverse Effect.

(d) No Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan, other than those listed on Schedule 7.08(d) hereto (as such Schedule may be amended and updated from time to time by written notice from the Borrowers to the Administrative Agent in connection with the delivery of a Compliance Certificate pursuant to Section 8.05). Except where noncompliance or any liability could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws; (ii) each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan, and each Pension Benefit Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (iii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the IRS to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or, with respect to a Multiemployer Plan, no Borrower nor any member of the Controlled Group has received notice of any such proceedings; (iv) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (v) no Pension Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan or, with respect to a Multiemployer Plan, no Borrower nor any member of the Controlled Group has received notice of any such proceedings; (vi) neither any Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or could reasonably be expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the 30-day notice period has not been waived; (xi) neither any Borrower nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan and there exists no fact which could reasonably be expected to result in any liability under the Multiemployer Pension Plan Amendments Act of 1980; and (xiii) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

SECTION 7.09. Patents, Trademarks, Copyrights and Licenses. All Registered Intellectual Property owned by any Loan Party or any Restricted Subsidiary is set forth on Schedule 7.09 (as such Schedule may be amended and updated from time to time by written notice from Borrowers to the Administrative Agent in connection with the delivery of a Compliance Certificate pursuant to Section 8.05). The Loan Parties and the Restricted Subsidiaries own or have rights or licenses to all Intellectual Property sufficient to conduct the business and operations as currently conducted or proposed to be conducted (as of the Closing Date), except as otherwise would not reasonably be expected to result in a Material Adverse Effect. All material Registered Intellectual Property owned by each Loan Party or any Restricted Subsidiary is, to the knowledge of any Loan Party or any Restricted Subsidiary, valid and enforceable. There is no objection to or pending challenge to the validity or enforceability of any such owned material Registered Intellectual Property (other than with respect to pending applications in the ordinary course of prosecution before the United States Patent and Trademark Office or other applicable governmental authority) or, to the knowledge of any Loan Party, any licensed material Registered Intellectual Property. As of the Closing Date, no Loan Party or any Restricted Subsidiary is aware of any grounds for any such challenge to such owned or licensed Registered Intellectual Property, except as set forth in Schedule 7.09 hereto. Each item of material Intellectual Property owned by any Loan Party or any Restricted Subsidiary is described on Schedule 7.09 and consists of material or property developed by or on behalf of such Loan Party or was lawfully acquired by such Loan Party or Restricted Subsidiary from the proper and lawful owner thereof, except as otherwise would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each Restricted Subsidiary has taken commercially reasonable steps to maintain all owned Intellectual Property as to preserve the value thereof from the date of creation or acquisition thereof except as otherwise would not reasonably be expected to result in a Material Adverse Effect. With respect to all software used by any Loan Party or any Restricted Subsidiary in the operation of any such Loan Party’s or any Restricted Subsidiary’s business, as currently conducted, such Loan Party or Restricted Subsidiary owns, or possesses valid licenses or other rights to use all such software in all material respects.

SECTION 7.10. Licenses and Permits. Except as set forth in Schedule 7.10, each of the Loan Parties and the Restricted Subsidiaries (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required to be procured as of the Closing Date by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to be in compliance with or procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.

SECTION 7.11. No Default. As of the Closing Date, no Borrower or Restricted Subsidiary is in default in the payment or performance of any of its Material Contracts, and no Default or Event of Default under this Agreement has occurred and is continuing.

SECTION 7.12. No Burdensome Restrictions. None of the Loan Parties nor any of the Restricted Subsidiaries is party to any contract or agreement the performance of which would reasonably be expected to have a Material Adverse Effect. Each Loan Party has heretofore delivered to the Administrative Agent true and complete copies of all Material Contracts (or otherwise, to the extent required, provided a description of such Material Contracts (and any amendments thereto) entered into after the Closing Date in the applicable Narrative Report) to which it or its Restricted Subsidiaries is a party or to which they or any of their properties is subject.

SECTION 7.13. No Labor Disputes. None of the Loan Parties nor any of the Restricted Subsidiaries is involved in any labor dispute; there are no strikes, walkouts or union organization of any Loan Party’s employees nor any of the Restricted Subsidiaries’ employees threatened or in existence and no labor contract is scheduled to expire during the term of this Agreement, in each case, that would reasonably be expected to have a Material Adverse Effect.

SECTION 7.14. Margin Regulations. None of the Loan Parties nor any of the Restricted Subsidiaries is engaged, nor will any of them engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect. No part of the proceeds of the Term Loans will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U.

SECTION 7.15. Investment Company Act. None of the Loan Parties nor any of the Restricted Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

SECTION 7.16. Disclosure. No representation or warranty made by any of the Loan Parties or any of the Restricted Subsidiaries in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or any other Credit Document contains any untrue statement of a material fact or omits to state any fact necessary to make the statements herein or therein as of the Closing Date and when taken as a whole, not misleading in any material respect. There is no fact known to any of the Loan Parties or any of the Restricted Subsidiaries or which reasonably should be known to such Loan Party or any such Restricted Subsidiaries, which such Loan Party or such Restricted Subsidiaries, as applicable, has not disclosed to the Administrative Agent in writing with respect to the transactions contemplated by this Agreement and the other Credit Documents which would reasonably be expected to have a Material Adverse Effect.

SECTION 7.17. Swaps. No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

SECTION 7.18. [Reserved].

SECTION 7.19. Application of Certain Laws and Regulations. None of the Loan Parties or their Restricted Subsidiaries is subject to any laws, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

SECTION 7.20. Business and Property of Loan Parties.

(a) Business. Upon and after the Closing Date, the Loan Parties and their Restricted Subsidiaries shall solely engage in the business relating to oil field services and related activities and ancillary, supplementary and complementary lines of business. On the Closing Date, the Loan Parties and their Restricted Subsidiaries, taken as a whole, will own all the property and possess all of the rights and Consents necessary for the conduct of the business of the Loan Parties and their Restricted Subsidiaries, taken as a whole, except where such failure would not reasonably be expected to have a Material Adverse Effect.

(b) ECF Accounts. As of the Closing Date, Schedule 7.20(b) sets forth each ECF Account of the Parent Borrower and each of its Restricted Subsidiaries.

(c) Fracking Fleets. Each of the individual Fracking Fleets that is deployed to service Customers as of the Closing Date is in good working order and condition and usable in the ordinary course of business. Each of the individual Fracking Fleets that is idle as of the Closing Date is being maintained in accordance with the Fracking Fleet Preservation Program. As of the Closing Date (after giving effect to the Trican Acquisition), (i) the aggregate horsepower of the Fracking Fleets that are either ready for immediate deployment in accordance with the Fracking Fleet Preservation Program or currently deployed meets or exceeds the Required Aggregate Horsepower Amount and (ii) the Fracking Fleets satisfy the Minimum Fracking Fleet Requirement.

(d) Insurance.

(i) The properties of each Loan Party and each of its Restricted Subsidiaries are insured pursuant to policies and other bonds that are valid and in full force and effect and that provide coverage as is customarily carried by companies engaged in similar businesses of the same size and character as its business and owning and operating similar properties in locations in which it operates.

(ii) Each Loan Party and its Restricted Subsidiaries has obtained flood insurance for such structures and contents constituting Collateral located in a flood hazard zone pursuant to policies that are valid and in full force and effect, in accordance with applicable law and reasonably satisfactory to the Collateral Agent.

(e) No Recovery Event. As of the Closing Date, no Recovery Event has occurred and is continuing, except where such Recovery Event would not reasonably be expected to have a Material Adverse Effect.

SECTION 7.21. Sanctions Laws; Anti-Money Laundering; Anti-Corruption.

(a) None of the Loan Parties, Restricted Subsidiaries or any Affiliate of such Loan Parties or Restricted Subsidiaries, nor any of their respective joint ventures, nor any of their respective directors, officers or employees, nor, to the knowledge of the Loan Parties, any Persons acting on any of their behalf, is a Restricted Party, or is owned or controlled by or acting on behalf of a Restricted Party.

(b) For the past five (5) years, the Loan Parties, Restricted Subsidiaries and Affiliates of such Loan Parties and Restricted Subsidiaries, their respective joint ventures, their respective directors, officers and employees, and, to the knowledge of the Loan Parties, any Persons acting on their behalf, have not knowingly engaged in, and are not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Restricted Parties that at the time of the dealing or transaction is or was a Restricted Party, or in any other transactions, that in any manner would reasonably be expected to result in any party to this Agreement (including any Person participating in the Transaction, whether as underwriter, agent, advisor, investor or otherwise) being in breach of any Sanctions Laws or becoming a Restricted Party.

(c) The operations of the Loan Parties, Restricted Subsidiaries or any Affiliate of such Loan Parties or Restricted Subsidiaries, and their respective joint ventures, have been conducted at all times in compliance with the anti-money laundering statutes of the United States and other applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body. No action, suit or proceeding by or before any court, Governmental Body or arbitrator involving the Loan Parties, Restricted Subsidiaries or any Affiliate of such Loan Parties or Restricted Subsidiaries with respect to the anti-money laundering laws of any jurisdiction is pending or, to the best knowledge of the Loan Parties or the Restricted Subsidiaries, threatened.

(d) None of the Loan Parties, Restricted Subsidiaries or any Affiliate of such Loan Parties or Restricted Subsidiaries, or any of their respective joint ventures, or to the knowledge of the Loan Parties or the Restricted Subsidiaries, any of their respective directors, officers, agents, employees or affiliates, has taken any action, directly or indirectly, that would result in a violation by such Persons of the anti—corruption laws of the United Kingdom, including the Bribery Act 2010, and the United States, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and no action, suit or proceeding with respect to any alleged violation of the anti-corruption laws described above is pending or, to the knowledge of the Loan Parties or the Restricted Subsidiaries, threatened.

SECTION 7.22. [Reserved].

SECTION 7.23. Federal Securities Laws. As of the Closing Date, neither any Loan Party nor any of its Restricted Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) has any securities registered under the Exchange Act or (c) has filed a registration statement that has not yet become effective under the Securities Act.

SECTION 7.24. Equity Interests. As of the Closing Date, the authorized and outstanding Equity Interests of the Parent Guarantor and each of its Restricted Subsidiaries are as set forth on Schedule 7.24 hereto. All of the Equity Interests of the Parent Guarantor and each of its Restricted Subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable and have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. As of the Closing Date, except for the rights and obligations set forth on Schedule 7.24, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party, or any of the holders of the Equity Interests issued by any Loan Party or any of its Restricted Subsidiaries, is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Loan Parties and any of their respective Restricted Subsidiaries. Except as set forth on Schedule 7.24, Loan Parties and any of their respective Restricted Subsidiaries have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

SECTION 7.25. Commercial Tort Claims. No Loan Party is a party to any commercial tort claims exceeding $100,000 (either individually or in the aggregate), except as set forth on Schedule 7.25 hereto (as such Schedule may be amended and updated from time to time by written notice from the Borrowers to the Administrative Agent in connection with the delivery of a Compliance Certificate pursuant to Section 8.05).

SECTION 7.26. Letter of Credit Rights. No Loan Party has any letter of credit rights exceeding $100,000 (either individually or in the aggregate), except as set forth on Schedule 7.26 hereto (as such Schedule may be amended and updated from time to time by written notice from the Borrowers to the Administrative Agent in connection with the delivery of a Compliance Certificate pursuant to Section 8.05).

SECTION 7.27. Material Contracts. As of the Closing Date, Schedule 7.27 sets forth all Material Contracts of the Loan Parties and the Restricted Subsidiaries. All Material Contracts are in full force and effect and, except to the extent such defaults would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no defaults currently exist thereunder.

SECTION 7.28. Collateral.

(a) Liens created hereunder and under the other Credit Documents continue to constitute valid and perfected first priority security interests (or, so long as the Revolving Credit Facility has not been terminated, with respect to the RCF Priority Collateral, valid and perfected second priority security interests) in the Collateral. All filing fees and other expenses in connection with the perfection of such Liens have been paid by or on behalf of the Loan Parties.

(b) Each Mortgage, upon execution and delivery by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed and/or recorded, as applicable, in the appropriate jurisdictions, each Mortgage will constitute a fully perfected Lien on all right, title and interest of the applicable mortgagor in and to the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person subject to Permitted Encumbrances.

SECTION 7.29. Transactions with Affiliates. No Affiliate of any Loan Party or any of its Restricted Subsidiaries is a party to any agreement, contract, commitment or transaction with Loan Parties or has any material interest in any material property used by Loan Parties, except as permitted by Section 9.10.

SECTION 7.30. Use of Proceeds. Use the proceeds of the Term Loans in accordance with the uses set forth in Section 2.02(b).

ARTICLE VIII

AFFIRMATIVE COVENANTS

Each of the Parent Guarantor and each Borrower hereby covenants and agrees that on and after the Closing Date and until the Term Loans (together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.14 and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full, it shall, and shall cause each of its Restricted Subsidiaries to:

SECTION 8.01. Payment of Fees. Pay the costs and expenses of the Administrative Agent in accordance with Section 13.01.

SECTION 8.02. Conduct of Business and Maintenance of Existence and Assets. (a) Actively conduct and operate its business according to good business practices and maintain all of its properties necessary in its business (including the Collateral) in good working order and condition in all material respects (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and any licenses under third-party Intellectual Property, subject to the terms of any such licenses, and take all commercially reasonable actions necessary to enforce and protect the validity of any Intellectual Property right or other right included in the Collateral, except, in the case of any such Intellectual Property right, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) preserve, renew and maintain in full force and effect (i) its legal existence under the laws of the jurisdiction of its organization and (ii) its good standing in the relevant jurisdictions of organization, and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect; (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so would reasonably be expected to have a Material Adverse Effect; (d) promptly inform the Administrative Agent in writing of the establishment of any ECF Account; (e) maintain each of the individual Fracking Fleets in good operating condition and repair (including, in the case of idle Fracking Fleets, maintenance in accordance with the Fracking Fleet Preservation Program) in a manner such that each deployed Fracking Fleet shall be, during the period of its deployment, usable in the ordinary course of business in accordance with Section 7.20 and this Section 8.02, and each idle Fracking Fleet shall be, once prepared for service in accordance with the Fracking Fleet Preservation Program, capable of deployment and usable in the ordinary course of business in accordance with Section 7.20 and this Section 8.02; and (f) make such Capital Expenditures in accordance with the Fracking Fleet Preservation Program as are necessary to (x) conduct and operate its business according to good business practices, (y) maintain the Required Aggregate Horsepower Amount with respect to the Fracking Fleets that are either ready for immediate deployment in accordance with the Fracking Fleet Preservation Program or currently deployed, and (z) satisfy the Minimum Fracking Fleet Requirement.

SECTION 8.03. Violations. Promptly notify the Administrative Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to the Parent Guarantor or any of its Restricted Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

SECTION 8.04. Separateness. Comply with the following:

(a) Maintain deposit accounts or accounts, separate from those of any Affiliate (other than a Loan Party) of the Parent Guarantor, with commercial banking or trust institutions and not commingle its funds with those of the Parent Guarantor or any such Affiliate (other than a Loan Party);

(b) Act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;

(c) Conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (including, without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);

(d) Obtain proper authorization from member(s), director(s), manager(s) and partner(s), as required by its Organizational Documents for all of its actions; and

(e) Comply in all material respects with the terms of its Organizational Documents.

SECTION 8.05. Financial Covenants.

(a) If at any time during any Fiscal Quarter (the “Subject Quarter”) a Covenant Trigger Event shall have occurred and be continuing, cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 for the four-Fiscal Quarter period ending as of the last day of such Subject Quarter.

(b) Notwithstanding the provisions of Section 11.05 to the contrary, any Permitted Holder may, but shall not be obligated to, cure any potential Event of Default under this Section 8.05

(such Event of Default, a “Financial Covenant Default”) by making a capital contribution into Parent Guarantor in the form of new cash equity contributions of common equity or Preferred Equity (other than Disqualified Equity Interests) in an aggregate amount, in either case, equal to the amount that, when added to EBITDA on a dollar-for-dollar basis for the relevant testing period, would have caused the Borrowers to be in full compliance with this Section 8.05 for such testing period (each, an “Equity Cure”); provided that (i) such Equity Cure must be effected no later than ten (10) days after the delivery of the Compliance Certificate describing the applicable Financial Covenant Default (or the date on which such Compliance Certificate was required to have been delivered to the Administrative Agent), (ii) no more than one (1) Equity Cure may be made in respect of any four consecutive Fiscal Quarters, (iii) no more than two (2) Equity Cures may be made during the term of this Agreement; (iv) the amount of such Equity Cure may not exceed the aggregate amount necessary to cure the Financial Covenant Default; (v) the full amount of all capital contributions made to the Parent Guarantor pursuant to this Section 8.05(b) shall, in turn, be immediately contributed, as cash common equity, to the Parent Borrower; (vi) the amount of the Equity Cure will be added to EBITDA in accordance with this Section 8.05(b) solely for the purpose of calculating and determining compliance with Section 8.05(a); and (vii) without limiting preceding clause (vi), the amount of the Equity Cure shall be excluded for all other purposes hereunder or under the other Credit Documents (including without limitation for purposes of calculating the Cumulative Credit). Upon the receipt by Parent Guarantor of each such Equity Cure, each such Financial Covenant Default shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default under this Section 8.05 (and not pro forma compliance with this Section 8.05 required by any other provision of this Agreement or any other Credit Document), with respect to the relevant four consecutive Fiscal Quarter period and all future four consecutive Fiscal Quarter periods that include the Fiscal Quarter in respect of which such Equity Cure was made; and

(ii) if after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of this Section 8.05, the Borrowers shall be deemed to have satisfied the requirements of this Section 8.05 (solely for purposes of determining compliance with this Section 8.05, and not pro forma compliance with this Section 8.05 required by any other provision of this Agreement or any other Credit Document), with the same effect as though there had been no failure to comply therewith, and the Financial Covenant Default that had occurred shall be deemed not to have occurred for purposes of this Agreement and the other Credit Documents.

SECTION 8.06. Execution of Supplemental Instruments. Execute and deliver to the Administrative Agent from time to time, promptly, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as the Administrative Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

SECTION 8.07. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so would not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement or other agreements in favor of the Lenders.

SECTION 8.08. Standards of Financial Statements. Cause all financial statements referred to in Sections 10.05, 10.06, 10.07, 10.08, 10.09, 10.10, 10.11 and 10.12 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

SECTION 8.09. Federal Securities Laws. Promptly notify the Administrative Agent in writing if any Loan Party or any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act.

SECTION 8.10. Further Assurances.

(a) Parent Guarantor will, and will cause each of its Restricted Subsidiaries (including, for the avoidance of doubt, each new direct or indirect Subsidiary formed or acquired by any Loan Party (other than any Excluded Subsidiary)) to, grant to the Collateral Agent for the benefit of the Lenders and the other Secured Parties security interests and Mortgages in such assets and Real Property with a fair market value exceeding $1,000,000 of Parent Guarantor and such Restricted Subsidiaries as are not covered by the original Security Documents (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Encumbrances. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(b) Parent Guarantor will, and will cause each of its Restricted Subsidiaries to, at the expense of the Loan Parties, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such confirmatory assignments, conveyances, financing statements, schedules, transfer endorsements, powers of attorney, certificates, real property surveys, reports, collateral access agreements, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral (other than with respect to Collateral that, in the aggregate, does not have a fair market value exceeding $1,000,000 or, solely with respect to the requirement to Perfect by Filing, any Unfiled Title Assets for which a mandatory prepayment was made in accordance with Section 5.02(g) or Section 5.02(h) (as applicable)) as the Collateral Agent may reasonably require, as promptly as practicable (and in any event within thirty (30) calendar days of demand or such longer period as the Collateral Agent may agree in its reasonable discretion), but subject to the limitations and exceptions set forth in this Agreement and the other Credit Documents. Furthermore, the Parent Guarantor will, and will cause each of its Restricted Subsidiaries to, deliver to the Collateral Agent such opinions of counsel, title insurance policies and other related documents (including, without limitation, the documents described in Schedule 8.17, as applicable) as may be reasonably and customarily requested by the Collateral Agent to certify and confirm to the Collateral Agent that this Section 8.10 has been complied with, as promptly as practicable (and in any event within thirty (30) calendar days of such request or such longer period as the Collateral Agent may agree in its reasonable discretion), provided that, with respect to any Unfiled Title Assets for which a mandatory prepayment was made in accordance with Section 5.02(g) or Section 5.02(h) (as applicable), the Parent Guarantor and its Restricted Subsidiaries shall use commercially reasonable efforts to Perfect by Filing each of such Unfiled Title Assets until such time as each such assets is so perfected.

(c) Upon (w) the formation or acquisition of any new direct or indirect Subsidiary (other than an Excluded Subsidiary) by any Loan Party, (x) the designation in accordance with Section 8.11 of any existing direct or indirect Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (y) any existing Excluded Subsidiary ceasing to be an Excluded Subsidiary or (z) any Subsidiary of any Borrower being added as a borrower, a guarantor, or otherwise is an obligor under, or has granted a Lien on its assets as credit support for, the Obligations or in respect of the Revolving Credit Facility or the NPA Facility after the date of this Agreement, then such Borrower shall, as promptly as practicable (and in any event within thirty (30) calendar days or such longer period as the Administrative Agent may agree in its reasonable discretion), cause such Person to become a Guarantor and comply with the provisions of the Pledge and Security Agreement regarding the grant of security interests in its assets constituting Collateral by executing a supplement to the Pledge and Security Agreement in the form attached hereto as Exhibit F (an “Additional Guarantor Supplement”) and, unless otherwise waived by the Administrative Agent, the Borrowers will cause their counsel to simultaneously with the delivery of such supplement and such Guaranty deliver an opinion of counsel, subject to customary exceptions, with respect to such supplement to this Agreement and to the other Credit Documents in form and substance reasonably satisfactory to the Administrative Agent on the date on which it was added. At any time or from time to time upon the reasonable request of the Administrative Agent, the Borrowers and each Guarantor will, at their expense, promptly (and in any event within thirty (30) calendar days of such request or such longer period as the Administrative Agent may agree in its reasonable discretion) execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to ensure that the Obligations under this Agreement are guaranteed by the Guarantors and that the Liens created hereunder and under the other Credit Documents continue to constitute valid and perfected first priority security interests (or, so long as the Revolving Credit Facility has not been terminated, with respect to the RCF Priority Collateral, valid and perfected second priority security interests) in the Collateral.

SECTION 8.11. Designation of Subsidiaries. The Board of Directors may, at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that immediately before and after such designation, (i) no Default or Event of Default shall have occurred and be continuing and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the Note Purchase Agreement, the RCF Agreement or any Subordinated Indebtedness. For purposes of Section 9.04 hereof, designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall be deemed to be an acquisition by a Borrower of the Equity Interests of such Unrestricted Subsidiary at the date of designation for a purchase price and investments equal to (x) if such Restricted Subsidiary is being acquired by a Loan Party on such date of designation, the total aggregate value of all consideration (including all Earnouts) paid by such Loan Party for such acquisition and (y) in all other cases, the fair market value of the assets of such Restricted Subsidiary at such date of designation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and, for purposes of Section 9.04, a return on any investment by the Borrowers in Unrestricted Subsidiaries equal to the fair market value of the assets of such Subsidiary at such date of designation. Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

SECTION 8.12. Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantee the prompt payment and performance of all CEA Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertake to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Credit Document in respect of CEA Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.12, or otherwise under this Agreement or any other Credit Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.12 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Credit Documents. Each Qualified ECP Loan Party intends that this Section 8.12 constitute, and this Section 8.12 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

SECTION 8.13. Environmental Matters.

(a) Ensure that the Real Property and all operations and businesses thereon, and all operations and business by any of them on Customer Real Properties, are in material compliance with all Environmental Laws, and they shall not place or permit to be placed any Hazardous Substances on or at any Real Property or any Customer Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b) Opco Borrower (on behalf of Parent Guarantor and its Restricted Subsidiaries) shall establish and maintain a system to assure and monitor continued material compliance of such Persons’ operations and businesses with all applicable Environmental Laws, which system shall include periodic reviews of such compliance.

(c) In the event that it (i) obtains, gives or receives written notice of any Release or written threat of Release of a reportable quantity of any Hazardous Substance at the Real Property or any Customer Real Property caused by any Borrower that could reasonably be expected to result in a Material Adverse Effect (any such event being hereinafter referred to as a “Hazardous Discharge”) or (ii) receives any written notice of violation, request for information or written notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property or any Customer Real Property caused by the Parent Guarantor or any of its Restricted Subsidiaries, or written demand letter, complaint, order, citation or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Person’s interest therein, or any Customer Real Property, that with respect to any of the foregoing could reasonably be expected to result in a Material Adverse Effect (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Governmental Body responsible in whole or in part for environmental matters in the state in which the Real Property or Customer Real Property is located or the United States Environmental Protection Agency (any such Person, hereinafter, the “Authority”), or any other Person, then the Borrowers shall, within ten (10) Business Days of such notification, give written notice of the same to the Administrative Agent, detailing facts and circumstances (to the extent that such is non-privileged) of which Parent Guarantor, any Borrower or any of their Restricted Subsidiaries is aware of giving rise to the Hazardous Discharge or Environmental Complaint. Such notice is not intended to create, nor shall it create, any obligation upon the Administrative Agent or any Lender with respect thereto.

(d) Promptly forward to the Administrative Agent copies of any written request for information, written notification of potential liability, or demand letter from Governmental Bodies relating to potential responsibility with respect to the investigation or clean-up of Hazardous Substances at any other site owned, operated or used by any Loan Party or its Restricted Subsidiaries for the disposal of Hazardous Substances (including sites to which such Persons have arranged for the transport and disposal of Hazardous Substances) that could reasonably be expected to have a Material Adverse Effect and shall continue to forward copies of correspondence and other non-privileged documents reasonably requested by the Administrative Agent to the Administrative Agent until such matter is settled. The Borrowers shall promptly forward to the Administrative Agent and the Lenders copies of all documents and reports concerning a Hazardous Discharge that is reasonably expected to have a Material Adverse Effect at the Real Property, any Customer Real Property, or any such third-party disposal sites that any Loan Party or any of its Restricted Subsidiaries is required to file under any Environmental Laws.

(e) Respond promptly to any Hazardous Discharge or Environmental Complaint and take all Remedial Actions to the extent required by Environmental Law or the Authority; provided, that, it shall not be required to undertake any such Remedial Action or Environmental Complaint to the extent that its obligation to do so is being contested in good faith and by proper proceedings. If it shall fail to respond promptly to any such Hazardous Discharge or as required by Environmental Law or the Authority, which such failure would reasonably be expected to have a Material Adverse Effect, the Administrative Agent on behalf of the Lenders may, but without the obligation to do so, for the sole purpose of protecting the Lenders’ interest in the Collateral, upon written notification to the Borrowers, enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such Remedial Actions required by Environmental Law or the Authority with respect to any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by the Administrative Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, shall be paid by the Borrowers within thirty (30) Business Days of written demand by the Administrative Agent, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of the Credit Documents or any other agreement between the Administrative Agent, the Collateral Agent, any Lender and Parent Guarantor, and any Borrower or any of their Restricted Subsidiaries.

(f) In the event there is a Hazardous Discharge or a failure to comply with Environmental Laws at the Real Property or any Customer Real Property, which in either case is reasonably expected to have a Material Adverse Effect, comply with all reasonable written requests for information made by the Administrative Agent with respect to such Hazardous Discharge or failure to comply with Environmental Laws. Such information reasonably requested may include, at the Borrowers’ expense, an environmental site assessment or environmental compliance audit of Real Property owned by any Loan Party or any of its Restricted Subsidiaries, to be prepared by a nationally recognized environmental consulting or engineering firm, to assess such Hazardous Discharge or noncompliance with Environmental Laws; provided, however, that any environmental site assessment, environmental compliance audit or similar report acceptable to the Authority that is charged to oversee any Remedial Action related to such Hazardous Discharge or failure to comply with Environmental Laws shall be deemed acceptable to the Administrative Agent and the Required Lenders.

(g) Defend and indemnify the Administrative Agent and Lenders and hold the Administrative Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, reasonable expense, claims, costs, fines and penalties, including reasonable attorney’s fees, suffered or incurred by the Administrative Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge or the presence of any Hazardous Substances affecting the Real Property or any Customer Real Property whether or not the same originates or emerges from the Real Property or any contiguous real estate, except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge or presence of Hazardous Substances resulting from actions on the part of the Administrative Agent, Lenders or their respective employees, agents, directors or officers as provided for in this Agreement. The Loan Parties’ respective obligations under this Section 8.13 shall arise upon the discovery of the presence of any such Hazardous Substances or Hazardous Discharge, whether or not any federal, state or local environmental agency has taken or threatened any action in connection with the presence of any such Hazardous Substances or Hazardous Discharge. The Loan Parties’ obligations and the indemnifications hereunder shall survive until payment in full of the Obligations and termination of this Agreement.

SECTION 8.14. Books and Records.

(a) Keep proper books of record and account in which full, true and correct entries will be made, in all material respects, of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis, set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this Section 8.14 shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent certified public accounting firm as shall then be regularly engaged by the Loan Parties.

SECTION 8.15. Insurance.

(a) Keep all its insurable properties insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as are customary in the case of companies engaged in similar businesses of the same size and character as its business and owning and operating similar properties in locations in which it operates (including business interruption) under policies issued by financially sound and reputable insurance companies; (b) maintain a bond in such amounts as are customary in the case of companies engaged in similar businesses of the same size and character as its business and owning and operating similar properties in locations in which it operates, insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees; (c) maintain all such worker’s compensation or similar insurance as may be required under Applicable Law; (d) maintain public liability insurance against claims for personal injury, death or property damage suffered by others and other similar hazards (including any such liability insurance required to be maintained by it under the terms of Material Contracts) for such amounts as are customary in the case of companies engaged in similar businesses of the same size and character as its business and owning and operating similar properties in locations in which it operates under policies issued by financially sound and reputable insurance companies; (e) maintain insurance against risks with respect to Hazardous Discharges and Releases and other similar hazards, and for such amounts, as are customary in the case of companies engaged in similar businesses of the same size and character as its business and owning and operating similar properties in locations in which it operates under policies issued by financially sound and reputable insurance companies; and (f)(i) furnish the Administrative Agent and the Lenders with copies of all policies and evidence of the maintenance of such policies at the Administrative Agent’s or the Required Lenders’ request, and (ii) furnish the Administrative Agent and the Lenders with “standard” or “New York” lender’s loss payable or mortgagee endorsements in form and substance reasonably satisfactory to the Required Lenders, naming the Administrative Agent and the Collateral Agent as additional insureds and naming the Collateral Agent as loss payee with respect to all insurance coverage referred to in clauses (a) and (e) above. All such insurance shall be “primary” and not excess to or contributing with any other insurance or self-insurance. All policies and certificates with respect to such insurance shall provide that the respective insurers waive any and all rights of subrogation with respect to the Administrative Agent, the Collateral Agent and the Lenders. Each of the Loan Parties and their Restricted Subsidiaries at all times shall maintain its assets and Real Property so that such insurance shall remain in full force and effect. Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.

SECTION 8.16. Flood Insurance. If at any time any Building (as defined in the Flood Insurance Laws) located on any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Parent Guarantor shall, or shall cause the applicable Loan Party to (a) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws and (b) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent. Each flood insurance policy shall (i) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured, (iii) identify the addresses of each Mortgaged Property located in a special flood hazard area and indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (iv) provide that the insurer will give the Collateral Agent forty-five (45) days’ written notice of cancellation or non-renewal and (v) otherwise be in form and substance reasonably acceptable to the Collateral Agent.

SECTION 8.17. Post-Closing Actions. Complete each of the actions described in Schedule 8.17 as soon as commercially reasonable and by no later than the applicable dates set forth in Schedule 8.17 with respect to such action or such later date as the Administrative Agent may reasonably agree.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (a) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 8.17 and (b) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 8.17 have been taken (or were required to be taken). The acceptance of the benefits of each Borrowing shall constitute a representation, warranty and covenant by each Borrower to each of the Lenders that the actions required pursuant to this Section 8.17 will be, or have been, taken within the relevant time periods referred to in this Section 8.17 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 8.17, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

SECTION 8.18. Perfection Filing Deadlines.

(a) Perfect by Filing, on or prior to the date that is the thirtieth (30th) day following the Closing Date (the “First Perfection Filing Deadline”), the valid first priority security interest in the Trican Title Assets and the Keane PA Paper Title Assets (the “First Perfection Event”); and

(b) Perfect by Filing, on or prior to the date that is the sixtieth (60th) day following the Closing Date (the “Second Perfection Filing Deadline” and, together with the First Perfection Filing Deadline, the “Perfection Filing Deadlines”), the valid first priority security interest in the Keane Electronic Title Assets and the Keane Other Paper Title Assets (the “Second Perfection Event”);

provided that, in the case of each of clauses (a) and (b), the Parent Guarantor and its Restricted Subsidiaries shall be entitled to a day-for-day extension, not to exceed 30 days in the aggregate for all Force Majeure Events, of the applicable Perfection Filing Deadline upon the occurrence and during the continuation of a Force Majeure Event; provided further that, the Parent Guarantor and its Restricted Subsidiaries shall only be entitled to such day-for-day extension for such Force Majeure Event if the Parent Guarantor and its Restricted Subsidiaries are diligently and in good faith working expeditiously to mitigate, resolve or work-around such Force Majeure Event. The failure to achieve the First Perfection Event or the Second Perfection Event by the applicable Perfection Filing Deadline shall not in and of itself constitute a Default or Event of Default but shall be an event requiring a mandatory prepayment in accordance with Section 5.02(g) or (h), as applicable. It being understood that, in the event such mandatory prepayment is not made in accordance with Section 5.02(g) or (h), as applicable, such failure to make such mandatory prepayment shall constitute an immediate Event of Default pursuant to Section 11.01.

(c) For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement (including Section 8.10), the obligation of the Parent Guarantor and its Restricted Subsidiaries to Perfect by Filing (and the required timing of such Perfection by Filing) with respect to the Trican Title Assets and the Keane PA Paper Title Assets during the period prior to the First Perfection Filing Deadline shall be solely as set forth in Section 8.18(a) and the obligation of the Parent Guarantor and its Restricted Subsidiaries to Perfect by Filing with respect to the Keane Electronic Title Assets and the Keane Other Paper Title Assets during the period prior to the Second Perfection Filing Deadline shall be solely as set forth in Section 8.18(b); provided that, for the avoidance of doubt, the other obligations of the Parent Guarantor and its Restricted Subsidiaries under this Agreement (including Section 8.10) to Perfect by Filing with respect to the Trican Title Assets, the Keane PA Paper Title Assets, the Keane Electronic Title Assets and the Keane Other Paper Title Assets shall be in full force and effect with respect to the Trican Title Assets and the Keane PA Paper Title Assets on and after the First Perfection Filing Deadline and with respect to the Keane Electronic Title Assets and the Keane Other Paper Title Assets on and after the applicable Second Perfection Filing Deadline.

SECTION 8.19. USA PATRIOT Act Information. Provide to the Administrative Agent and the Lenders all documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested by the Administrative Agent or any of the Lenders.

ARTICLE IX

NEGATIVE COVENANTS

Each of the Parent Guarantor and each Borrower hereby covenants and agrees that on and after the Closing Date and until the Term Loans (together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.14 and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full, it shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

SECTION 9.01. Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation, liquidation, dissolution or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person; permit any other Person to consolidate or merge with or liquidate or dissolve into it or sell, lease, transfer or otherwise dispose of all of or a substantial portion of all of its assets to or in favor of any Person, provided, however that (i) any Loan Party (other than the Parent Guarantor) may merge, amalgamate or consolidate with (x) any Borrower; provided that (A) such Borrower shall be the continuing or surviving Person and (B) the resulting jurisdiction of reorganization is in the United States or (y) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party (other than a Borrower) is merging, amalgamating or consolidating with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person unless the resulting investment made in connection with a Loan Party merging, amalgamating or consolidating with a non-Loan Party shall otherwise be a Permitted Investment; (ii) (x) any Subsidiary that is a non-Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is a non-Loan Party, (y) any Subsidiary (other than any Borrower) may liquidate or dissolve and (z) any Loan Party or Subsidiary may change its legal form and, with respect to clauses (ii)(y) and (ii)(z), the Borrowers determine in good faith that such action is in the best interest of the Borrowers and its Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, such Borrower will remain a Borrower and a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder and shall be organized in a jurisdiction in the United States); (iii) any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (x) the transferee must be a Loan Party or (y) to the extent constituting an investment, such investment must be a permitted investment pursuant to Section 9.04, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Administrative Agent at least five (5) Business Days’ prior written notice of such transaction, (C) no Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, and (D) the Administrative Agent’s rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such transaction; and (iv) so long as no Event of Default has occurred and is continuing or would result therefrom, a merger, consolidation, amalgamation, dissolution, liquidation, consolidation or sale or acquisition of assets, between the target and the applicable Borrower or Subsidiary, the purpose of which is to effect a Permitted Acquisition, an investment not prohibited by Section 9.04 or an acquisition of a substantial portion of the assets of any Person to the extent funded by capital contributions received by the Parent Guarantor.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) the sale of Inventory in the Ordinary Course of Business, (ii) the disposition of assets from the Parent Borrower or any of its Restricted Subsidiaries to a Borrower or any Subsidiary Guarantor, (iii) the disposition or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business, (iv) (x) non-exclusive licenses or sublicenses of Intellectual Property granted to any other Person in the Ordinary Course of Business (and any extension or renewal thereof), and (y) non-material Intellectual Property, including allowing Registered Intellectual Property to lapse or be abandoned, that are no longer used or useful in the business of any Loan Party or Registered Subsidiary, (v) leasing or subleasing assets in the Ordinary Course of Business, (vi) subject to at least five (5) Business Days’ written notice of such Sale-Leaseback Transaction to the Administrative Agent, the disposition of Equipment in connection with a Sale-Leaseback Transaction to the extent the Attributable Indebtedness incurred in connection with such Sale-Leaseback Transaction is permitted pursuant to clause (b) of the defined term “Permitted Indebtedness”, (vii) any other dispositions or transfers (other than sales, dispositions or transfers of Receivables); provided, that the aggregate amount of such dispositions or transfers shall not exceed $3,000,000 in the aggregate since the Closing Date and the proceeds of any such dispositions or transfers (x) in the case of all assets (other than proceeds of the disposition or transfer of RCF Priority Collateral) shall be applied to the repayment of Term Loans or to purchase assets related to the Fracking Fleets or the Commercial Agreements and (y) in the case of RCF Priority Collateral, shall be applied in accordance with the RCF Documents and the RCPC Intercreditor Agreement, (viii) dispositions of Receivables, but only to the extent of a compromise, adjustment, write down or collection thereof or acceptance of any return of merchandise in connection therewith or the granting of any material discount, allowance or credits thereon, in each case, in the Ordinary Course of Business, or in connection with the bankruptcy or reorganization of the applicable Customer and dispositions of any securities received in any such bankruptcy or reorganization, (ix) the use or transfer of cash or Cash Equivalents in a manner that is not prohibited by this Agreement, (x) the making of an investment that is permitted to be made pursuant to Section 9.04, (xi) the making of a distribution in accordance with Section 9.07, and (xii) dispositions of assets acquired pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition (the “Subject Permitted Acquisition”) so long as (A) the proceeds of any such disposition of assets are used to prepay the Term Loans in accordance with Section 5.02(d), (B) the assets to be so disposed are not necessary or economically desirable in connection with the business of the Loan Parties and either (I) the fair market value of the assets to be so disposed do not exceed 25% of the fair market value of the total assets acquired from the Subject Permitted Acquisition or (II) the amount of EBITDA attributable to the assets to be so disposed does not exceed 25% of the total EBITDA attributable to the total assets acquired in such Subject Permitted Acquisition, and (C) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition; provided, that for any such sale, lease, transfer or other disposition pursuant to this Section 9.01(b) (except pursuant to clauses (ii), (vii) and (x) or to any Borrower or a Subsidiary Guarantor) shall be for no less than the fair market value of the applicable property or assets at the time of such transaction.

SECTION 9.02. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

SECTION 9.03. Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than in respect of the Obligations) except (a) as disclosed on Schedule 9.03(a), (b) guarantees of Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness”, (c) transactions permitted pursuant to Section 9.04 or 9.05 and Permitted Intercompany Investments, (d) the endorsement of checks in the Ordinary Course of Business, (e) any Keane Completions Lease Guaranty and any other guaranty of real property lease obligations of any Restricted Subsidiary up to an aggregate amount, as to such Keane Completions Lease Guaranty and other guaranties, not to exceed $3,000,000 and (f) any guaranty or other contingent obligation (other than any guaranty of Indebtedness) to the extent a third party requires Parent Guarantor or any Restricted Subsidiary to provide such guarantee and the underlying obligations are otherwise permitted under the terms of this Agreement. For all purposes of this Agreement, the amount of any assumption, endorsement or guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such assumption, endorsement or guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person assuming, or otherwise endorsing or guaranteeing such obligation.

SECTION 9.04. Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof, (b) commercial paper and variable or fixed rate notes issued by a commercial bank that is organized under the laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and either (i) has combined capital and surplus of at least $500,000,000 or (ii) issues debt obligations, or is the Subsidiary of a holding company which issues debt obligations, that are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency (any such commercial bank, an “Approved Bank”) (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 180 days from the date of acquisition thereof, (c) time deposits or eurodollar time deposits with insured certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by an Approved Bank, in each case with maturities not exceeding 180 days from the date of acquisition thereof, (d) U.S. money market funds that invest solely in obligations set forth in above in clauses (a), (b), and (c), (e) Permitted Investments, (f) advances, loans or extensions of credit permitted under Section 9.05 and assumptions, endorsements and guarantees permitted under Section 9.03, and (g) so long as no Event of Default has occurred and is continuing or would result therefrom, the purchase or acquisition of obligations or Equity Interests of, or any other interest in, any Person (together with any Permitted Acquisitions accounted for as investments pursuant to this clause (g)) in an aggregate amount not to exceed (x) $5,000,000 in the aggregate since the Closing Date (less the amount of any advances, loans or extensions of credit made in reliance on the dollar amount set forth in Section 9.05(e)(x) plus (y) the Cumulative Credit at such time.

SECTION 9.05. Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate thereof except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory or the provision of services in the Ordinary Course of Business, (b) loans to employees in the Ordinary Course of Business not to exceed the aggregate amount of $1,000,000 at any time outstanding, (c) Permitted Intercompany Investments, (d) advances, loans or extensions of credit permitted under Section 9.03 or Section 9.04 and (e) advances, loans or extensions of credit in an aggregate amount not to exceed (x) $5,000,000 (less the amount of any investments made in reliance on the dollar amount set forth in Section 9.04(g)(x)) plus (y) the Cumulative Credit at such time (provided, that no Event of Default has occurred and is continuing or would result therefrom).

SECTION 9.06. Subsidiaries and Joint Ventures. Own or create directly or indirectly any Restricted Subsidiaries other than (a) any Restricted Subsidiary in existence on the Closing Date and (b) any Domestic Subsidiary formed or acquired after the Closing Date that, to the extent not an Excluded Subsidiary, has become a Subsidiary Guarantor by joining the Subsidiary Guaranty by delivering to the Administrative Agent an Additional Guarantor Supplement. Except for joint ventures in existence on the Closing Date, no Loan Party shall be or agree to be, nor shall any Loan Party permit any of its Restricted Subsidiaries to be or agree to be, a joint venture.

SECTION 9.07. Distributions. Pay or make any distribution in respect of any Equity Interest of the Parent Guarantor or any of its Restricted Subsidiaries or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any such Equity Interest of the Parent Guarantor or any of its Restricted Subsidiaries except: (A) to the extent and in accordance with the terms and conditions set forth in clauses (a) through (f) below and (B) so long as a notice of termination with regard to this Agreement shall not be outstanding and no Event of Default shall have occurred and be continuing or would occur after giving pro forma effect to the distribution or payment described in this clause (B), and subject to written certification provided to the Administrative Agent as to the purpose and amount of such distribution or payment (such certification to be provided in the Compliance Certificate delivered pursuant to Section 10.08), to its members or partners (as applicable), in an amount sufficient to enable the direct and indirect members of KGH to pay projected tax liabilities attributable to allocations of taxable income by KGH to them (“Tax Distributions”) using an assumed tax rate equal to the highest effective marginal combined U.S. federal, state, and local income tax rate prescribed for an individual resident in New York, New York (the “Assumed Tax Rate”); provided that (i) Tax Distributions from and after the Closing Date will be calculated based on the taxable income of KGH from such Closing Date, and in the case of Tax Distributions with respect to taxable years after the taxable year that includes such Closing Date (the “Closing Date Year”), shall take into account allocations of taxable losses with respect to the Closing

Date Year and later taxable years such that Tax Distributions shall be required only to the extent aggregate allocations of taxable income from and after the Closing Date Year (with respect to which Tax Distributions have not been made) exceed such aggregate allocations of taxable losses; (ii) Tax Distributions shall be paid not more than ten (10) days prior to April 15, June 15, September 15 and December 15 of each year based upon the determination by the tax matters partner of KGH of the amount equal to (x) the product of (A) the amount of taxable income allocated to each member of KGH for the period beginning in January of each such year and ending on March 31, May 31, August 31 and December 31 as if each such period were a taxable year and (B) the Assumed Tax Rate (such product, the “Baseline Tax Distribution Methodology”) minus (y) Tax Distributions previously made by the Parent Guarantor with respect to any prior period within the same taxable year; provided that if taxable income is not allocated to the Class A Members of KGH pro rata in accordance with the number of Class A Units held by each Class A Member of KGH, then (i) KGH shall determine the Class A Member who has the greatest tax liability on a per-Class A Unit basis determined assuming such Class A Member is subject to tax at the Assumed Tax Rate with respect to the taxable income allocated to such Class A Member by KGH (the “High Tax Member”), (ii) the Parent Guarantor shall make Tax Distributions to KGH in an amount sufficient to allow the High Tax Member to pay his tax liability as so calculated and (iii) the Parent Guarantor shall make Tax Distributions to KGH in an amount equal, on a per-Class A Unit basis, to the Tax Distribution received by the High-Tax Member (the “Class A Member Tax Distribution Methodology”); provided further that the Tax Distribution shall be calculated on the basis of the Baseline Tax Distribution Methodology and not the Class A Member Tax Distribution Methodology once the aggregate amount of Tax Distributions made in respect of the Class A Members calculated on the basis of the Class A Member Tax Distribution Methodology exceeds the aggregate amount of Tax Distributions that would have been distributed in respect of the Class A Members had such Tax Distributions been calculated on the basis of the Baseline Tax Distribution Methodology by $15,000,000 (provided that, in the event the cumulative EBITDA for the relevant Fiscal Years exceeds $906,000,000, such $15,000,000 shall be increased proportionally). The Compliance Certificate shall, inter alia, include the calculation of the Tax Distributions for the Class A Members on the basis of the Class A Member Tax Distribution Methodology and the Baseline Tax Distribution Methodology and shall set forth the aggregate amount by which the amount of Tax Distributions made in respect of the Class A Members calculated on the basis of the Class A Member Tax Distribution Methodology exceeds the aggregate amount of Tax Distributions that would have been distributed in respect of the Class A Members had such Tax Distributions been calculated on the basis of the Baseline Tax Distribution Methodology. For purposes of this Section 9.07, “Class A Units” and “Class A Member” have the meanings ascribed to those terms in the Third Amended and Restated Limited Liability Company Agreement of Keane Group Holdings LLC, dated as of the Closing Date, as in effect on the date hereof. To the extent that it shall be determined that the amount of any Tax Distributions have been underpaid or overpaid for any period (whether as a result of audit or other adjustments to KGH’s taxable income or otherwise), the Parent Guarantor will adjust future Tax Distributions to take into account such overpayment or underpayment; provided that if it is determined that a Tax Distribution was overpaid by $5,000,000 or more, the direct or indirect members of KGH will each repay to KGH their shares of such Tax Distribution, and KGH shall repay any amount so received to the Parent Guarantor:

(a) each Restricted Subsidiary of the Parent Borrower may pay dividends and distributions to the Parent Borrower and the other Restricted Subsidiaries of the Parent Borrower (and in the case of a dividend or distribution by a Non—Wholly Owned Restricted Subsidiary, to the Parent Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Non-Wholly Owned Restricted Subsidiary based upon their relative ownership interests of the relevant class of Equity Interests);

(b) so long as no Event of Default has occurred and is continuing or would result therefrom, the Parent Guarantor and its Restricted Subsidiaries may (or may make dividends and distributions, the proceeds of which may be used by Parent Guarantor and/or any direct or indirect Parent to) repurchase, redeem, retire or otherwise acquire for value Equity Interests (including any stock appreciation rights or profit interests in respect thereof) of Parent Guarantor (or its direct or indirect parent), the Borrowers or any of their Restricted Subsidiaries from current or former employees, directors or officers, provided that the aggregate cash payments in respect of such repurchases, redemptions, retirements and acquisitions shall not exceed $5,000,000 in any Fiscal Year; and provided further that at such time, if any, as such aggregate cash payments made in any Fiscal Year exceed $2,500,000, then any such additional cash payments made during such Fiscal Year may be made only if (x) after giving effect to each such additional cash payment Parent Guarantor on a Consolidated Basis shall be in pro forma compliance with Section 8.05 (whether or not in effect) measured as of the end of the applicable Pro Forma Testing Period and calculated on a pro forma basis assuming that such payment had occurred on the first day of such Pro Forma Testing Period, and (y) no later than five (5) Business Days prior to the making of such payment, the Parent Borrower shall deliver a certificate of the Chief Financial Officer or Controller of the Parent Borrower certifying that the conditions of the preceding clause (x) were satisfied with respect to the making of such payment;

(c) (i) Parent Guarantor and its Restricted Subsidiaries may make non-cash repurchases of Equity Interests of Parent Guarantor, any Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or similar equity incentive awards if such Equity Interest represents a portion of the exercise price of such options or similar equity incentive awards, and (ii) Parent Guarantor and its Restricted Subsidiaries may pay cash, in lieu of the issuance of fractional shares, upon the exercise of options, warrants or upon the conversion or exchange of Equity Interests of Parent Guarantor (or a direct or indirect Parent);

(d) the Parent Guarantor and its Restricted Subsidiaries may make other distributions to pay customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, Parent Guarantor’s (or a direct or indirect Parent’s) directors and officers attributable to the ownership or operations of the Borrowers and their Subsidiaries;

(e) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrowers and their Restricted Subsidiaries may make distributions and dividends (the proceeds of which may be used by Parent Guarantor and/or any direct or indirect Parent to make distributions and dividends) in an aggregate amount not to exceed $5,000,000 since the Closing Date; and

(f) the Parent Guarantor and its Restricted Subsidiaries may make other distributions to Parent Guarantor to pay (or for Parent Guarantor to make distributions to any direct or indirect Parent to pay) (i) out-of-pocket legal, accounting and other general corporate overhead out-of-pocket costs incurred in the Ordinary Course of Business attributable to the ownership of the Parent Guarantor and its Subsidiaries in an aggregate amount not to exceed $2,000,000 in any Fiscal Year (ii) customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, Parent Guarantor’s or any direct or indirect Parent’s directors and officers attributable to the ownership or operations of the Borrowers and their Subsidiaries and (iii) fees and expenses payable to COAC to the extent that the payment of such fees and expenses is permitted pursuant to Section 9.10(h).

SECTION 9.08. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except Permitted Indebtedness.

SECTION 9.09. Nature of Business. Substantially change the nature of the business as described in Section 7.20(a), nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business.

SECTION 9.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, including without limitation the payment of any management fees, except (a) transactions which are on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate; provided that, the Borrowers shall disclose the terms and conditions of each transaction with any Affiliate(s) entered into in reliance on this Section 9.10 on the next Compliance Certificate delivered by the Borrowers pursuant to Section 8.05 following the date the applicable Loan Party(ies) enter into such transaction, (b) entering into employment and severance arrangements, in the Ordinary Course of Business between the Parent Guarantor or any of its Restricted Subsidiaries and such Person’s respective officers or employees, (c) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers, non-Affiliated consultants and employees of the Parent Guarantor and its Restricted Subsidiaries in the Ordinary Course of Business, (d) transactions permitted by Sections 9.01, 9.03. 9.04, 9.05 or 9.07, including any Permitted Intercompany Investment, (e) capital contributions made to the Parent Guarantor, (f) Subordinated Indebtedness advanced by and owing to KGH to any one or more Loan Parties from time to time, all as and to the extent permitted by Sections 9.08 and
9.21(b)(A)(vii) hereof (if applicable), (g) transactions between or among the Loan Parties and between or among non-Loan Parties that, in each case, are otherwise expressly permitted hereunder, (h) the payment of fees and expenses to COAC (not exceeding $15,000,000 in the aggregate since the Closing Date) in connection with the providing of advisory services, so long as such services and fees and expenses paid by any Loan Party in respect thereof, are substantially comparable to the services, and the fees and expenses in respect of such services, that the Loan Parties could be expected to receive and pay, as applicable, from a third party providing substantially similar services, (i) transactions with an Affiliate where the only consideration paid by the Loan Parties or any Restricted Subsidiary is Equity Interests in, or cash funded by equity contributions by, the direct or indirect Parent of the Parent Guarantor, (j) transactions with or between Affiliates to the extent expressly contemplated by the Trican Acquisition Documents (as in effect on the Closing Date but, in the case of the Intellectual Property Agreements, Services Agreement and the Transition Services Agreement (as such terms are defined in the Trican Asset Purchase Agreement), subject to modification after the Closing Date to the extent such modification results from amendments, updates or replacements of the schedules thereto, so long as such modifications do not result, individually or in the aggregate, in a material increase in the payment obligations of the Parent Borrower and its Restricted Subsidiaries relative to any modifications to the changes in service or in a material decrease in the assets being transferred to, or services being performed on behalf of, the Parent Borrower and its Restricted Subsidiaries relative to any modifications to the changes in payment obligations) and (k) transactions with or between Affiliates to the extent approved in writing (by electronic mail or otherwise) by the Administrative Agent on the Closing Date.

SECTION 9.11. Amendment to Commercial Agreements. Without the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), terminate, amend, modify or waive any term or provision of the Commercial Agreements in a manner materially adverse to the interests of the Parent Guarantor or its Restricted Subsidiaries unless required by Law.

SECTION 9.12. Fiscal Year and Accounting Changes. Change its Fiscal Year from a year ending on December 31st or make any significant change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required by law.

SECTION 9.13. Pledge of Credit. Now or hereafter pledge the Administrative Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any proceeds of any Term Loan other than in accordance with Section 2.02(b).

SECTION 9.14. Amendment of Organizational Documents; Material Indebtedness.

(a) Without the consent of the Administrative Agent (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), terminate, amend, modify or waive any term or provision of its Organizational Documents in a manner materially adverse to the interests of the Lenders unless required by law.

(b) Without the consent of the Administrative Agent (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), terminate, amend, modify, change or waive any term or condition in any manner materially adverse to the interests of the Lenders of any documentation in respect of any Indebtedness (other than pursuant to the NPA Documents and the RCF Documents) having an aggregate outstanding principal amount in excess of $7,500,000.

(c) Without the consent of the Administrative Agent (such consent, in any case, not to be unreasonably withheld, delayed or conditioned) and notwithstanding anything to the contrary in the Notes/Term Loan Intercreditor Agreement or the RCPC Intercreditor Agreement, terminate, amend, modify, change or waive any term or condition of any NPA Document or RCF Document or any Permitted Secured Debt Refinancing (x) in the event that such termination, amendment, modification, change or waiver would contravene the provisions of the applicable Intercreditor Agreements or this Agreement or (y) in the event that such termination, amendment, supplement, modification, change or waiver is materially adverse to the Lenders, provided that, in no event shall any amendment, supplement, modification, change, or waiver without the consent of the Administrative Agent (in its sole discretion) (i) increase any “applicable margin”, “applicable rate” or similar component of the interest rate or the method of computing interest (whether in cash or in kind, and including without limitation any letter of credit fee payable to the Purchasers or the lenders under the RCF Documents) or increase any “applicable margin”, “applicable rate” or similar component of the interest rate or the method of computing interest (but excluding the accrual or payment of interest provided for at the default rate of interest under the RCF Documents or the NPA Documents (as applicable) on the date hereof) or increase any LIBOR or base rate “floor” applicable to the Indebtedness under the NPA Documents or the RCF Documents each case, by an amount in excess of 300 basis points for all such increases after the Closing Date (measured to include any increases after the Closing Date in the form of original issue discount, upfront fees in lieu of interest or similar fees in lieu of interest and any other increases after the Closing Date that result in an increase in yield, but specifically excluding (x) any fees of any kind paid under the NPA Documents or the RCF Documents, in each case, on the Closing Date, and (y) reasonable and customary fees paid by Borrowers in connection with amendments, waivers, increases in commitments or forbearance agreements entered into under the NPA Documents or the RCF Documents, in each case, after the date hereof), (ii) modify the amortization schedule under the Note Purchase Agreement or (iii) amend, supplement, modify, change or waive any mandatory prepayment provisions of any NPA Document or RCF Document.

SECTION 9.15. Compliance with ERISA. Except where noncompliance or any liability could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code; (ii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA; (iii) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (iv) fail promptly to notify the Administrative Agent of the occurrence of any Termination Event; (v) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan; (vi) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet, all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan; or (vii) maintain, or permit any member of the Controlled Group to maintain or become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan other than those Plans disclosed on Schedule 7.08(d).

SECTION 9.16. Prepayment of Subordinated Indebtedness. At any time, directly or indirectly, prepay any Subordinated Indebtedness, or repurchase, redeem, retire or otherwise acquire any Subordinated Indebtedness, or make any payment in respect of clause (c) of the definition of Permitted Indebtedness (other than payments of interest to the extent paid in kind through the addition to the principal amount thereof), except (i) the conversion or exchange of any Subordinated Indebtedness to Equity Interests (other than Disqualified Equity Interests) of Parent Guarantor or any of its direct or indirect Parents, (ii) the prepayment of Indebtedness by any Loan Party to any other Loan Party, and (iii) prepayments, redemptions, purchases, defeasances and other payments in respect of Subordinated Indebtedness (including cash or non-cash payments in respect of clause (c) of the definition of Permitted Indebtedness) prior to their scheduled maturity in an aggregate amount not to exceed $5,000,000 plus the Cumulative Credit at such time; provided that with respect to this subclause (iii), (A) no Event of Default has occurred and is continuing or would result therefrom, (B) the Borrowers shall be in pro forma compliance with Section 8.05 (whether or not in effect) measured as of the end of the applicable Pro Forma Testing Period and calculated on a pro forma basis assuming that such redemption, purchase, defeasance or other payment had occurred on the first day of such Pro Forma Testing Period, (C) the Borrowers shall have a pro forma Leverage Ratio of not greater than 3.50 to 1.00, measured as of the end of the applicable Pro Forma Testing Period and calculated on a pro forma basis assuming that such redemption, purchase, defeasance or other payment had occurred on the first day of such Pro Forma Testing Period, and (D) satisfaction of the foregoing clauses (A), (B) and (C) shall have been certified by a Chief Financial Officer of the Borrowers (which certification shall include calculations demonstrating such satisfaction in reasonable detail).

SECTION 9.17. Burdensome Agreements. Enter into any agreement containing any provision which would (i) be breached by the Borrowing of Term Loans by any Borrower hereunder or by the performance by the Loan Parties or their respective Restricted Subsidiaries of any of their obligations hereunder or under any other Credit Document, (ii) limit the ability of any Loan Party or any Restricted Subsidiary of any Loan Party to create, incur, assume or suffer to exist Liens on the property of such Person for the benefit of the Lenders with respect to the Obligations or under this Agreement and the other Credit Documents, (iii) create or permit to exist or become effective any encumbrance or restriction on the ability of any Loan Party or Restricted Subsidiary of any Loan Party to (w) make restricted payments to any Loan Party, or pay any Indebtedness owed to any Loan Party, (x) make loans or advances to any Loan Party, (y) transfer any of its assets or properties to any Loan Party, or (z) guarantee the Indebtedness of any Loan Party or (iv) require the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, provided that the foregoing shall not apply to agreements or obligations which:

(a) exist on the Closing Date and are listed on Schedule 9.17(a) to this Agreement and, to the extent such obligations are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such obligation or limitation;

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Subsidiary of the Parent Guarantor, so long as such obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Parent Guarantor;

(c) are customary restrictions that arise in connection with any Permitted Encumbrance or disposition permitted by Section 9.01;

(d) are customary restrictions on leases, subleases, licenses, cross-licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(e) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any of the Parent Guarantor or any of its Restricted Subsidiaries;

(f) are customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business;

(g) are restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business;

(h) comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 9.08 that are, taken as a whole, no more restrictive with respect to the Parent Guarantor or any of its Restricted Subsidiaries than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrowers shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder.

SECTION 9.18. Sanctions Laws.

(a) None of the Loan Parties, Restricted Subsidiaries or any Affiliate of such Loan Parties or Restricted Subsidiaries, nor any of their respective joint ventures, nor any of their respective directors, officers or employees, nor, to the knowledge of the Loan Parties, any Persons acting on any of their behalf, will, directly or indirectly, use, and will not permit or authorize any other Person to, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Term Loans or other transaction contemplated by this Agreement, to fund any trade, business or other activity (i) involving or for the benefit of any Restricted Party or (ii) in any other manner that would reasonably be expected to result in any party to this Agreement (including any Person participating in the Transaction, whether as underwriter, agent, advisor, investor or otherwise) being in breach of any Sanctions Laws or becoming a Restricted Party.

(b) (i) if any Loan Party, Restricted Subsidiary or any Affiliate of such Loan Party or Restricted Subsidiary obtains actual knowledge or receives any written notice that it or any Person holding a legal or beneficial interest in it (whether directly or indirectly), is named on any Sanctions List (such occurrence, a “Sanctions Violation”), such Loan Party, Restricted Subsidiary or Affiliate (or an agent on its behalf) will promptly (A) give written notice to the Administrative Agent of such Sanctions Violation and (B) comply with all Applicable Laws with respect to such Sanctions Violation (regardless of whether the Person named on any Sanctions List is located within the jurisdiction of the United States of America or the European Union), including all applicable Sanctions Laws, and (ii) the Loan Parties, Restricted Subsidiaries or any Affiliate of such Loan Parties or Restricted Subsidiaries will comply at all times with the requirements of all applicable Sanctions Laws. Each Loan Party, Restricted Subsidiary or any Affiliate of such Loan Party or Restricted Subsidiary hereby authorizes and consents to the Administrative Agent’s taking all steps it deems necessary, in its sole discretion, to comply with all Applicable Laws with respect to any Sanctions Violation, including the requirements of Sanctions Laws (including the “freezing” and/or “blocking” of assets).

(c) None of the funds or the assets of the Loan Parties, Restricted Subsidiaries or any Affiliate of such Loan Parties or Restricted Subsidiaries that are used to repay or prepay the Term Loans shall constitute the property of, or shall be beneficially owned by, any Restricted Party, and shall not constitute proceeds obtained from transactions with Restricted Parties or that violate any Sanctions Laws.

SECTION 9.19. [Reserved]

SECTION 9.20. NPA Debt. At any time on or after the Closing Date, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire or make any principal, interest or fee payment on account of the NPA Debt, except (i) regularly scheduled payments of principal and interest and any mandatory prepayment, in each case to the extent provided for in the Note Purchase Agreement as in effect on the Closing Date or optional prepayments with Declined Proceeds, (ii) Permitted Secured Debt Refinancings and (iii) fees payable to the holders of the NPA Debt in connection with any consent, amendment, waiver or other modification to the extent the amount payable thereto does not exceed any amount of fees payable to the Lenders for a substantially similar consent, amendment, waiver or other modification to this Agreement calculated based upon the outstanding principal amount of such Indebtedness.

SECTION 9.21. Permitted Activities.

(a) With respect to Parent Guarantor, engage in any material operating or business activities or own any material assets; provided, that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of the Parent Borrower and activities incidental thereto, including (to the extent otherwise expressly permitted hereunder) payment of dividends, distributions and other amounts in respect of its Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to this Agreement, the other Credit Documents, the NPA Documents and the RCF Documents, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests), payment of dividends, distributions or other amounts, making contributions to the capital of the Parent Borrower and guaranteeing the obligations of any Borrower, (v) participating in tax, accounting and other administrative matters as a member of the consolidated group of KGH and any Borrower, (vi) providing indemnification to officers and directors, (vii) providing guarantees and incurring other contingent obligations to the extent a third party requires any Restricted Subsidiary to provide such guarantees or incur such contingent obligations and the underlying obligations are otherwise permitted under the terms of this Agreement, (viii) any transaction required in connection with the Trican Acquisition Documents, and (ix) any activities incidental to the foregoing.

(b) So long as financial statements of KGH and its consolidated Subsidiaries are being provided in lieu of financial statements of the Parent Borrower and its consolidated Subsidiaries in accordance with Section 8.05, with respect to KGH, engage in any material operating or business activities or own any material assets; provided, that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of Parent Guarantor and activities incidental thereto, including payment of dividends, distributions and other amounts in respect of its Equity Interests; (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance); (iii) any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests), payment of dividends, distributions or other amounts, making contributions to the capital of Parent Guarantor; (iv) participating in tax, accounting and other administrative matters as a member of the consolidated group of KGH, the

Parent Guarantor and the Borrowers; (v) providing indemnification to officers and directors; (vi) providing of guarantees and incurring other contingent obligations to the extent a third party requires any Restricted Subsidiary to provide such guarantees or incur such contingent obligations and the underlying obligations are otherwise permitted under the terms of this Agreement; (vii) the performance of the activities set forth on Schedule 9.21(b); (viii) any transactions required by the Trican Acquisition Documents; and (ix) any activities incidental to the foregoing.

SECTION 9.22. Restrictions on Hedging. Engage in any interest rate, currency, or commodity hedging activity, or become party to any interest rate, currency or commodity swap agreement, whereby the Borrowers or any of their Restricted Subsidiaries have agreed or will agree to swap or otherwise hedge with respect to interest rates, currencies or commodities on a speculative basis.

ARTICLE X

INFORMATION AS TO BORROWERS

Each of the Parent Guarantor and each Borrower hereby covenants and agrees that on and after the Closing Date and until the Term Loans (together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.14 and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full, it shall, and shall cause each of its Restricted Subsidiaries to:

SECTION 10.01. Disclosure of Material Matters. Promptly upon learning thereof, report to the Administrative Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

SECTION 10.02. Environmental Reports. Furnish the Administrative Agent, concurrently with the delivery of the financial statements referred to in Sections 10.06 and 10.07, with a certificate signed by the President of the Parent Borrower stating, to the best of his knowledge, that the Parent Borrower and its Restricted Subsidiaries are in compliance in all respects with all federal, state and local Environmental Laws, to the extent set forth in Section 7.07. If the Parent Borrower or any of its Restricted Subsidiaries is not in such compliance to such extent with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action the Parent Borrower or such Restricted Subsidiary will implement in order to achieve such compliance.

SECTION 10.03. Litigation. Promptly notify the Administrative Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, or any of the Restricted Subsidiaries, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects a material portion of the Collateral or which would reasonably be expected to have a Material Adverse Effect.

SECTION 10.04. Material Occurrences; Material Contracts. Promptly notify the Administrative Agent in writing upon the occurrence of: (i) any Event of Default; (ii) any event of default under the NPA Documents or the RCF Documents; (iii) any event of default under any Subordinated Loan Documentation; (iv) any event, development or circumstance whereby any financial statements or other reports furnished to the Administrative Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party or the Restricted Subsidiaries as of the date of such statements; (v) without limiting the generality of clause (i), notice of any Event of Default under Section 11.11, including the names and addresses of the holders of such Indebtedness with respect to which such Event of Default has occurred, and the amount of such Indebtedness; and (vi) any other development in the business or affairs of any

Borrower or any Guarantor, or any of the Restricted Subsidiaries, which would reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action the Borrowers propose to take with respect thereto.

SECTION 10.05. Parent Financials. Notwithstanding the requirements of Sections 10.06, 10.07 and 10.08, the obligations to deliver the consolidated financial statements of the Parent Guarantor may be satisfied by (A) on and after the Closing Date (and until an election made pursuant to clause (B) below), furnishing the applicable financial statements of KGH and its consolidated Subsidiaries and (B) to the extent the Borrowers have provided at least thirty (30) days’ prior written notice to the Administrative Agent as to such change, Parent Guarantor and its consolidated Subsidiaries; provided that, (i) such information is accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to KGH and its consolidated Subsidiaries, on the one hand, and the information relating to the Parent Guarantor and its consolidated Subsidiaries on a standalone basis, on the other hand and (ii) to the extent annual financial statements provided pursuant to this Section 10.05 are in lieu of the annual financial statements required to be provided under Section 10.06, such annual financial statements are accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

SECTION 10.06. Annual Financial Statements. Furnish the Administrative Agent with respect to each Fiscal Year, within one hundred and twenty (120) days after the end of each Fiscal Year of Parent Guarantor, (a) financial statements of Parent Guarantor on a Consolidated Basis including, but not limited to, statements of income and members’ equity and cash flow from the beginning of the current Fiscal Year to the end of such Fiscal Year and the balance sheet as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification or exception by KPMG LLP or any other independent certified public accounting firm selected by Borrowers and reasonably satisfactory to the Administrative Agent (the “Accountants”). The Borrowers shall use their commercially reasonable efforts to cause such report of the Accountants to be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any other Credit Document or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, (b) a Compliance Certificate and (c) a Narrative Report.

SECTION 10.07. Quarterly Financial Statements. Furnish the Administrative Agent within (x) sixty (60) days after the end of the first Fiscal Quarter following the Closing Date and (y) forty-five (45) days after the end of each subsequent Fiscal Quarter, (a) an unaudited balance sheet and unaudited statements of members equity and cash flow of the Parent Guarantor, in each case on a consolidated basis and an unaudited statement of income of the Parent Guarantor and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the Fiscal Year to the end of such quarter and for such quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year and prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrowers’ business, (b) a management’s discussion and analysis in respect of the quarter financial statements described in clause (a) (including comparisons to prior quarters and prior years), (c) a Compliance Certificate and (d) a Narrative Report.

SECTION 10.08. Monthly Financial Statements. Furnish the Administrative Agent within (x) forty-five (45) days after the end of each of the first full three months following the Closing Date and (y) thirty (30) days after the end of each subsequent month, an unaudited balance sheet and unaudited statements of members equity and cash flow of the Parent Guarantor and its Subsidiaries, in each case on a consolidated basis and an unaudited statement of income of the Parent Guarantor and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the Fiscal Year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrowers’ business. The reports shall include (i) an account statement (and any related information) in respect of each ECF Account and (ii) a Fracking Fleet Maintenance Report for the applicable period. Such report shall be accompanied by a Compliance Certificate of a Responsible Officer of the Borrowers (which Compliance Certificate shall certify the foregoing matters).

SECTION 10.09. Other Reports. Furnish the Administrative Agent as soon as available, but in any event within ten (10) days after the issuance thereof, (i) with copies of such financial statements, reports and returns as any Loan Party and any of its Restricted Subsidiaries shall send to its partners and members and (ii) copies of all material notices and reports, and financial statements, in each case sent pursuant to the RCF Documents or the NPA Documents) and the Subordinated Loan Documentation (to the extent any Subordinated Indebtedness is outstanding).

SECTION 10.10. Additional Information. Furnish the Administrative Agent with such additional information as the Administrative Agent shall reasonably request in order to enable the Administrative Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Term Notes have been complied with by the Loan Parties and the Restricted Subsidiaries, including (a) copies of all environmental audits and reviews within the possession or control of any Loan Party with respect to any matter for which notice was provided to the Administrative Agent pursuant to Section 8.13, (b) with respect to any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, notice thereof, within ten (10) Business Days after such opening or closing (provided, that nothing contained in the foregoing shall be deemed to contradict or limit Borrowers’ separate obligations to give prior written notice with respect to the opening of certain new offices or places of business as required and set forth in Section 8.02), and (c) promptly upon any Loan Party learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound, in each case under this clause (c), to the extent that the occurrence thereof would reasonably be expected to result in a Material Adverse Effect.

SECTION 10.11. Projected Operating Budget. Furnish the Administrative Agent no later than thirty (30) days after the beginning of the Borrowers’ Fiscal Year commencing with the Fiscal Year ending on December 31, 2016, a quarter by quarter projected operating budget and cash flow of Borrowers and their Subsidiaries on a consolidated basis for such Fiscal Year (including an income statement for each quarter and a balance sheet as at the end of the last month in each Fiscal Quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of the Parent Borrower to the effect that such projections have been prepared on a reasonable and good faith basis, pursuant to sound financial planning practices consistent with past budgets and financial statements (it being understood that projections by their nature are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and the Restricted Subsidiaries, that no assurances can be given that such projections will be realized, and that actual results may differ in a material manner from such projections).

SECTION 10.12. Variances from Operating Budget. Furnish the Administrative Agent, concurrently with the delivery of the financial statements referred to in Sections 10.06, 10.07 and 10.08, a written report summarizing all material variances (including, without limitation, comprehensive income statements and balance sheet items) from budgets submitted pursuant to Section 10.11 and a discussion and analysis by management with respect to such variances.

SECTION 10.13. Adverse Events. Furnish the Administrative Agent with prompt written notice of (i) any lapse or other termination of any material Consent issued to any Loan Party or the Subsidiaries by any Governmental Body or any other Person that is material to the operation of any Loan Party’s or any Restricted Subsidiary’s business; (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; (iii) copies of any periodic or special reports filed by any of the Loan Parties or the Restricted Subsidiaries with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any of the Loan Parties or the Restricted Subsidiaries, or if copies thereof are requested by any Lender; and (iv) copies of any material notices and other material communications from any Governmental Body or Person which specifically relate to any of the Loan Parties or the Restricted Subsidiaries.

SECTION 10.14. Statements of Excess Cash Flow.

(a) Furnish the Administrative Agent as soon as available, but in any event within ten (10) Business Days after the end of each Fiscal Year of Parent Guarantor, a certificate (which may be in the form of a Compliance Certificate) signed by the Chief Financial Officer or Controller of the Parent Borrower and setting forth the Excess Cash Flow for the applicable Excess Cash Flow Period and accompanied by a calculation thereof, including (to the extent not included in the monthly reports pursuant to Section 10.08), an account statement (and any related information) in respect of each ECF Account.

(b) Furnish the Administrative Agent as soon as available, but in any event within ten (10) Business Days after the end of the Fiscal Quarter of the Borrowers, a certificate (which may be in the form of a Compliance Certificate) signed by the Chief Financial Officer or Controller of the Parent Borrower and setting forth the Excess Cash Flow for such Fiscal Quarters and accompanied by a calculation thereof.

SECTION 10.15. ERISA Notices and Requests.

If it could reasonably result in a Material Adverse Effect (a) furnish the Administrative Agent with prompt written notice (but no later than five (5) Business Days following knowledge of an event) in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, or notice that a Termination Event is reasonably likely to occur, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, Department of Labor or PBGC with respect thereto, (ii) any Borrower knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur; (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the

Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice, (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment, or (xi) any Borrower or any member of the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA.

(b) At any time after the date of this Agreement, the Borrowers, any or their Restricted Subsidiaries or any member of the Controlled Group maintains, or contributes to (or incurs an obligation to contribute to), a Pension Benefit Plan or Multiemployer Plan which is not set forth in Schedule 7.08(d), then the Borrowers shall deliver to the Administrative Agent an updated Schedule 7.08(d) as soon as practicable, and in any event within twenty (20) days after the Borrowers, such Restricted Subsidiary or such member of the Controlled Group maintains or contributes (or incurs an obligation to contribute) thereto.

SECTION 10.16. Financial Disclosure. Hereby irrevocably authorizes and directs all accountants and auditors employed by it at any time to exhibit and deliver to Administrative Agent and each Lender copies of any of its financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to the Administrative Agent and each Lender any information such accountants may have concerning its financial status and business operations, other than any disclosure of information (a) material to the Parent Guarantor’s and its Restricted Subsidiaries’ business if such disclosure would result in the loss of the applicable accountant client privilege (if any) or (b) which disclosure would violate in any material respect confidentiality obligations owing to a third party.

SECTION 10.17. Inspection of Premises. At all reasonable times, furnish the Administrative Agent and each Lender full access to and the right to audit, check, inspect and make abstracts and copies from each of its books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each its business (other than any information protected by attorney-client privilege or the disclosure of which would violate confidentiality obligations owed to third parties); provided that, the Administrative Agent and Lenders shall use commercially reasonable efforts to minimize any disruption to its normal business operations resulting from such access and activities. To the extent such access does not disrupt the normal business operations of any Loan Party and its Restricted Subsidiaries, the Administrative Agent and Lenders and their agents may enter (upon prior written notice and at its own expense in the absence of a continuing Event of Default) upon any premises of any such Person at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Person’s business.

SECTION 10.18. Unrestricted Subsidiaries. Simultaneously with the delivery of each set of financial statements referred to in Sections 10.06, 10.07 and 10.08, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

SECTION 10.19. Appraisals. The Administrative Agent may, at the direction of the Required Lenders, at any time after the Closing Date, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to the Administrative Agent and the Required Lenders, for the purpose of appraising the then current values of the Collateral; provided that, so long as no Event of Default shall have occurred and be continuing, (x) the Loan Parties shall not be obligated to pay or reimburse the Administrative Agent or the Required Lenders for more than one such appraisal conducted in any consecutive 365 day period commencing on the Closing Date and (y) the Administrative Agent shall use commercially reasonable efforts to cooperate and coordinate with the NPA Agent in respect of any appraisal being conducted by or on its behalf. Absent the occurrence and during the continuance of an Event of Default at such time, the Administrative Agent and the Required Lenders shall consult with the Loan Parties as to the identity of any such firm.

SECTION 10.20. Additional Documents. Execute and deliver to the Administrative Agent, upon request, such documents and agreements as the Administrative Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

ARTICLE XI

EVENTS OF DEFAULT

Upon the occurrence of any one or more of the following specified events (each, an “Event of Default”):

SECTION 11.01. Nonpayment. Failure by any Borrower to (a) pay any principal on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or (b) pay when due any other liabilities or make any other payment, fee or charge provided for herein when due or in any other Credit Document and such failure to pay when due any amount described in this clause (b) shall continue for three (3) Business Days;

SECTION 11.02. Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any other Credit Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

SECTION 11.03. Financial, Business and Other Information. Failure by any Loan Party to (i) furnish the information pursuant to Sections 10.04 or 10.14 when due, (ii) furnish financial and other information pursuant to Sections 8.15(f), 10.01, 10.03, 10.05, 10.06, 10.07, 10.08, 10.11, 10.12, 10.16 or 10.17 (other than with respect to books and records) when due or when requested which is unremedied for a period of ten (10) Business Days, or (iii) promptly permit the inspection, conducted in accordance with the terms of Section 10.17, of its books or records;

SECTION 11.04. Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against any Loan Party’s Inventory, Receivables or against a portion of any Loan Party’s other property, such Lien, levy, assessment, injunction or attachment is not stayed or lifted within thirty (30) days, and the imposition or issuance thereof is reasonably likely to have a Material Adverse Effect;

SECTION 11.05. Noncompliance.

(a) Failure or neglect of any Borrower or any Guarantor to perform, keep or observe any term, provision, condition, or covenant contained in any of Sections 2.20(b), 8.02(b) (as it relates to the existence of the Borrowers), 8.03, 8.05, 10.04 or 10.15 or Article IX and (b) except as otherwise provided in Sections 11.01, 11.02, 11.03 and 11.05(a), failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant, contained in this Agreement or in any other Credit Document which is not cured within thirty (30) days after the earlier of the date on which (i) a Responsible Officer of a Loan Party becomes aware of such failure and (ii) notice thereof shall have been given to the Borrowers by the Administrative Agent;

SECTION 11.06. Failure to Maintain Fracking Fleets. Failure or neglect of any Borrower or any Restricted Subsidiary to perform, keep or observe any term, provision, condition, or covenant contained in any of Sections 8.02(e) or (f) which is not cured within thirty (30) days after the earlier of the date on which (i) a Responsible Officer of a Loan Party becomes aware of such failure and (ii) notice thereof shall have been given to the Borrowers by the Administrative Agent;

SECTION 11.07. Judgments. Any judgments or judgments are rendered against the Parent Guarantor or any of its Restricted Subsidiaries for an aggregate amount in excess of $7,500,000 or against the Parent Guarantor and all of its Restricted Subsidiaries for an aggregate amount in excess of $7,500,000 and (a) enforcement proceedings shall have been commenced by a creditor upon such judgment, (b) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (c) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance); provided, however, that any such judgment shall not give rise to an Event of Default under this Section 11.07 for so long as (i) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (ii) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

SECTION 11.08. Bankruptcy. Any Borrower or any of its Restricted Subsidiaries shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (d) be adjudicated a bankrupt or insolvent, (e) file a petition seeking to take advantage of any other law providing for the relief of debtors, (f) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (g) take any action for the purpose of effecting any of the foregoing;

SECTION 11.09. Inability to Pay. Any Loan Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

SECTION 11.10. Lien Priority. Any Lien created hereunder or provided for hereby or under any other Credit Document for any reason (other than the failure of the Administrative Agent to make such filings or take such required actions that it agreed in writing to undertake) becomes impaired or ceases to be or is not a valid and perfected Lien having a first priority interest (or, so long as the Revolving Credit Facility has not been terminated, with respect to the RCF Priority Collateral, a valid and perfected second priority interest), which impairment or failure to be valid, perfected or having the priority required (x) involves Collateral with a fair market value in excess of $250,000, or (y) is not cured within five (5) Business Days after the earlier of the date on which (i) a Responsible Officer of a Loan Party becomes actually aware of such failure and (ii) written notice thereof shall have been given to any Borrower by the Administrative Agent, provided that, solely with respect to any Unfiled Title Assets in respect of which a mandatory prepayment was made Section 5.02(g) or Section 5.02(h), no Default or Event of Default shall exist under this Section 11.11 so long as the Parent Guarantor and its Restricted Subsidiaries are using commercially reasonable efforts to Perfect by Filing each of the Unfiled Title Assets, provided further that, once such perfection occurs, each Unfiled Title Asset shall be subject to this Section 11.10;

SECTION 11.11. Cross Default.

(a) Any “event of default” under (A) the Note Purchase Agreement (other than as set forth in Section 11.11(b)), (B) the RCF Agreement or (C) to the extent having an aggregate outstanding principal amount in excess of $7,500,000, any other Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries (Indebtedness under any of clauses (A), (B) or (C), “Subject Indebtedness”), for which the Parent Guarantor or any of its Restricted Subsidiaries fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any such Subject Indebtedness), or any other event or circumstance which would accelerate or permit the holders of any such Subject Indebtedness to accelerate such Subject Indebtedness (and/or the obligations of the Parent Guarantor or such Restricted Subsidiary thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Subject Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Subject Indebtedness), in any such case after giving effect to any applicable grace or cure periods;

(b) Any “event of default” resulting in a breach of Section 6.15 of the Note Purchase Agreement and the holder of such Subject Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Subject Indebtedness.

SECTION 11.12. Termination of Guaranty or Security Document. Termination (other than in accordance with the terms thereof) by any Loan Party of any Guaranty, Security Document or similar agreement executed and delivered to the Administrative Agent in connection with the Obligations of any Borrower, or if any Loan Party attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Security Document or similar agreement;

SECTION 11.13. Change of Ownership. Any Change of Control shall occur;

SECTION 11.14. Invalidity. Any material provision of this Agreement or any other Credit Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor (except in accordance with its terms), or any Borrower or any Guarantor shall so claim in writing to the Administrative Agent or any Lender;

SECTION 11.15. Abandonment. Any Event of Abandonment shall occur and is continuing;

SECTION 11.16. Governmental Bodies. Any Loan Party shall have failed to obtain, maintain or comply with the terms and conditions of the Consent of any Governmental Body, where such failure to obtain, maintain or comply would reasonably be likely to have a Material Adverse Effect;

SECTION 11.17. Pension Plans. An event or condition specified in Section 7.08(d) or Section 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, a liability to a Plan or the PBGC (or both) which would have or be reasonably likely to have a Material Adverse Effect; or

SECTION 11.18. Anti-Money Laundering/International Trade Law Compliance. Any representation or warranty contained in Section 7.21 is or becomes false or misleading at any time; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Term Note to enforce its claims against any Loan Party (provided that, if an Event of Default specified in Section 11.08 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Tem Loan Commitment terminated, whereupon all Term Loan Commitments of each Lender shall forthwith terminate immediately and any Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Term Loans and the Term Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (iv) enforce each Guaranty.

ARTICLE XII

THE ADMINISTRATIVE AGENT

SECTION 12.01. Appointment. The Lenders hereby irrevocably designate and appoint CLMG Corp. as Administrative Agent (for purposes of Article XII and Section 13.01, the term “Administrative Agent” also shall include CLMG Corp. in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Term Note by the acceptance of such Term Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

SECTION 12.02. Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their fraud, gross negligence willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Term Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

SECTION 12.03. Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Term Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Parent Guarantor and its Restricted Subsidiaries in connection with the making and the continuance of the Term Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Parent Guarantor and its Restricted Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Term Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Term Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Parent Guarantor or any of its Restricted Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Parent Guarantor or any of its Restricted Subsidiaries or the existence or possible existence of any Default or Event of Default.

SECTION 12.04. Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Term Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

SECTION 12.05. Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon the advice of counsel selected by the Administrative Agent.

SECTION 12.06. Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the required for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) fraud, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 12.07. The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Term Loans, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders”, “Holders of Term Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

SECTION 12.08. Holders. The Administrative Agent may deem and treat the payee of any Term Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Term Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Term Note or of any Term Note or Term Notes issued in exchange therefor.

SECTION 12.09. Resignation by the Administrative Agent.

(a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.07 then exists, the Borrowers. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrowers, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrowers’ approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed, provided that the Borrowers’ consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Article XII (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

SECTION 12.10. Collateral Matters.

(a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Term Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Term Loan Commitments and payment and satisfaction of all of the Obligations (other than indemnification obligations not due and payable) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Parent Guarantor and its Restricted Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.01(b), (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.13) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, including, upon request by the Loan Parties, permitting any Mortgaged Property to become subject to certain Permitted Encumbrances of the type described in clause (h) of such defined term with the limitations and provisos provided therein, the Collateral Agent may act in any manner it may deem appropriate, in its sole but good faith discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d) Anything contained in any of the Credit Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral under any Credit Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof.

SECTION 12.11. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Restricted Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 12.12. Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Body asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by the Borrowers, any Guarantor or the relevant Lender.

SECTION 12.13. Delegation of Duties. Each of the Administrative Agent and Collateral Agent may perform any and all of its respective duties and exercise its respective rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article XII shall apply to any such sub-agent and to the Affiliates of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities as the Administrative Agent or the Collateral Agent, as applicable. Each of the Administrative Agent and Collateral Agent shall not be responsible for the negligence or misconduct of its sub-agents, if any, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent or Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Payment of Expenses, Etc.

(a) Each Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay on the Closing Date all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, (ii) pay on demand following the Closing Date all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s consultants) in connection with the preparation, execution, delivery and administration of any amendment, waiver or consent relating hereto or thereto and (iii) pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the enforcement of, and protection of rights under, this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

(b) Each Loan Party agrees to indemnify the Administrative Agent, the Collateral Agent and each Lender, and each of their respective affiliates, successors and assigns and the officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors of each of the foregoing (each, an “Indemnified Party”) from and hold each of them harmless against all reasonable and reasonably documented out-of-pocket costs, expenses (but limited, so long as no Default or Event of Default has occurred and is continuing, in the case of legal fees and expenses, to the reasonable and reasonably documented out-of-pocket costs and expenses of one counsel to the Administrative Agent and the Lenders, taken as a whole, and, if necessary, of one local counsel to the Administrative Agent and the Lenders taken as a whole, in any relevant jurisdiction, and solely, in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the Lenders, taken as a whole) and actual and direct losses (other than lost profits) of such Indemnified Party arising out of or relating to any claim or any litigation, investigation or other proceeding that relates to the transactions contemplated by this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, including the making of the Term Loans contemplated hereby, except, in the case of any Indemnified Party, to the extent they arise from (i) the fraud, gross negligence or willful misconduct of such indemnified person (or respective affiliates and their respective officers, directors, employees, advisors and agents), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) material breach of this Agreement by such Indemnified Party (or respective affiliates and their respective officers, directors, employees, advisors and agents), (iii) any disputes solely among the Indemnified Parties and not arising out of any act or omission of the Borrowers or any of their affiliates or of the Administrative Agent acting in its capacity as such or in any similar capacity under this Agreement, or (iv) entering into a settlement agreement related thereto without the written consent of the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed). To the extent that the undertaking to indemnify, pay or hold harmless the Indemnified Parties set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS: NONE OF THE LENDER PARTIES, THE INDEMNIFIED PARTIES OR ANY LOAN PARTY (OR ANY OF SUCH LOAN PARTY’S RESPECTIVE AFFILIATES AND SUBSIDIARIES OR ANY OF THE RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ADVISORS, AND AGENTS OF THE FOREGOING) SHALL BE LIABLE TO ANY PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (WHICH SHALL EXCLUDE DAMAGES INCURRED OR PAID BY ANY INDEMNIFIED PARTY TO ANY THIRD PARTY) IN CONNECTION WITH THEIR RESPECTIVE ACTIVITIES RELATED TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY, THE TERM LOANS OR OTHERWISE IN CONNECTION WITH THE FOREGOING.

(d) No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Party results from such Indemnified Party’s fraud, gross negligence, or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 13.02. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Parent Guarantor or any of its Restricted Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

SECTION 13.03. Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and mailed, telecopied, or delivered: if to any Loan Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 1.01(b); and if to the Administrative Agent, at the Notice Office; or, as to any Loan Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrowers and the Administrative Agent. All such notices and communications shall, when mailed, telecopied, or sent by overnight courier, be effective when deposited in the mails, or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrowers shall not be effective until received by the Administrative Agent or the Borrowers, as the case may be.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2.02 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, Parent Guarantor and the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 13.04. Benefit of Agreement; Assignments; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, unless otherwise expressly permitted by Section 9.01, no Loan Party hereto may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Term Loans hereunder except as provided in Sections 2.12 and 13.04(e)) and the participant shall not constitute a “Lender” hereunder and, provided further, that any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Credit Document and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided further that such agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver to the extent such amendment, modification or waiver would (i) extend the final scheduled maturity of any Term Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or a mandatory prepayment of the Term Loans shall not constitute a change in the terms of such participation, and that an increase in any Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Parent Guarantor or any Borrower of any of its respective rights and obligations under this Agreement or (iii) release a material portion of the value of the Guarantees or a material portion of the Collateral;

provided, however, that, notwithstanding the foregoing, such agreement or instrument may provide that the applicable participant shall have the right to exercise additional voting rights hereunder to the extent necessary to ensure such sale is treated as a “true sale” under GAAP. In the case of any such participation, except as otherwise set forth in Section 13.04(f), the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Term Loans and related outstanding Obligations hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B) or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Term Loans and related outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any)), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 1.01(a) shall be deemed modified to reflect the outstanding Term Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Term Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrowers for any lost Term Note pursuant to a customary indemnification agreement) new Term Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Term Notes to be in conformity with the requirements of Section 2.04 (with appropriate modifications) to the extent needed to reflect the revised outstanding Term Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists, the Borrowers, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 in connection with any such assignment pursuant to clause (y) above, and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.16. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned outstanding Term Loans. To the extent that an assignment of all or any portion of a Lender’s Term Loans and related outstanding Obligations pursuant to Section 2.12 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.09 from those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its Term Loans and related outstanding Obligations hereunder to the Borrowers through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis or (y) open market purchase on a non pro rata basis; provided that (i) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so assigned or transferred to the Borrowers shall be deemed automatically cancelled and extinguished on the date of such assignment or transfer, (ii) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrowers and (iii) the Borrowers shall promptly provide notice to Administrative Agent and the Lenders of such assignment, transfer and cancellation of such Term Loans, and the Borrowers shall reflect the cancellation of the applicable Term Loans in the Register.

(d) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Term Loans and Term Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Term Loans and Term Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

(e) Any Lender which assigns all of its Term Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 5.04, 12.06, 13.01 and 13.04), which shall survive as to such assigning Lender.

(f) The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.09, 5.04 and 13.02 (subject to the requirements and limitations therein, including the requirements under Section 5.04(f) (it being understood that the documentation required under Section 5.04(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant agrees to be subject to the provisions of Section 2.12 as if it were an assignee under paragraph (b) of this Section 13.04. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

SECTION 13.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower or any other Loan Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

SECTION 13.06. Payments Pro Rata.

(a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment (including pursuant to Section 5.02(k))) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Term Loans or the Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Section 13.06(a) and (b) shall be subject to the express provisions of this Agreement which permit disproportionate payments with respect to the Term Loans as, and to the extent provided herein.

SECTION 13.07. Calculations; Computations.

(a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Parent Guarantor to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Sections 9.07 and 9.16 shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of Parent Guarantor referred to in Section 10.06 for the Fiscal Year ended December 31, 2015, (ii) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, (iii) to the extent expressly provided herein, certain calculations shall be made on a pro forma basis, and (iv) any lease of the Parent Guarantor or its Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute a Capitalized Lease under this Agreement or any other Credit Document as a result of any changes in GAAP occurring after the Closing Date.

(b) All computations of interest, the Exit Fee and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Base Rate, which shall be based on a year of 365 days) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, the Exit Fee or such other Fees are payable

(c) If at any time any change in GAAP would affect the computation of any financial covenant or requirement set forth in this Agreement or any other Credit Document, and Parent Borrower, so requests, the Administrative Agent and the Parent Borrower shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such covenant or requirement will continue to be determined in accordance with GAAP prior to such change, and (ii) the Borrowers shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested by the Administrative Agent setting forth a reconciliation between calculations of such covenant or requirement made both before and after giving effect to such change in GAAP.

SECTION 13.08. Entire Agreement. This Agreement, the other Credit Documents and any agreement, document or instrument attached hereto or referred to herein (i) integrate all the terms and conditions mentioned herein or incidental hereto, (ii) supersede all oral negotiations and prior writings in respect to the subject matter hereof, and (iii) upon the occurrence of the Closing Date, supersede the Commitment Letter.

SECTION 13.09. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE PARTIES TO THIS AGREEMENT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE PARTIES TO THIS AGREEMENT. EACH OF THE PARTIES TO THIS AGREEMENT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO PARENT GUARANTOR OR THE BORROWERS AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL

AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST PARENT GUARANTOR OR ANY OF THE BORROWERS IN ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN SECTION 13.09(a) AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 13.10. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Any signature delivered by a party by facsimile or electronic transmission (including portable document format (“pdf”)) shall be deemed to be an original signature hereto.

SECTION 13.11. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 13.12. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

SECTION 13.13. Amendment or Waiver, Etc.

(a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Loan Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Restricted Subsidiaries of the Borrowers may be released from the Subsidiary Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Loan Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected in the case of following clauses (i) and (v)): (i)(x) extend the final scheduled maturity of any Term Loan, (y) or reduce the rate or extend the time of payment of interest thereon or Fees obligations

(except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the payment of interest thereon or Fees obligations, (ii) release of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral, (iii) amend, modify or waive any provision of this Section 13.13(a), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders, (v) amend, modify or waive any provision herein that would have the effect of imposing additional restrictions on any Lender’s ability to assign any of its rights or obligations hereunder in accordance with the terms hereof, (vi) amend, modify or waive any provision that would permit the incurrence of additional Indebtedness that is secured by Liens on assets that are pari passu to the Liens on the Collateral and is not permitted by the terms hereof on the Closing Date or (vii) amend, modify or waive any provision of Section 13.06; provided further, that no such change, waiver, discharge or termination shall (1) without the consent of the Administrative Agent, amend, modify or waive any provision of Article XI or any other provision as same relates to the rights or obligations of the Administrative Agent or (2) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b) Notwithstanding anything to the contrary contained in this Section 13.13, (x) Security Documents and related documents executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrowers without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Closing Date, the Administrative Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents.

SECTION 13.14. Survival. All indemnities (other than those provided under Section 5.04) set forth herein including, without limitation, in Sections 2.09, 2.10, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Term Notes and the making and repayment of the Obligations.

SECTION 13.15. Domicile of Term Loans. Each Lender may transfer and carry its Term Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Term Loans pursuant to this Section 13.15 would, at the time of such transfer, result in increased costs under Sections 2.09, 2.10 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

SECTION 13.16. Register. The Borrowers hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.16, to maintain a register (the “Register”) on which it will record the Term Loan Commitments from time to time of each of the Lenders, the Term Loans made by each of the Lenders and each repayment in respect of the principal amount of the Term Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Term Loans. With respect to any Lender, the transfer of the Term Loan Commitments of such Lender and the rights to the principal of, and interest on, any Term Loan made pursuant to such Term Loan Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Term Loan Commitments and Term Loans and prior to such recordation all amounts owing to the transferor with respect to such Term Loan Commitments and Term Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Term Loan Commitments and Term Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Term Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Term Note (if any) evidencing such Term Loan, and thereupon one or more new Term Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrowers agree to indemnify the Administrative Agent (in the manner and to the extent set forth in Section 13.01(b)) from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.16.

SECTION 13.17. Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 13.17, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of Parent Guarantor (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.17 to the same extent as such Lender) any information with respect to Parent Guarantor or any of its Restricted Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.17(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.17 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Term Notes or Term Loan Commitments or any interest therein by such Lender, provided that such prospective transferee or participant agrees to be bound by the confidentiality provisions contained in this Section 13.17.

(b) Each of Parent Guarantor and the Borrowers hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Parent Guarantor or any of its Restricted Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Parent Guarantor and its Restricted Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.17 to the same extent as such Lender.

SECTION 13.18. Special Provisions Regarding Pledges of Equity Interests in, and Promissory Term Notes Owed by, Persons Not Organized in the United States. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Loan Parties require that, among other things, promissory notes executed by, and other Equity Interests in, various Persons owned by the respective Loan Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Loan Party shall be required to take all actions under the laws of the jurisdiction in which such Loan Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of the United States and any State thereof to perfect the security interests in the Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said Equity Interests or promissory notes are owned by any Loan Party). Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or capital stock or other Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Closing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Equity Interests are pledged, under the Security Documents. The Borrowers hereby agree that, following any reasonable request by the Administrative Agent or the Required Lenders to do so, the Borrowers will take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or the Required Lenders to be necessary in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions. If requested to do so pursuant to this Section 13.18, all such actions shall be taken in accordance with the provisions of this Section 13.18 and within the time periods set forth therein. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to capital stock of, other Equity Interests in, and promissory notes issued by, Persons organized under laws of jurisdictions other than the United States and any State thereof) not required to be taken in accordance with the provisions of this Section 13.18, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of Section 8.10 and this Section 13.18.

SECTION 13.19. Patriot Act. Each Lender subject to the USA PATRIOT ACT hereby notifies Parent Guarantor and the Borrowers that pursuant to the requirements of the USA PATRIOT ACT, it is required to obtain, verify and record information that identifies Parent Guarantor, the Borrowers and the other Loan Parties and other information that will allow such Lender to identify Parent Guarantor, the Borrowers and the other Loan Parties in accordance with the USA PATRIOT ACT.

ARTICLE XIV

PARENT GUARANTY

SECTION 14.01. Guaranty. In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to extend credit hereunder, and in recognition of the direct benefits to be received by Parent Guarantor from the proceeds of the Term Loans, Parent Guarantor hereby agrees with the Guaranteed Creditors as follows: Parent Guarantor hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Borrowers to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of the Borrowers to the Guaranteed Creditors becomes due and payable hereunder, Parent Guarantor, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent for the account of each Guaranteed Creditor, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any of the Borrowers), then and in such event Parent Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Parent Guarantor, notwithstanding any revocation of this Parent Guaranty or other instrument evidencing any liability of the Borrowers, and Parent Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

SECTION 14.02. Bankruptcy. Additionally, Parent Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrowers upon the occurrence of any of the events specified in Section 11.08, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

SECTION 14.03. Nature of Liability. The liability of Parent Guarantor hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of Parent Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Borrowers or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrowers, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Parent Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 14.05, or Section 12.05 any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

SECTION 14.04. Independent Obligation. The obligations of Parent Guarantor hereunder are independent of the obligations of any other guarantor, any other party or the Borrowers, and a separate action or actions may be brought and prosecuted against Parent Guarantor whether or not action is brought against any other guarantor, any other party or the Borrowers and whether or not any other guarantor, any other party or the Borrowers be joined in any such action or actions. Parent Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrowers or other circumstance which operates to toll any statute of limitations as to any Borrowers shall operate to toll the statute of limitations as to Parent Guarantor.

SECTION 14.05. Authorization. Parent Guarantor authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Parent Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the Borrowers, any other Loan Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, any of the Borrowers, other Loan Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrowers to the Guaranteed Creditors regardless of what liability or liabilities of the Borrowers remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Swap Contract or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Swap Contract or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Parent Guarantor from its liabilities under this Parent Guaranty.

SECTION 14.06. Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Parent Guarantor or any of its Restricted Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

SECTION 14.07. Subordination. Any indebtedness of any Borrower now or hereafter owing to Parent Guarantor is hereby subordinated to the prior payment in full of the Guaranteed Obligations owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists and is continuing, all such indebtedness of any Borrower to Parent Guarantor shall be collected, enforced and received by Parent Guarantor for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Parent Guarantor under the other provisions of this Parent Guaranty. Prior to the transfer by Parent Guarantor of any note or negotiable instrument evidencing any such indebtedness of any Borrower to Parent Guarantor, Parent Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Parent Guarantor hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Parent Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been paid in full.

SECTION 14.08. Waiver.

(a) Parent Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Parent Guarantor waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of the Borrowers, Parent Guarantor, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of Parent Guarantor hereunder except to the extent the Guaranteed Obligations have been paid. Parent Guarantor waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Parent Guarantor against any Borrower or any other party or any security.

(b) Parent Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Parent Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Parent Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Parent Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise Parent Guarantor of information known to them regarding such circumstances or risks.

SECTION 14.09. Payments. All payments made by Parent Guarantor pursuant to this Article XIV shall be made in Dollars and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 5.03 and 5.04.

SECTION 14.10. Maximum Liability under Parent Guaranty. It is the desire and intent of Parent Guarantor and the Guaranteed Creditors that this Parent Guaranty shall be enforced against Parent Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Parent Guarantor under this Parent Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Parent Guarantor’s obligations under this Parent Guaranty shall be deemed to be reduced and Parent Guarantor shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

SECTION 14.11. LIMITATION OF LIABILITY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS: (A) WITHOUT LIMITING

SECTION 13.01(C), NONE OF THE ADMINISTRATIVE AGENT, THE LENDER PARTIES OR ANY INDEMNIFIED PARTY SHALL BE SUBJECT TO ANY EQUITABLE REMEDY OR RELIEF, INCLUDING SPECIFIC PERFORMANCE OR INJUNCTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; (B) NONE OF THE ADMINISTRATIVE AGENT, THE LENDER PARTIES OR ANY INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO THE LOAN PARTIES, FOR DAMAGES OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY UNTIL THE CLOSING DATE; AND (C) IN NO EVENT SHALL THE LIABILITY OF THE LENDER PARTIES (TAKEN TOGETHER) TO THE LOAN PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR FOR FAILURE TO FUND ANY TERM LOAN EXCEED THE LESSER OF (I) THE ACTUAL DIRECT DAMAGES INCURRED BY THE LOAN PARTIES IN THE AGGREGATE AND (II) $20,000,000 IN THE AGGREGATE.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

2121 Sage Road, Suite 370 Houston, Texas 77056	KGH INTERMEDIATE HOLDCO II, LLC, as Parent Borrower

	By:	/s/ GREGORY POWELL
		Name:	Gregory Powell
		Title:	Vice President and Chief Financial Officer

2121 Sage Road, Suite 370 Houston, Texas 77056	KEANE FRAC, LP, as Opco Borrower

	By:	Keane Frac GP, LLC, its General Partner

	By:	KGH Intermediate Holdco II, LLC, its Managing Member

	By:	/s/ GREGORY POWELL
		Name:	Gregory Powell
		Title:	Vice President and Chief Financial Officer

2121 Sage Road, Suite 370 Houston, Texas 77056	KGH INTERMEDIATE HOLDCO I, LLC, as Parent Guarantor

	By:	/s/ GREGORY POWELL
		Name:	Gregory Powell
		Title:	Vice President and Chief Financial Officer

BEAL BANK USA, as Lender

By:	/s/ JACOB CHERNER
	Name:	Jacob Cherner
	Title:	Authorized Signatory

CLMG CORP., as Administrative Agent

By:	/s/ JAMES ERWIN
	Name:	James Erwin
	Title:	President